      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 7, 1998



                                                      REGISTRATION NO. 333-52899

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                          GIGA INFORMATION GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                      8732                                     06-1422860
     (STATE OR OTHER JURISDICTION OF               (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
      INCORPORATED OR ORGANIZATION)                CLASSIFICATION CODE NUMBER)                    IDENTIFICATION NUMBER)

                            ------------------------

       ONE LONGWATER CIRCLE, NORWELL, MASSACHUSETTS 02061 (781) 982-9500 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               GIDEON I. GARTNER
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          GIGA INFORMATION GROUP, INC.
                              ONE LONGWATER CIRCLE
                  NORWELL, MASSACHUSETTS 02061 (781) 982-9500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

                     GERALD S. BACKMAN, P.C.                                           ALEXANDER D. LYNCH, ESQ.
                   WEIL, GOTSHAL & MANGES LLP                                          LUCI STALLER ALTMAN, ESQ.
                        767 FIFTH AVENUE                                            BROBECK, PHLEGER & HARRISON LLP
                  NEW YORK, NEW YORK 10153-0119                                        1633 BROADWAY, 47TH FLOOR
                         (212) 310-8000                                                NEW YORK, NEW YORK 10019
                                                                                            (212) 581-1600

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED JULY 7, 1998


                                3,000,000 SHARES


                                    [LOGO]

                                  COMMON STOCK
                            ------------------------


     All of the 3,000,000 shares of Common Stock, par value $0.001 per share (the 'Common Stock'), offered hereby are being sold by Giga Information Group, Inc., a Delaware corporation (together with its subsidiaries, 'Giga' or the 'Company'). Prior to this offering (the 'Offering'), there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $12.00 and $14.00 per share. See 'Underwriting' for a discussion of the factors to be considered in determining the initial public offering price.


     The Company has applied for inclusion of the Common Stock on the Nasdaq National Market under the symbol 'GIGX.'
                            ------------------------


     SEE 'RISK FACTORS' ON PAGES 7 THROUGH 14 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

                            ------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
           HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
            OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

[CAPTION]

                                          PRICE TO           UNDERWRITING DISCOUNTS         PROCEEDS TO
                                           PUBLIC              AND COMMISSIONS(1)            COMPANY(2)
Per Share.......................       $                         $                         $
Total(3)........................    $                         $                         $

(1) See 'Underwriting' for information relating to indemnification of the Underwriters.

(2) Before deducting expenses payable by the Company estimated at $           .


(3) The Company has granted the Underwriters an option exercisable within 30 days of the date hereof, to purchase up to an aggregate of 450,000 additional shares of Common Stock, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be
    $       , $       and $       , respectively. See 'Underwriting.'

                            ------------------------

     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made against payment therefor at the offices of Friedman, Billings, Ramsey & Co., Inc., Arlington, Virginia, or in book entry form through the book entry facilities of
the Depositary Trust Company, on or about             , 1998.


FRIEDMAN, BILLINGS, RAMSEY & CO., INC.        PRUDENTIAL SECURITIES INCORPORATED


              The date of this Prospectus is                , 1998

             [PHOTO DEPICTING THE COMPANY'S GIGAWEB USER INTERFACE]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING.'

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Company's Consolidated Financial Statements (the 'Consolidated Financial Statements') and notes thereto appearing elsewhere in this Prospectus. Unless the context otherwise requires, references in this Prospectus to 'Giga' or the 'Company' are to Giga Information Group, Inc., a Delaware corporation, and its direct and indirect subsidiaries. Unless otherwise indicated, the information contained in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) reflects the automatic conversion of all outstanding shares of the Company's Series A, Series B, Series C and Series D Preferred Stock (the 'Convertible Preferred Stock') into an aggregate of 4,686,784 shares of Common Stock upon the closing of the Offering (the 'Preferred Conversion'), (iii) reflects the repayment (the 'Bridge Repayment') of convertible promissory notes in the aggregate principal amount of $10.0 million (the 'Bridge Notes') issued in April 1998, (iv) reflects the filing by the Company, upon the closing of the Offering, of an amended and restated certificate of incorporation (the 'Restated Certificate'), (v) reflects a one-for-three reverse stock split of the Common Stock (the 'Reverse Stock Split') to be effected prior to the closing of this Offering and (vi) has been adjusted to reflect a four-for-one stock split of the Common Stock effected as a stock dividend in November 1995 (the 'Stock Split').


                                  THE COMPANY

     The Company provides objective analyses and advice relating to developments and trends in the computing, telecommunications and related industries (collectively, the 'Information Technology' or 'IT' industries) to assist its customers in making technology-related decisions. IT is critical to the competitiveness and long-term viability of a wide range of organizations. The Company believes information overload, confusion and anxiety exists among IT decision-makers. As a result, an increasing number of organizations are turning to Continuous Information Service ('CIS') providers to monitor and analyze IT developments and to identify trends to support such organization's IT decision-making needs.

     Giga was founded by Gideon I. Gartner, who in 1979 founded Gartner Group, Inc., a CIS provider. Building on his extensive experience and success in the CIS industry, Mr. Gartner formed Giga with the objective of creating a new approach toward addressing the CIS needs of users and vendors of IT products and services. Giga has developed a range of innovative Continuous Information Services, as well as an effective, electronic information delivery mechanism, designed to provide integrated IT analyses and advice.


     Foremost among these innovations is the Company's unified advisory service ('Advisory Service') through which IT research and analysis are offered to customers as a single service intended to encompass the variety of IT coverage offered by other CIS providers through multiple and fragmented services. This original research and advice is provided by a staff of experienced industry analysts. To complement Giga's analysts, the Company provides its Advisory Service customers with access to an extensive network of external IT practitioners ('ExperNet'). These practitioners have current experience in diversified segments of the IT industry, which the Company believes cannot be efficiently covered by the traditional CIS approach.


     The Company also provides 'Continuous Advisory Consulting' services, a valuable complement to Giga's Advisory Service inquiry process, which enable customers to request more in-depth analysis targeted at the application of technology to their specific situation. Continuous Advisory Consulting services, which are provided on an on-going basis, may include assessments of strategic technology planning, implementation issues surrounding a major technology migration, or a vendor's marketing plan.

     The Company has also introduced its 'IT Practice Services,' which integrate the results of documented surveys of the successful operating practices and techniques of IT professionals ('best practices') with strategic consulting, to allow customers to leverage the proven practices of their peers. Each IT Practice Service is designed to address issues faced by an executive in a specific job function within an organization. For example, the Company's 'Year 2000 Practices' is designed for the executive in charge of an organization's year 2000 activities.

     The Company organizes and sponsors a range of events on significant IT industry issues and trends, and produces publications based on conference topics or current IT issues (collectively, 'Events and Publications'). For example, the Company hosts its flagship annual conference, GigaWorld IT Forum, at which Giga's analysts present and update their most important research findings and recommendations and meet one-on-one in advisory sessions with clients.

     Giga has designed its innovative Advisory Service model to capitalize on the capabilities of the Internet. Advisory Service research is accessed and customized through the Company's intelligent, Internet-based information delivery interface ('GigaWeb'). GigaWeb is designed to make it easy and efficient for a customer to navigate through the full spectrum of Giga's original research and third party content, together with access to human expertise. In addition, the Company maintains an authoring environment and advanced client interface designed for electronic delivery and encourages collaboration among analysts and clients, which is facilitated through the Internet.

     Giga's objective is to become the leading third generation CIS provider, offering a significant price/performance advantage over its competitors. Key elements of the Company's strategy are to (i) utilize and enhance its price/performance advantage to increase the range of companies which can afford CIS products, (ii) leverage its existing customer base by providing non-advisory additional services such as IT Practice Services and Continuous Advisory Consulting, (iii) increase the number of Advisory Service subscribers within an organization and (iv) expand its worldwide distribution both domestically and internationally.

     The Company's executive offices are located at One Longwater Circle, Norwell, Massachusetts 02061 and its telephone number is (781) 982-9500.


                                  RISK FACTORS



     An investment in the Common Stock offered hereby involves a high degree of risk. These risk factors include, but are not limited to, the following: the Company's prior losses and anticipation of future losses; the Company's need to attract and retain qualified personnel; the Company's dependence on sales and renewals of subscription-based services; the Company's ability to manage growth; the Company's future capital needs and the risks of working capital deficiency; the Company's dependence on key personnel; competition; the risks associated with the development of new services and products; the potential for significant fluctuations in quarterly operating results; uncertainties relating to proprietary rights; the Company's dependence on the Internet infrastructure; the risk of system failure; the risks related to content; and the risks associated with international operations. For a discussion of these and other risks, see 'Risk Factors' beginning on page 7.


                                  THE OFFERING


Common Stock offered hereby........................  3,000,000 shares
Common Stock to be outstanding after the
  Offering.........................................  9,871,338 shares(1)
Use of Proceeds....................................  To repay indebtedness, and for capital expenditures, working capital and other general corporate purposes. See
                                                     'Use of Proceeds.'
Proposed Nasdaq National Market symbol.............  GIGX


------------------

(1) Based on shares outstanding as of June 30, 1998. Excludes (i) 1,278,977 shares of Common Stock issuable upon exercise of options outstanding as of June 30, 1998, with a weighted average exercise price of $2.91 per share;
    (ii) 856,755 shares of Common Stock reserved for issuance, as of June 30, 1998, under the Company's stock plans and (iii) 166,666, 35,959, 551,574 and 102,857 shares of Common Stock issuable upon exercise of warrants outstanding as of June 30, 1998, with exercise prices of $3.00, $13.875, $13.50 and $13.50 per share, respectively. See 'Management--Executive Compensation' and 'Description of Capital Stock.'

                            ------------------------

     GigaTel(Registered) is a registered trademark of the Company. The Company has several trademarks including, the GiGa Giga Information Group (and design)(Trademark), Giga Advisory Service(Trademark), GigaWeb(Trademark), Gigabots(Trademark), GigaNotes(Trademark), GigaWorld IT Forum(Trademark), IntraGiga(Trademark), IdeaBytes(Trademark) and ExperNet(Trademark). All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.

     This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Words such as 'expects,' 'anticipates,' 'intends,' 'plans,' 'believes,' 'seeks,' 'estimates' and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on current expectations, estimates and projections about the Company's business, and beliefs and assumptions made by management, all of which involve risks and uncertainties. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption 'Risk Factors,' which could cause actual results to differ materially from those indicated by such forward-looking statements.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                  PREDECESSOR COMPANIES(1)
                                                                                             COMPANY
                                  ------------------------   -----------------------------------------------------------------------
                                      YEAR       JANUARY 1     MARCH 17             YEAR ENDED               THREE MONTHS ENDED
                                     ENDED          TO            TO               DECEMBER 31,                   MARCH 31,
                                  DECEMBER 31,   APRIL 5,    DECEMBER 31,   --------------------------   ---------------------------
                                      1994         1995          1995           1996          1997          1997           1998
                                  ------------   ---------   ------------   ------------   -----------   ----------   --------------
                                                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Continuous information
    services....................    $     --      $    --      $     --       $  3,149     $    14,600   $    2,570     $    6,804
  Other services................       7,366        1,833         5,517          6,043           4,715        1,276          1,693
  Publications..................         800          283         1,442            946             344          180             55
                                  ------------   ---------   ------------   ------------   -----------   ----------   --------------
    Total revenues..............       8,166        2,116         6,959         10,138          19,659        4,026          8,552

Costs and expenses:
  Cost of services..............       5,143        1,182         4,707         12,336          12,477        3,202          4,391
  Cost of publications..........         446          240           346            790             174           75             71
  Sales and marketing...........       1,438          167         1,016          6,706          19,617        4,158          5,781
  Research and development......          --           --           348          1,789           1,975          659            339
  General and administrative....       4,027        1,047         5,760          9,739           6,419        1,061          1,339
  Depreciation and
    amortization................       2,943          215         1,387          2,391           2,810          634            385
                                  ------------   ---------   ------------   ------------   -----------   ----------   --------------
    Total costs and expenses....      13,997        2,851        13,564         33,751          43,472        9,789         12,306
                                  ------------   ---------   ------------   ------------   -----------   ----------   --------------
Loss from continuing operations,
  net of taxes..................      (4,663)        (503)       (5,366)       (22,702)        (23,130)      (5,689)        (3,807)
Income (loss) from discontinued
  operations, net of taxes......      (1,870)         651         1,644         (2,688)          1,313           --             --
                                  ------------   ---------   ------------   ------------   -----------   ----------   --------------
Net income (loss)...............      (6,533)         148        (3,722)       (25,390)        (21,817)      (5,689)        (3,807)
                                  ------------   ---------   ------------   ------------   -----------   ----------   --------------
                                  ------------   ---------   ------------   ------------   -----------   ----------   --------------
Historical results per common
  share-basic and diluted:
  Loss from continuing
    operations..................                                                                (11.16)                      (1.80)
  Income from discontinued
    operations..................                                                                    --                          --
  Income from disposal of
    discontinued operations.....                                                                  0.63                          --
                                                                                           -----------                --------------
  Net loss......................                                                                (10.53)                      (1.80)
                                                                                           -----------                --------------
                                                                                           -----------                --------------
Historical weighted average
  number of common shares
  outstanding:..................                                                             2,072,837                   2,115,837
Pro forma results per common
  share-basic and diluted(4):
  Loss from continuing
    operations..................                                                                 (3.42)                      (0.56)
  Income from discontinued
    operations..................                                                                    --                          --
  Income from disposal of
    discontinued operations.....                                                                  0.19                          --
                                                                                           -----------                --------------
  Net loss......................                                                                 (3.23)                      (0.56)
                                                                                           -----------                --------------
                                                                                           -----------                --------------
Pro forma weighted average
  number of common shares
  outstanding(4):...............                                                             6,759,621                   6,802,621


                                                                                                        MARCH 31, 1998
                                                                                           -----------------------------------------
                                                                                                            PRO        PRO FORMA AS
                                                                                             ACTUAL       FORMA(2)    ADJUSTED(2)(3)
                                                                                           -----------   ----------   --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...............................................................   $     1,753   $    3,753     $   29,148
Working capital (deficit)...............................................................       (13,821)     (11,821)        13,574
Total assets............................................................................        15,673       17,673         43,068
Deferred revenues.......................................................................        19,458       19,458         19,458
Long-term debt, less current portion....................................................           848          848            848
Total stockholders' equity (deficit)....................................................       (12,750)     (10,750)        24,645


                                                        (Footnotes on next page)

------------------
(1) Financial data included herein contains results of certain predecessor companies acquired by the Company in 1995. For a description of the predecessor companies and an explanation of the comparative periods presented herein, see 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Organization of the Company and Financial Statement Presentation.'
(2) Presented on a pro forma basis to give effect to the Series D Financing (as defined herein) and the Preferred Conversion. See 'Certain Transactions' and
    Note 20 to the Consolidated Financial Statements.

(3) Adjusted to give effect to the sale by the Company of 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share and the application of the estimated net proceeds therefrom. See 'Use of Proceeds' and 'Capitalization.'


(4) The pro forma results per common share and pro forma weighted average common shares outstanding reflect the conversion of all outstanding shares of Convertible Preferred Stock into Common Stock upon the closing of the Offering.

                                  RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the Common Stock offered hereby. This Prospectus contains certain statements of a forward-looking nature all of which involve risks and uncertainties and actual events or results may differ materially from the results discussed in such forward-looking statements.


PRIOR LOSSES AND ANTICIPATION OF FUTURE LOSSES



     Since its inception, the Company has incurred substantial costs to develop its Continuous Information Services, establish its GigaWeb system, build a management team and recruit, employ and train research analysts, sales personnel and support staff for its business. As a consequence, the Company has incurred substantial operating losses since its inception and, at March 31, 1998, had an accumulated deficit of $54.7 million. The Company expects to incur significant losses through at least fiscal 1998 as the Company expands and develops its services and products. The magnitude and duration of the Company's losses will depend on a number of factors both within and outside of the Company's control, principally the risk factors described below. In addition, the Company has significantly increased its operating expenses and expects to continue such increases in the future, primarily to expand its staff of research analysts and sales and support personnel and to further develop and enhance its services and its GigaWeb system. As a result, the Company may not be readily able to reduce or adjust expenses in the event that it does not generate planned revenues or if its revenues decrease. There can be no assurance when or if the Company will begin to generate revenue that is sufficient to achieve profitability, to maintain profitability on a quarterly or annual basis or to sustain or increase its revenue growth in future periods. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'


NEED TO ATTRACT AND RETAIN QUALIFIED PERSONNEL

     The Company's success will depend, in part, upon its ability to hire, train, motivate and retain a significant number of highly-skilled and experienced employees, particularly management, research analysts and sales personnel. The Company has experienced in the past, and may experience in the future, high levels of turnover of its personnel, particularly sales and marketing personnel. The Company has also experienced, and expects to continue to experience, intense competition for professional personnel with, among others, producers of IT services and products, management consulting firms and systems integrators. Many of these firms have substantially greater financial resources than the Company to attract and compensate qualified personnel. In addition, some of the Company's competitors require that their employees enter into non-competition agreements, the terms of which could prohibit such individuals for a period of time from working for the Company. There can be no assurance that the Company will be successful in attracting a sufficient number of highly-skilled employees in the future, or that it will be successful in training, motivating and retaining the employees it is able to hire, and any inability to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON SALES AND RENEWALS OF SUBSCRIPTION-BASED SERVICES; NEED TO ANTICIPATE CHANGING MARKET NEEDS


     The Company offers its Continuous Information Services on a subscription basis from which the Company derived 74% and 80% of total revenues for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively. Accordingly, the Company's prospects will depend on its ability to enter into a significant number of contracts for subscriptions to its services and to achieve and sustain high renewal rates, and no assurance can be given that it will be successful in doing so. The Company's ability to secure subscriptions and subscription renewals is dependent upon, among other things, its ability to deliver, through its Continuous Information Services, consistently high quality and timely analysis and advice with respect to issues, developments and trends in the IT industry that clients view as important. To deliver valuable analysis and advice on a sustained basis, the Company must, among other things, recruit and retain a large and growing number of highly talented professionals in a very competitive job market, understand and anticipate market trends so as to keep its analysis focused on the changing needs of its customers, and deliver services and products of sufficiently high quality on a timely basis to withstand competition. There can be no assurance that the Company will be able to achieve and sustain high subscription renewal rates or that the Company's employees will be able to achieve desired sales productivity levels. Any material decline in subscriptions and subscription renewal rates or the inability of the Company's employees to achieve desired sales productivity levels would have a material adverse effect on the Company's business, financial condition and results of operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

ABILITY TO MANAGE GROWTH

     The Company's planned expansion is expected to place a significant strain on the Company's financial, operational and managerial resources. To manage its expansion, the Company must continue to implement and improve its operations and financial systems and increase, train and manage its personnel. There can be no assurance that the Company's systems, procedures or controls currently in place will be adequate to support the Company's operations or that the Company will be able to implement additional systems successfully and in a timely manner if required. If the Company continues to grow, it will be required to expand its research staff, expand its sales and marketing force, recruit additional key management personnel, improve its operational and financial systems and train, motivate and manage additional employees. There can be no assurance that the Company will be able to manage these changes successfully. Any inability of the Company to manage its growth successfully could have a material adverse effect on the Company's business, financial condition and results of operations.

SUBSTANTIAL FUTURE CAPITAL NEEDS; RISKS OF WORKING CAPITAL DEFICIENCY


     The Company's business has significant fixed costs, primarily attributable to the costs associated with producing research to implement its single-service strategy, which provides for coverage of many of the IT sectors and contemplates broad direct distribution worldwide. The Company has spent substantial amounts to date on capital and operating expenditures which have contributed to an accumulated deficit of $54.7 million as of March 31, 1998. Furthermore, the Company expects capital and operating expenditures to increase due to numerous factors, including the Company's plans to increase marketing efforts for its Continuous Information Services, the expected costs to attract and retain qualified employees, including research and sales personnel, on a timely basis and the related costs of such efforts, the response of competitors to the Company's services, the Company's plans to develop and market new services and products, the further enhancement of the GigaWeb system and the Company's expansion of its international operations, and the continued acceptance by customers of annual membership agreements providing for advance payments rather than equal monthly installments or some other payment model. The Company anticipates funding its ongoing working capital needs principally through the net proceeds to the Company from the Offering. The Company believes that the net proceeds from the Offering (after repayment of the Bridge Notes described herein), together with the Company's existing cash and cash equivalents and cash generated from operations, after the repayment of other debt as it becomes due, will be sufficient to fund the Company's cash needs until at least the end of 1999. However, in the event that the Company encounters difficulties in collecting accounts receivable, experiences low or reduced subscription renewal rates or otherwise has revenues that are lower than planned, the Company might require additional working capital. As of May 31, 1998, the Company had, excluding the Bridge Notes, approximately $1.2 million of equipment financing debt and had access to an invoice factoring arrangement with a commercial bank under which the Company could borrow up to $3,000,000 or 80% of eligible accounts receivable, whichever is less. If necessary, the Company would consider various other sources of financing, including, but not limited to, private placements, the sale of assets and strategic alliances, but there can be no assurance that such financing would be available to the Company on terms that are acceptable, if at all. If adequate funds are not available, the Company may be required to reduce its fixed costs and delay, scale back or eliminate certain of its services or products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'


DEPENDENCE ON KEY PERSONNEL

     The extent of the Company's success will depend in large part upon the continued services of its executive officers and key employees, including its founder, Chairman of the Board of Directors and Chief Executive Officer, Gideon
I. Gartner. Mr. Gartner, in particular, is well known in the IT community and his reputation in the Continuous Information Services industry and his network of contacts have been instrumental in establishing and building the Company's business and in obtaining financing for the Company. The loss of the services of either Mr. Gartner or one or more of the Company's other key personnel would have a material adverse effect on the Company. There are no employment contracts currently in force with key employees. The Company does not maintain key person insurance for any of its key employees.


SIGNIFICANT COMPETITION


     The Company competes in the market for IT services and products directly with other independent providers of Continuous Information Services, including Gartner Group, Inc., META Group, Inc. and Forrester Research Inc., and the internal planning, research and marketing staffs of corporations and IT vendors. Gartner Group, Inc., one of the Company's competitors, was founded by Gideon I. Gartner, the Company's Chairman, President and Chief Executive Officer. Mr. Gartner has no current relationship with Gartner Group, Inc. The Company also competes with other information providers, including market research firms, 'Big Five' accounting firms, consulting firms and systems integrators. Many of the Company's direct and indirect competitors have substantially greater financial, information gathering and marketing resources than the Company. Some of the Company's direct and indirect competitors also have established research organizations with greater market recognition and experience in the IT industry. There can be no assurance that the Company will be successful in establishing a competitive research organization. Delays, difficulty in developing and achieving market acceptance of Giga's Continuous Information Services, or customer dissatisfaction would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, new competitors could seek to compete in one or more market segments addressed by the Company's services and products. There can be no assurance that the Company's current or potential competitors will not develop services and products comparable or superior to those developed by the Company or respond more quickly to new or emerging industry trends or changing customer requirements. There can be no assurance that the Company will be able to continue to compete successfully against existing or new competitors. In addition, any pricing pressures, reduced margins or loss of market share resulting from increased competition could have a material adverse effect on the Company's business, financial condition and results of operations. See 'Business--Competition.'


RISKS ASSOCIATED WITH THE DEVELOPMENT OF NEW SERVICES AND PRODUCTS


     The Company's future success will depend in part on its ability to anticipate emerging market trends and to develop or acquire new services, features and products that address the changing information, analysis, and advice needs of IT users, vendors and investors. The process of internally researching, developing, launching and gaining client acceptance of a new service or product, or assimilating and marketing an acquired service or product, is inherently risky and costly. Delays or failures during development or implementation, or lack of market acceptance of these services and products, could have a material adverse effect on the Company's business, financial condition and results of operations. The future success of the Company's Continuous Information Services will depend in part on the Company's ability to expand the breadth and depth of its services through the addition of internal analysts and consultants, content from third party sources and external practitioners. The Company's continued ability to differentiate itself through its Internet-based GigaWeb system will depend on its ability to continue to add features and functionality to GigaWeb. In addition, the Company has limited internal resources dedicated to its Web site development and relies on third parties, including consultants and software developers, for the design, development and testing of its GigaWeb system and other delivery mechanisms. Any technical or other related problems or deficiencies in GigaWeb in the areas of reliability, performance and scalability could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has had limited experience introducing new services and products and there can be no assurance that its efforts to introduce new, or to assimilate acquired, services or products, will be successful. If the Company is unable, for technical or other reasons, to develop and introduce new services or products or to make enhancements to existing services and products in a timely manner in response to changing market conditions or customer requirements, or if its Continuous Information Services or other service offerings do not achieve market acceptance, the Company's business, financial condition and results of operations would be materially adversely affected. See 'Business--Products and Services.'

POTENTIAL FOR SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS;
SEASONALITY


     The Company's operating results may fluctuate significantly in the future due to various factors, including the level and timing of new subscriptions and renewals of subscriptions to Continuous Information Services, the timing and amount of new business generated by the Company, the mix of domestic versus international business, the timing of the development, introduction and marketing of new services and products, the timing of the hiring of research analysts and sales people, changes in the spending patterns of the Company's target clients, the Company's accounts receivable collection experience, changes in market demand for IT research and analysis, foreign currency exchange rate fluctuations, competitive conditions in the industry and general economic conditions. A high percentage of the Company's operating expenses is based primarily on sales forecasts and the Company may be unable to adjust spending in a timely manner to compensate for any unexpected shortfalls in revenues. Any significant shortfall in revenues in relation to the Company's expectations would have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, a significant portion of the Company's renewals and subscriptions are placed during the fourth quarter, particularly the last month of such quarter, due primarily to customers' purchasing patterns and the timing of certain sales performance quota cutoffs. Due to the Company's limited operating history, and as a result of its revenue growth, seasonal trends in the Company's results of operations have not clearly emerged. However, the Company believes that its future operating results may follow a pattern of seasonal fluctuation. Accordingly, the Company believes that period to period comparisons of results of operations are not necessarily meaningful and should not be relied upon as an indication of future results of operations. Due to the foregoing factors, it is likely that in future quarters the Company's operating results will be below the expectations of public market analysts and investors. Such an event could have a material adverse effect on the price of the Company's Common Stock. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'


UNCERTAINTIES RELATING TO PROPRIETARY RIGHTS


     The Company's success and its ability to compete effectively is dependent in part upon its proprietary rights. The Company relies on a combination of copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and contractual provisions and other methods to protect its proprietary rights. There can be no assurance that the measures taken by the Company to protect its proprietary rights will be adequate to enforce its proprietary rights, or prevent misappropriation or that others will not obtain similar or superior proprietary rights.


     The Company believes that its trademarks are important to its success and its competitive position. The Company has certain common law trademarks, a U.S. federal trademark registration and several U.S. federal trademark applications pending, some of which involve a derivation of the first two letters of the name Gideon Gartner (e.g. GiGa). The word 'Giga' is commonly used in the IT field to denote 109 power or a very large amount, and the Company may be unable to obtain registrations for its trademarks in the U.S. or in other countries for that or other reasons, and its rights to its trademarks may be narrow in scope. Registrations for trademarks in the U.S. provide no protection for such trademarks in other countries. The Company has received initial Office Actions from the United States Patent and Trademark Office (the 'PTO') indicating that certain of its applications for U.S. federal trademark registrations for the GiGa Giga Information Group (and design)(Trademark) trademark have been refused based on the PTO's citation of other Giga-formative trademarks covered by pending Federal applications and a registration held by third parties. The Company plans to respond to this initial refusal, but there can be no assurance that it will obtain a favorable decision from the PTO Examiner or that one of these third parties will not successfully oppose registration or use. The Company is aware of a Benelux trademark registration for the trademark GIGA MEDIA, the application for which was filed in the Benelux in advance of the Company's application to register the GiGa Giga Information Group (and design)(Trademark) trademark with the PTO and the equivalent office in the Benelux. The Company is also aware that the owner of the Benelux trademark has filed a lawsuit in the Netherlands against the Company alleging tradename infringement, and requesting a court order requiring the Company to use an alternative tradename to Giga Information Group. There can be no assurance that the tradename infringement lawsuit pending against the Company will result in a decision that is favorable to the Company. In addition, there can be no assurance that other parties (i) do not have superior rights to certain of the Company's trademarks, (ii) will not oppose the Company's applications for registrations,

(iii) will not seek and obtain cancellation of any of the Company's trademark registrations and (iv) will not allege that the Company's use of its trademarks infringes such third parties trademarks. Failure by the Company to establish its rights to use its trademarks, to overcome the PTO or other country's trademark office's refusal of certain of its applications, or any loss of its rights to use its trademarks, could result in damages payable to third parties, the loss of its rights to prohibit others from using confusingly similar trademarks, the need to invest substantial resources in building brand identity for a new trademark, and the loss of market awareness and revenues to the Company.

DEPENDENCE ON THE INTERNET INFRASTRUCTURE

     The Company's success will depend, in large part, upon the continued operation of the Internet infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security, for providing reliable GigaWeb access. To the extent that the Internet continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users, there can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it or that the performance or reliability of the Internet will not be adversely affected. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and such outages and delays could adversely affect the customer's ability to access GigaWeb. Moreover, critical issues concerning the commercial use and government regulation of the Internet (including security, taxation cost, ease of use and access, intellectual property ownership, data privacy and other legal liability issues) remain unresolved and could materially and adversely impact both the growth of the Internet and the Company's business, financial condition and results of operations.

RISK OF SYSTEM FAILURE


     The Company's Internet-based, information delivery interface, GigaWeb, resides on a computer system located at the Company's headquarters. The continuing and uninterrupted performance of GigaWeb is critical to the success of the Company's business. Any system failure or capacity constraint that causes interruptions in the Company's ability to service its customers could reduce customer satisfaction and, if sustained or repeated, would reduce the attractiveness of the Company's products and could have a material adverse effect on the Company's business, results of operations and financial condition. The Company maintains business interruption insurance. There is no assurance, however, that this coverage would be sufficient in the event of a major system failure.


RISKS RELATED TO CONTENT

     As a publisher and distributor of original analyses and licensed third-party content, the Company faces potential liability for defamation, negligence, copyright and trademark infringement. Third party content includes information created or provided by information service organizations, ExperNet practitioners, and consultants retained by the Company and may be delivered in writing, via the Internet or in print, or verbally to clients. There can be no assurance that the Company will not be involved in litigation, which can be expensive and time consuming, as a result of the creation and/or dissemination of such content. Any such litigation, whether or not resulting in a judgment requiring the payment of monetary damages, could have a material adverse affect on the Company's business, financial condition, and results of operations.

IMPACT OF THE YEAR 2000 ISSUE


     The Company has commenced efforts to ensure that the computer systems and applications upon which it relies for internal operations and external communications with clients and others will function properly beyond 1999. The Company presently believes that the computer systems and programs upon which it relies for its internal operations and external communications, and which the Company presently expects to use following December 31, 1999, are, or will be, Year 2000 compliant. There can be no assurance, however, that further assessment of the Company's internal systems and applications will not reveal that additional efforts to assure Year 2000 compliance are necessary, and such efforts may be costly and may divert the Company's resources from product development or infrastructure improvement programs. In addition, there can be no assurance that the systems operated by other companies upon which the Company relies will be Year 2000 compliant on a timely basis. For example, the Company is dependent on the Internet infrastructure for providing reliable GigaWeb access. GigaWeb is an Internet based information delivery interface and the primary delivery medium for the Company's Continuous Information Services. Year 2000 issues could affect the power grid and communications networks that provide the Internet's infrastructure. The occurrence of such problems would be out of the Company's control and could have a material adverse impact on the Company's ability to deliver its Continuous Information Services. The Company's business, financial condition or results of operations could be materially adversely affected by the failure of either the Company's internal systems and applications or other systems upon which the Company relies to properly operate or manage data beyond 1999.


RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS


     Essentially all of the Company's current international operations are located in the European Union and Canada. The Company operates in the European Union primarily through wholly-owned subsidiaries in the United Kingdom, France and Germany. These subsidiaries manage direct sales personnel and distributors in other countries in the European Union as well. In Canada, the Company utilizes a full-scale field sales force and provides business support to these salespersons through its operations in the United States. While the Company anticipates expanding its operations in the European Union in the future, it has no current plans to do so. The Company believes there are certain risks inherent in these international operations, including changes in demand resulting from fluctuations in exchange rates, changes in trade policies, regulatory requirements, difficulties in staffing and managing foreign sales operations and higher levels of taxation on foreign income than domestic income. Any expansion in Europe could require considerable management and financial resources and may negatively impact the Company's near-term results of operations. Essentially all of the Company's international revenues from the European Union are expected to continue to be denominated in foreign currencies, particularly the British pound, while international revenues from Canada are expected to continue to be denominated in U.S. dollars. Consequently, a decrease in the value of a relevant foreign currency in relation to the United States dollar, or an adverse development in any one of the foregoing factors, could have a material adverse effect on the Company's business, financial condition or results of operations. The Company does not currently hedge its exposure to foreign currency fluctuations. The Company had revenues from international operations of $3.2 million in 1996, $2.4 million in 1997 and $700,000 in the quarter ended March 31, 1998. The Company also has begun marketing in Israel and Korea through representatives. Revenues from these distributors have been and are expected to continue to be denominated in U.S. dollars. To date, such revenues have been insignificant.


CONTROL BY MANAGEMENT


     Upon the closing of the Offering, Mr. Gartner will beneficially own approximately 22.9% of the outstanding Common Stock (21.9% assuming the exercise of the Underwriters' over-allotment option) and Mr. Gartner, together with the Company's other executive officers, directors and director nominees, including entities affiliated with them, will beneficially own approximately 35.8% of the outstanding Common Stock (34.2% assuming the exercise of the Underwriters' over-allotment option). As a result, these stockholders will be able to exercise control over matters requiring stockholder approval, including the election of directors and the approval of significant corporate matters such as transactions which may lead to a change of control of the Company. The effects of such control could be to delay or prevent a change of control of the Company unless the terms are approved by such stockholders, which could adversely affect the market price of the Company's Common Stock. See 'Management' and 'Principal Stockholders.'


ABSENCE OF PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Company's Common Stock. There can be no assurance that, following the Offering, an active trading market for the Common Stock will develop or be sustained or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined through negotiations between the Company and the Representatives of the Underwriters and will not necessarily reflect the market price of the Common Stock after the Offering. See 'Underwriting' for a discussion of the factors to be considered in determining the initial public offering price. The stock market in recent years has experienced extreme price and volume fluctuations that have particularly affected market prices of many growth-oriented companies in industries similar or related to that of the Company and that have often been unrelated or disproportionate to the operating performance of such companies. The market price of the Common Stock could also be subject to significant fluctuations in response to, and may be adversely affected by, variations in quarterly results, changes in earnings estimates or other actions by analysts and earnings or other announcements of the Company's customers or competitors as well as other factors.

IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of the Common Stock. Additional dilution will occur upon exercise or conversion of outstanding stock options or warrants. See 'Dilution' and 'Shares Eligible for Future Sale.'

SHARES ELIGIBLE FOR FUTURE SALE


     The 3,000,000 shares offered hereby will be eligible for sale in the public market immediately following the effective date of the Registration Statement. There will be an additional approximate 355,292 shares eligible for sale in the public market immediately following the effective date of the Registration Statement, approximately 59,246 shares eligible for resale in the public market 90 days after the effective date of the Registration Statement, approximately 5,870,301 shares eligible for resale upon expiration of lock-up agreements 180 days after the effective date of the Registration Statement; and approximately 586,499 shares eligible for sale upon expiration of their respective one-year holding periods, subject to certain limitations on sale pursuant to Rule 144 under the Securities Act ('Rule 144'). Holders of 6,261,451 shares (including shares issuable upon exercise of warrants) have contractual rights to request to have their shares registered with the Securities and Exchange Commission (the 'Commission') for resale to the public beginning June 30, 1998. In addition, promptly following the effective date of the Registration Statement, the Company intends to file a registration statement covering the shares of Common Stock issued or reserved for issuance under the Company's 1995 Stock Option/Stock Issuance Plan, as amended (the '1995 Stock Plan'), 1996 Stock Option Plan (the '1996 Option Plan') and 1997 Director Option Plan (the 'Director Plan'), and upon such filing any shares subsequently issued under such plans will be eligible for sale in the public market, subject to Rule 144 compliance in the case of affiliates of the Company. See 'Shares Eligible for Future Sale' and 'Description of Capital Stock.'



     The Company and its executive officers, directors and certain stockholders have agreed that, subject to certain limited exceptions, for a period ending 180 days after the consummation of the Offering, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., they will not, directly or indirectly, offer, pledge, sell, offer to sell, contract to sell, grant any option to purchase or otherwise sell, dispose of, make any short sale of, loan or grant any rights with respect to any shares of Common Stock or any options or warrants to purchase any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock. The stockholders who have agreed to these restrictions will hold in the aggregate 6,183,517 shares of Common Stock after the consummation of the Offering. See 'Underwriting' and 'Shares Eligible for Future Sale.'


     The sale of a substantial number of shares held by existing stockholders, whether pursuant to a subsequent public offering or otherwise, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could materially impair the Company's future ability to raise capital through an offering of equity securities. See 'Shares Eligible for Future Sale' and 'Underwriting.'

EFFECT OF ANTI-TAKEOVER PROVISIONS

     The Restated Certificate will be filed upon the closing of the Offering, pursuant to which the Company's Board of Directors (the 'Board of Directors') will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, conversion ratios, preferences and privileges of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of such Preferred Stock. Any such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company and could negatively impact the voting power or other rights of the holders of Common Stock. In addition, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. The Restated Certificate will provide for a classified Board of Directors and will permit a member of the Board of Directors to be removed for cause only upon the affirmative vote of at least two-thirds of the shares of capital stock of the Company entitled to vote. Furthermore, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law that prohibit the Company from engaging in a 'business combination' with an 'interested stockholder' for a period of three years after the date of the transaction in which the person first becomes an 'interested stockholder,' unless the business combination is approved in a prescribed manner. The application of Section 203 could also have the effect of delaying or preventing a change of control of the Company. Certain other provisions of the Restated Certificate may have the effect of delaying or preventing changes of control or management of the Company, which could adversely affect the market price of the Company's Common Stock. See 'Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions.'


                                USE OF PROCEEDS


     The net proceeds to Giga from the sale of the 3,000,000 shares of Common Stock offered hereby are estimated to be $35,395,000 ($40,835,500 if the Underwriters' over-allotment option is exercised in full) after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company and assuming an initial public offering price of $13.00 per share.



     A portion of the net proceeds of the Offering will be used to repay in full (the 'Bridge Repayment') the Bridge Notes in the aggregate principal amount of $10.0 millon issued in April 1998, which notes accrue interest at the rate of 12% per annum. The proceeds of the issuance of the Bridge Notes were used for general corporate purposes, including the repayment in full of the remaining $1.2 million aggregate principal amount of convertible notes, which notes accrued interest at a weighted average rate of 5.2% per annum, of which a note in the principal amount of $200,000 was held by a director and former officer. See 'Underwriting' and Notes 11 and 20 to the Consolidated Financial Statements. The balance of the proceeds will be used for general corporate purposes, including capital expenditures and working capital. Pending such use, the net proceeds will be invested in short-term, investment-grade, interest-bearing obligations.


                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION


     The following table sets forth as of March 31, 1998 (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company to give effect to the Series D Financing and the Preferred Conversion and (iii) the pro forma capitalization of the Company as adjusted to give effect to (A) the sale of 3,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share after deducting the underwriting discount and estimated offering expenses payable by the Company and
(B) the Bridge Repayment. This information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.



                                                                                         MARCH 31, 1998
                                                                           ------------------------------------------
                                                                                                        PRO FORMA AS
                                                                            ACTUAL     PRO FORMA(1)     ADJUSTED(1)
                                                                           --------    ------------    --------------
                                                                                (IN THOUSANDS, EXCEPT SHARE AND
                                                                                        PER SHARE DATA)
Long term debt, less current portion....................................   $    848      $    848         $    848
                                                                           --------    ------------    --------------
Stockholders' Equity:
  Convertible Preferred Stock...........................................         12            --               --
  Preferred Stock, $.001 par value; 0 shares authorized (actual);
     0 shares authorized (pro forma); 5,000,000 shares authorized (pro forma as adjusted); none issued or outstanding on an actual, pro
     forma or pro forma as adjusted basis...............................         --            --               --
  Common Stock, $.001 par value, 50,000,000 shares authorized (actual);
     60,000,000 shares authorized (pro forma and pro forma as adjusted);
     2,124,142 shares issued and outstanding (actual); 6,810,926 shares issued and outstanding (pro forma);
     9,810,926 shares issued and outstanding (pro forma as adjusted)....          2             7               10
  Additional paid-in capital............................................     42,588        44,595           79,987
  Deferred Compensation.................................................     (1,229)       (1,229)          (1,229)
  Accumulated deficit...................................................    (54,736)      (54,736)         (54,736)
  Cumulative translation adjustments....................................        613           613              613
                                                                           --------    ------------    --------------
     Total stockholders' equity (deficit)...............................    (12,750)      (10,750)          24,645
                                                                           --------    ------------    --------------
     Total capitalization (deficit).....................................   $(11,902)     $ (9,902)        $ 25,493
                                                                           --------    ------------    --------------
                                                                           --------    ------------    --------------


------------------

(1) Based on shares outstanding as of March 31, 1998. Excludes (i) 1,295,781 shares of Common Stock issuable upon exercise of options outstanding as of March 31, 1998, with a weighted average exercise price of $2.42 per share;
    (ii) 893,691 shares of Common Stock reserved for issuance, as of March 31, 1998, under the Company's stock plans; (iii) 166,666, 35,959 and 551,574 shares of Common Stock issuable upon exercise of warrants outstanding as of March 31, 1998, with exercise prices of $3.00, $13.875 and $13.50 per share, respectively; (iv) 102,857 shares of Common Stock issuable upon exercise of warrants issued by the Company between March 31, 1998 and June 30, 1998; and
    (v) 60,407 shares of Common Stock issued by the Company to employees between March 31, 1998 and June 30, 1998. See 'Management--Executive Compensation' and 'Description of Capital Stock.'

                                    DILUTION


     The pro forma deficit in net tangible book value of the Company at March 31, 1998, was $10,750,000 or $(1.58) per share. Pro forma net tangible book value per share represents the amount of total assets, excluding intangibles, less total liabilities as of March 31, 1998, divided by the number of shares of Common Stock outstanding on a pro forma basis after giving effect to the Series D Financing and the Preferred Conversion. After giving effect to the receipt of the net proceeds from the sale of the 3,000,000 shares of Common Stock offered by the Company hereby and after deducting the estimated underwriting discount and offering expenses to be paid by the Company, the pro forma net tangible book value of the Company at March 31, 1998 would have been $24,645,000 or $2.51 per share. This represents an immediate increase in net tangible book value of $4.09 per share of Common Stock to existing stockholders and an immediate dilution of approximately $10.49 per share to new investors purchasing shares in the Offering. The following table illustrates the per share dilution:



Proposed initial public offering price per share........................              $   13.00
  Pro forma net tangible book deficit per share before the Offering.....   $(1.58)
  Increase per share attributable to new investors......................    4.09
                                                                           -------
Pro forma net tangible book value per share after the Offering..........                   2.51
                                                                                      ----------
Dilution per share to new investors.....................................              $   10.49
                                                                                      ----------
                                                                                      ----------



     The following table sets forth on a pro forma basis as of June 30,1998, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share by the existing stockholders and by the investors purchasing shares of Common Stock offered hereby (at an assumed initial public offering price of $13.00 per share):



                                                         SHARES PURCHASED       TOTAL CONSIDERATION
                                                       --------------------    ----------------------    AVERAGE PRICE
                                                        NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                                                       ---------    -------    -----------    -------    -------------
Existing stockholders...............................   6,871,338      70.0%    $42,478,000      52.2%       $  6.18
New investors.......................................   3,000,000      30.0%    $39,000,000      47.8%       $ 13.00
                                                       ---------    -------    -----------    -------
     Total..........................................   9,871,338     100.0%    $81,478,000     100.0%
                                                       ---------    -------    -----------    -------
                                                       ---------    -------    -----------    -------



     The foregoing assumes no exercise of any outstanding stock options or warrants to purchase shares of Common Stock. As of June 30, 1998, there were outstanding (i) 1,278,977 shares of Common Stock issuable upon exercise of options at a weighted average exercise price of $2.91 per share, (ii) 166,666, 35,959, 551,574 and 102,857 shares of Common Stock issuable upon exercise of warrants with exercise prices of $3.00, $13.875, $13.50 and $13.50 per share, respectively. In addition, as of June 30, 1998, 856,755 shares of Common Stock were reserved for future issuance pursuant to the Company's stock plans. To the extent that the outstanding options and warrants are exercised at prices lower than the initial public offering price, there will be further dilution to new investors. See 'Management-- Executive Compensation,' 'Certain Transactions' and 'Description of Capital Stock.'

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data are derived from the Consolidated Financial Statements of the Company and the combined financial statements of BIS Strategic Decisions, Inc. and its five foreign affiliates (collectively, 'BIS' or the 'Predecessor Companies'). For the period January 1 to December 15, 1993, the operations comprising BIS were those of wholly-owned subsidiaries of NYNEX Corporation ('NYNEX'). For the period December 16 to December 31, 1993, the year ended December 31, 1994 and the period January 1 to April 5, 1995, the operations of BIS were those of wholly-owned subsidiaries of Friday Holdings, L.P. ('Friday Holdings'). Because of the impact to the statements of operations of the revaluation of the assets and liabilities in connection with the acquisitions and the application of different accounting methods, the results of operations of BIS for the periods under NYNEX and Friday Holdings ownership are not comparable with each other or with those reported by the Company.


     The Consolidated Financial Statements of the Company as of December 31, 1996 and 1997 and for the period from March 17, 1995 to December 31, 1995 and the years ended December 31, 1996 and 1997 included elsewhere in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants. The consolidated financial statements of the Company as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 included elsewhere in this Prospectus are unaudited; however, in the opinion of management, such unaudited data include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information included therein. The results of operations for the period March 17, 1995 to December 31, 1995 and the three months ended March 31, 1997 and 1998 are not necessarily indicative of the results for an entire fiscal year or any other interim period. The combined financial statements of the Predecessor Companies for the period January 1, 1995 to April 5, 1995 included elsewhere in this Prospectus have been audited by Coopers & Lybrand L.L.P. The combined financial statements of BIS as of December 31, 1993 and 1994 and for the periods January 1, 1993 to December 15, 1993 and December 16, 1993 to December 31, 1993 and for the year ended December 31, 1994 are derived from unaudited combined financial statements not included in this Prospectus; however, in the opinion of management, such unaudited data include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information included therein. The selected historical financial data should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus.

                                                                                                              COMPANY
                                                                                                       ----------------------
                                                  PREDECESSOR COMPANIES                                                YEAR
                                   ----------------------------------------------------   PRO FORMA                   ENDED
                                    JANUARY 1    DECEMBER 16       YEAR      JANUARY 1       YEAR        MARCH 17    DECEMBER
                                        TO            TO          ENDED          TO         ENDED           TO         31,
                                   DECEMBER 15,  DECEMBER 31,  DECEMBER 31,   APRIL 5,   DECEMBER 31,  DECEMBER 31,  --------
                                       1993          1993          1994         1995       1995(1)         1995        1996
                                   ------------  ------------  ------------  ----------  ------------  ------------  --------
                                                        (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Continuous information
    services......................   $     --      $     --      $     --      $   --      $     --      $     --    $  3,149
  Other services..................      5,815            91         7,366       1,833         8,543         5,517       6,043
  Publications....................      1,311            51           800         283         1,725         1,442         946
                                   ------------  ------------  ------------  ----------  ------------  ------------  --------
    Total revenues................      7,126           142         8,166       2,116        10,268         6,959      10,138
                                   ------------  ------------  ------------  ----------  ------------  ------------  --------
Costs and expenses:
  Cost of services................      4,268           267         5,143       1,182         7,172         4,707      12,336
  Cost of publications............        726            64           446         240           586           346         790
  Sales and marketing.............      1,448            92         1,438         167           972         1,016       6,706
  Research and development........         --            --            --          --           348           348       1,789
  General and administrative......      3,431           140         4,027       1,047         6,934         5,760       9,739
  Depreciation and amortization...        613            32         2,943         215         1,964         1,387       2,391
                                   ------------  ------------  ------------  ----------  ------------  ------------  --------
    Total costs and expenses......     10,486           595        13,997       2,851        17,976        13,564      33,751
                                   ------------  ------------  ------------  ----------  ------------  ------------  --------
  Operating loss..................     (3,360)         (453)       (5,831)       (735)       (7,708)       (6,605)    (23,613)
Interest income...................        100             7            96          23           274           246         515
Interest expense..................        (38)           (4)          (26)         (4)         (134)         (100)        (95)
                                   ------------  ------------  ------------  ----------  ------------  ------------  --------
  Loss from continuing operations
    before income taxes
    (benefit).....................     (3,298)         (450)       (5,761)       (716)       (7,568)       (6,459)    (23,193)
Income tax benefit (charge).......     (1,035)           --        (1,098)       (213)       (1,311)       (1,093)       (491)
                                   ------------  ------------  ------------  ----------  ------------  ------------  --------
  Loss from continuing
    operations....................     (2,263)         (450)       (4,663)       (503)       (6,257)       (5,366)    (22,702)
                                   ------------  ------------  ------------  ----------  ------------  ------------  --------
Discontinued operations:
  Income (loss) from the
    discontinued BIS market
    research business (net of tax
    effect).......................      2,972            44        (1,469)        597         2,097         1,490         (79)
  Income (loss) from the
    discontinued Shrapnel business
    (net of tax effect)...........         70           (12)         (401)         54           154           154        (134)
  Income (loss) on disposal of
    discontinued BIS market
    research business (net of tax
    effect).......................         --            --            --          --            --            --      (2,315)
  Income (loss) on disposal of
    discontinued Shrapnel business
    (net of tax effect)...........         --            --            --          --            --            --        (160)
                                   ------------  ------------  ------------  ----------  ------------  ------------  --------
  Income (loss) from discontinued
    operations....................      3,042            32        (1,870)        651         2,251         1,644      (2,688)
                                   ------------  ------------  ------------  ----------  ------------  ------------  --------
  Net income (loss)...............   $    779      $   (418)     $ (6,533)     $  148      $ (4,006)     $ (3,722)   $(25,390)
                                   ------------  ------------  ------------  ----------  ------------  ------------  --------
                                   ------------  ------------  ------------  ----------  ------------  ------------  --------
Historical results per common and
  common equivalent share:
    Loss from continuing
      operations..................
    Income (loss) from
      discontinued operations.....
    Income (loss) from disposal of
      discontinued operations.....
    Net income (loss).............
Historical weighted average common
  and common equivalent shares
  outstanding.....................
Pro forma results per common
  share(2):
    Loss from continuing
      operations..................
    Income (loss) from
      discontinued operations.....
    Income (loss) from disposal of
      discontinued operations.....
    Net income (loss).............
Pro forma weighted average common
  shares outstanding(2)...........

                                                  COMPANY
                                    ----------------------------------
                                    YEAR ENDED     THREE MONTHS ENDED
                                    DECEMBER 31,       MARCH 31,
                                    ------------ ----------------------
                                       1997        1997        1998
                                    ----------   ----------  ----------

STATEMENT OF OPERATIONS DATA:
Revenues:
  Continuous information
    services......................  $   14,600   $    2,570  $    6,804
  Other services..................       4,715        1,276       1,693
  Publications....................         344          180          55
                                    ----------   ----------  ----------
    Total revenues................      19,659        4,026       8,552
                                    ----------   ----------  ----------
Costs and expenses:
  Cost of services................      12,477        3,202       4,391
  Cost of publications............         174           75          71
  Sales and marketing.............      19,617        4,158       5,781
  Research and development........       1,975          659         339
  General and administrative......       6,419        1,061       1,339
  Depreciation and amortization...       2,810          634         385
                                    ----------   ----------  ----------
    Total costs and expenses......      43,472        9,789      12,306
                                    ----------   ----------  ----------
  Operating loss..................     (23,813)      (5,763)     (3,754)
Interest income...................         277           98          37
Interest expense..................        (235)         (17)        (86)
                                    ----------   ----------  ----------
  Loss from continuing operations
    before income taxes
    (benefit).....................     (23,771)      (5,682)     (3,803)
Income tax benefit (charge).......        (641)           7           4
                                    ----------   ----------  ----------
  Loss from continuing
    operations....................     (23,130)      (5,689)     (3,807)
                                    ----------   ----------  ----------
Discontinued operations:
  Income (loss) from the
    discontinued BIS market
    research business (net of tax
    effect).......................          --           --          --
  Income (loss) from the
    discontinued Shrapnel business
    (net of tax effect)...........          --           --          --
  Income (loss) on disposal of
    discontinued BIS market
    research business (net of tax
    effect).......................       1,101           --          --
  Income (loss) on disposal of
    discontinued Shrapnel business
    (net of tax effect)...........         212           --
                                    ----------   ----------  ----------
  Income (loss) from discontinued
    operations....................       1,313           --          --
                                    ----------   ----------  ----------
  Net income (loss)...............  $  (21,817)  $   (5,689) $   (3,807)
                                    ----------   ----------  ----------
                                    ----------   ----------  ----------
Historical results per common and
  common equivalent share:
    Loss from continuing
      operations..................      (11.16)                   (1.80)
    Income (loss) from
      discontinued operations.....          --                       --
    Income (loss) from disposal of
      discontinued operations.....        0.63                      --
                                    ----------               ----------
    Net income (loss).............      (10.53)                   (1.80)
                                    ----------               ----------
                                    ----------               ----------
Historical weighted average common
  and common equivalent shares
  outstanding.....................   2,072,837                2,115,837
Pro forma results per common
  share(2):
    Loss from continuing
      operations..................       (3.42)                   (0.56)
    Income (loss) from
      discontinued operations.....          --                       --
    Income (loss) from disposal of
      discontinued operations.....        0.19                       --
                                    ----------               ----------
    Net income (loss).............       (3.23)                   (0.56)
                                    ----------               ----------
                                    ----------               ----------
Pro forma weighted average common
  shares outstanding(2)...........   6,759,621                6,802,621

                                                                          PREDECESSOR COMPANIES             COMPANY
                                                                        --------------------------  ------------------------
                                                                               DECEMBER 31,               DECEMBER 31,
                                                                        --------------------------  ------------------------
                                                                            1993          1994          1995         1996
                                                                        ------------  ------------  ------------  ----------
                                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..............................................   $  2,639      $  1,693      $ 16,876      $8,286
Working capital (deficit)..............................................      1,905        (1,503)       11,549         113
Total assets...........................................................     10,181         7,509        24,833      19,679
Deferred revenues......................................................        762         1,232         2,201       6,832
Long term debt, less current portion...................................         --            --         1,437       1,511
Total stockholders' equity (deficit)...................................      6,942         2,017        14,972       1,659

                                                                                  COMPANY
                                                                         --------------------------
                                                                         DECEMBER 31,
                                                                         ------------    MARCH 31,
                                                                             1997          1998
                                                                         ------------  ------------

BALANCE SHEET DATA:
Cash and cash equivalents..............................................    $  3,539      $  1,753
Working capital (deficit)..............................................     (10,196)      (13,821)
Total assets...........................................................      23,023        15,673
Deferred revenues......................................................      20,604        19,458
Long term debt, less current portion...................................         937           848
Total stockholders' equity (deficit)...................................      (9,090)      (12,750)


------------------
(1) The pro forma results reflect the results of operations as if the acquisitions of BIS and ExperNet had occurred on January 1, 1995. See Note 3 to the Consolidated Financial Statements.


(2) The pro forma results per common share and pro forma weighted average common shares outstanding reflect the conversion of all outstanding shares of Convertible Preferred Stock into Common Stock upon the closing of the Offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ORGANIZATION OF THE COMPANY AND FINANCIAL STATEMENT PRESENTATION


     The Company was organized on March 17, 1995. In April 1995, the Company acquired BIS as part of its strategic plan to accelerate the development of its Continuous Information Services business and to obtain the marketing, sales and other corporate infrastructures and certain personnel of BIS. In July 1995, the Company acquired a majority equity interest in ExperNet Corporation ('ExperNet Corporation'), which was owned by Gideon I. Gartner and David L. Gilmour, each at the time a director and officer of the Company, and, in December 1995, acquired the remaining equity interest.



     This Prospectus includes the financial statements of BIS, as the predecessor to the Company, through the period ended April 5, 1995, the date of acquisition by the Company. The period January 1, 1993 to December 15, 1993 is shown separately for the Predecessor Companies because of a prior acquisition by an unrelated entity on December 16, 1993. The periods covered by the financial statements of the Company commence on March 17, 1995, the date of its incorporation, and include the results of operations of BIS from April 5, 1995 and the results of operations of ExperNet Corporation from July 6, 1995, their respective dates of acquisition. Results of operations of ExperNet Corporation are not included in results of Predecessor Companies, which are solely the results of BIS. The acquisition of BIS was accounted for under the purchase method; accordingly, acquired assets were recorded at their estimated fair values and related goodwill of approximately $3.1 million was also recorded and was amortized over two years. The acquisition of ExperNet Corporation was also accounted for as a purchase with the related goodwill of approximately $1.4 million amortized over five years. During 1997, the unamortized portion of the goodwill relating to the ExperNet acquisition was written off, resulting in a charge to amortization expense of $1.0 million.


     In June 1996, the Company discontinued the BIS market research business. Results of operations from the discontinued BIS market research business are reflected as discontinued operations in the Company's financial statements. The Company continues to generate revenues from the events businesses acquired as part of the acquisition of BIS, which are reflected in the statements of operations as Other Services. As a result of the discontinuance of the BIS market research business, Giga recorded a charge, net of taxes, of approximately $2.3 million in the year ended December 31, 1996. The Company entered into agreements with two unrelated parties which have assumed responsibility for fulfillment of the Company's obligations to former BIS customers in exchange for a share of the deferred revenues recorded by Giga with respect to such customers. In 1997, the Company recorded a gain of approximately $1.1 million comprised mainly of a reversal of the provision for future lease commitments and related expenses for two facilities in England and the provision which was established for refunds to potentially dissatisfied customers. The Company does not consider the historical results of BIS operations which have been discontinued to be meaningful or indicative of the Company's future results of operations.


     In December 1996, the Company discontinued its econometric forecasting business based in Australia, BIS Shrapnel, in anticipation of selling the business to local management. The Company recorded a provision of $160,000 in 1996 for anticipated operating losses prior to the completion of the sale by the Company. In July 1997, the operations were sold to local management for approximately $293,000 in cash, and a gain of approximately $212,000, net of taxes, was recorded and is reflected in disposal of discontinued operations. All liabilities and business risks were transferred to the local management of BIS Shrapnel. Results of operations from the discontinued BIS Shrapnel business are included among Discontinued Operations in the Company's financial statements.


OVERVIEW

     Giga provides objective analyses and advice relating to developments and trends in the IT industries to assist its customers in making technology-related decisions. The Company's four principal products and services are (i) Advisory Service, (ii) IT Practice Services, (iii) Continuous Advisory Consulting and
(iv) Events and Publications. The Company provides its services primarily through GigaWeb, its intelligent Internet-based information delivery interface.

     The Company introduced its Advisory Service and GigaWeb in April 1996. In July 1996, the Company introduced its IT Practice Services. Advisory Consulting was introduced in September 1997. The Company's Events and Publications product line was acquired with the acquisition of BIS in April 1995. For financial reporting purposes, revenues from (i) Advisory Service, IT Practice Services and Continuous Advisory Consulting are aggregated into Continuous Information Services, (ii) Events and other services, principally consulting, are aggregated into Other Services and (iii) Publications are listed separately. The Company expects that revenues from its Continuous Information Services will continue to increase as a percentage of its total revenues.



     The Company's Continuous Information Services are typically sold through annual contracts that generally provide for payment at the commencement of the contract period. A small number of CIS contracts, however, are billed quarterly. Amounts received in advance of services provided are reflected in the Company's financial statements as deferred revenues and are recognized monthly on a pro rata basis over the term of the contract. Revenues from Other Services are recognized as follows: events as they occur and consulting as such services are performed. Revenues from Publications are recognized when publications are delivered. Unbilled receivables are primarily generated as a result of contractual quarterly billing terms offered in connection with the Company's Continuous Information Services. The Company also records the related commission obligation upon acceptance of a CIS contract and amortizes the corresponding deferred commission over the contract period in which the related CIS revenues are earned. Due to these accounting policies, trade accounts receivable, deferred revenues, unbilled accounts receivable and deferred commissions are expected to increase as the Company's CIS business grows.



     Essentially all of the Company's current international operations are located in the European Union and Canada. The Company operates in the European Union primarily through wholly-owned subsidiaries in the United Kingdom, France and Germany. These subsidiaries manage direct sales personnel and distributors in other countries in the European Union as well. In Canada, the Company utilizes a full-scale field sales force and provides business support to these salespersons through its operations in the United States. Substantially all of the Company's revenues from the European Union are denominated in foreign currencies, particularly the British pound, while essentially all of the Company's revenues from Canada are denominated in U.S. dollars. The Company has begun marketing in Israel and Korea through representatives. Revenues from these representatives have been and are expected to continue to be denominated in U.S. dollars. To date, however, such revenues have been insignificant. As a result of fluctuations in exchange rates, transactions denominated in foreign currencies inherently have financial risk. To date, however, the Company's cumulative translation adjustments have been slightly favorable, although there can be no assurance that this trend will continue in the future. The Company does not currently hedge its exposure to foreign currency adjustments.


     The Company believes that a leading measure of the volume of its CIS business is the annualized value ('Annualized Value') of its Continuous Information Services agreements in effect at a given point in time. The Company calculates Annualized Value each month as the cumulative annualized subscription value payable under the agreements without regard to commencement date, duration or risk of cancellation. The Company also measures its performance on the basis of Net Annualized Value Increase ('NAVI') which is calculated on the basis of new agreements plus upgrades, net of downgrades and cancellations. The sum of all past NAVI equals Annualized Value. Historically, a substantial portion of NAVI for a given year is generated by the Company in the last two calendar quarters, and particularly in the last month of the last quarter. The following table sets forth the Annualized Value and NAVI for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998.

                                                                                         UNAUDITED
                                                                          ---------------------------------------
                                                                             YEARS ENDED       THREE MONTHS ENDED
                                                                            DECEMBER 31,           MARCH 31,
                                                                          -----------------    ------------------
                                                                           1996      1997       1997       1998
                                                                          ------    -------    -------    -------
                                                                                      (IN THOUSANDS)
Beginning Annualized Value.............................................   $   --    $ 9,339    $ 9,339    $26,619
Net Annualized Value Increase..........................................    9,339     17,280      2,384      2,878
                                                                          ------    -------    -------    -------
Ending Annualized Value................................................   $9,339    $26,619    $11,723    $29,497
                                                                          ------    -------    -------    -------
                                                                          ------    -------    -------    -------

     A majority of the Company's annual contracts renew automatically unless the customer cancels the subscription. The Company's experience is that a substantial portion of customers renew expiring contracts for an equal or greater level of total CIS fees each year. As of March 31, 1998, approximately 66% of Giga's customers had renewed one or more contracts for Giga's services in the past twelve months. The Company believes that a direct comparison of its renewal rates and the renewal rates of its major competitors may not be meaningful due in part to the Company's limited operating history and its Advisory Service model (the focus of which is a unified, integrated approach with fewer contracts/services per customer), in contrast to the multiple-service model of the Company's major competitors.

     The Company anticipates that Annualized Value, at a point in time, will be a reliable indicator of the minimum next twelve months' CIS revenues. However, the Company's current renewal rate is not necessarily indicative of the rate of retention of the Company's revenue base, and Annualized Value at any given time may not be indicative of future revenues or cash flows, especially if the rate of renewal of existing agreements or the timing of new agreements were to significantly change during the following 12 months compared to historical experience. There can be no assurance that the Company will be able to sustain or increase its current renewal rate or that Annualized Value will continue to grow.

     The Company's operating expenses consist of cost of services, cost of publications, selling and marketing, research and development, general and administrative, and depreciation and amortization. Cost of services consists primarily of the direct costs associated with the delivery of the Company's \Continuous Information Services and other services including personnel expenses for analysts and other personnel, direct expenses for events and conferences, and royalties to third party information providers. Cost of publications consists of expenses to create, print and distribute publications. Sales and marketing expenses include personnel expenses, promotional expenses, and sales commissions. Sales commissions are typically deferred when paid and expensed as the related revenue is recognized. Research and development expenses consist of personnel, consulting and other expenses to develop, enhance and operate GigaWeb. General and administrative expenses are primarily personnel costs and fees for professional services supporting the administrative functions of the Company.

     Since its inception, the Company has incurred substantial costs to develop its Continuous Information Services, establish its GigaWeb system, build a management team and recruit, employ and train research analysts, sales personnel and support staff for its business. The Company expects to incur significant losses through at least fiscal 1998 as the Company expands and develops its services and products.


     The Company has incurred substantial tax loss carryforwards since inception, and acquired tax loss carryforwards with its acquisition of BIS, all of which totalled approximately $51.8 million in the aggregate at March 31, 1998. Due to the magnitude of these existing tax loss carryforwards, the continuing anticipated losses through at least 1998 and the substantial uncertainties associated with its business, the Company is unable to conclude that it is more likely than not that the deferred tax associated with these tax loss carryforwards will be realized. Accordingly, this deferred tax asset has been fully reserved. This valuation allowance will be reduced and the deferred tax asset will be recognized when and if it becomes more likely than not that the deferred tax asset will be realized.

RESULTS OF OPERATIONS

     The following table sets forth certain financial data as a percentage of total revenues for the periods indicated.

                                                                    PRO FORMA                        THREE MONTHS
                                                                   ------------      YEAR ENDED       ENDED MARCH
                                                                    YEAR ENDED      DECEMBER 31,          31,
                                                                   DECEMBER 31,    --------------    -------------
                                                                       1995        1996     1997     1997     1998
                                                                   ------------    -----    -----    -----    ----
Revenues:
  Continuous information services ..............................                      31%      74%      64%     79%
  Other services................................................         83%          60       24       32      20
  Publications..................................................         17            9        2        4       1
                                                                     ------        -----    -----    -----    ----
    Total revenues..............................................        100          100      100      100     100
                                                                     ------        -----    -----    -----    ----
Costs and expenses:
  Cost of services..............................................         70          122       63       80      51
  Cost of publications..........................................          6            8        1        2       1
  Sales and marketing...........................................          9           66      100      103      68
  Research and development......................................          3           18       10       16       4
  General and administrative....................................         68           96       33       26      16
  Depreciation and amortization.................................         19           24       14       16       5
                                                                     ------        -----    -----    -----    ----
    Total costs and expenses....................................        175          333      221      243     144
                                                                     ------        -----    -----    -----    ----
  Loss from operations..........................................        (75)        (233)    (121)    (143)    (44)
Interest income (expense), net..................................          1            4        0        2      (1)
                                                                     ------        -----    -----    -----    ----
  Loss from continuing operations before income taxes...........        (74)        (229)    (121)    (141)    (45)
Income tax (benefit) charge.....................................        (13)          (5)      (3)       0       0
                                                                     ------        -----    -----    -----    ----
  Loss from continuing operations...............................        (61)        (224)    (118)    (141)    (45)
  Income (loss) from discontinued operations....................         22          (27)       7       --      --
                                                                     ------        -----    -----    -----    ----
  Net loss......................................................        (39)%       (250)%   (111)%   (141)%   (45)%
                                                                     ------        -----    -----    -----    ----
                                                                     ------        -----    -----    -----    ----

     In general, the decreases in the various operating expenses as a percentage of total revenues are primarily due to leveraging those expenses over increased revenues derived from a growing customer base.

FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

     Revenues. Total revenues increased 112% to $8.6 million for the three months ended March 31,1998 from $4.0 million for the same period in 1997. The increase in total revenues was primarily due to the increase in revenues from Continuous Information Services.

     Revenues from Continuous Information Services increased 165% to $6.8 million for the three months ended March 31, 1998 from $2.6 million for the same period in 1997. This increase in revenues was primarily due to growing market acceptance of Giga's services and continued expansion of the Company's sales force.

     Revenues from Other Services increased 33% to $1.7 million for the three months ended March 31, 1998 from $1.3 million for the same period in 1997. The increase was primarily due to higher revenues from the planned expansion of the Company's events and conferences activities net of a decrease in consulting revenues associated with the phase-out of certain consulting activities.

     Revenues from Publications decreased 69% to $55,000 for the three months ended March 31, 1998 from $180,000 for the same period in 1997. The decrease was due to a de-emphasis on this business activity.

     Cost of services. Cost of services increased 37% to $4.4 million for the three months ended March 31, 1998 from $3.2 million for the same period in 1997. The increase in costs was primarily due to the expansion of the analyst staff and other expenses associated with providing Continuous Information Services.

     Cost of publications. Cost of publications decreased 5% to $71,000 for the three months ended March 31, 1998 from $75,000 for the same period in 1997. The decrease was primarily attributable to a continued reduction in the number of publications produced.

     Sales and marketing. Sales and marketing expenses increased 39% to $5.8 million for the three months ended March 31, 1998 from $4.2 million for the same period in 1997. The increase was principally due to the continued expansion of the Company's direct sales organization and higher sales commission expense from increased revenues.

     Research and development. Research and development expenses decreased 49% to $339,000 for the three months ended March 31, 1998 from $659,000 for the same three-month period in 1997. The decrease was primarily due to the completion of the development of the basic functionality of GigaWeb in 1997.

     General and administrative. General and administrative expenses increased 26% to $1.3 million for the three months ended March 31, 1998 from $1.1 million for the same period in 1997. The increase in expense was primarily due to enhancements to infrastructure such as internal systems, additional personnel and other items to support the Company's growth.

     Depreciation and amortization. Depreciation and amortization expense decreased 39% to $385,000 for the three months ended March 31, 1998 from $634,000 for the same period in 1997. The decrease was primarily due to the Company's practice in 1997 to rent, instead of purchase, computer equipment.

     Interest income and expense. Interest income decreased to $37,000 for the three months ended March 31, 1998 from $98,000 for the same period in 1997 due to lower cash balances available for investment. Interest expense increased to $86,000 from $17,000 for the same period in 1997 due to a long-term equipment financing loan agreement entered into by the Company in June 1997.

FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 AND 1995 (PRO FORMA)

     For purposes of the following discussion, the results for the year ended December 31, 1995 are presented on a pro forma basis to reflect (i) the operations of the Predecessor Companies from January 1, 1995 to April 5, 1995,
(ii) the operations of the Company from March 17, 1995 to December 31, 1995 and
(iii) the operations of ExperNet and the amortization of goodwill incurred in connection with the acquisition of the Predecessor Companies as though such acquisitions occurred on January 1, 1995. The results of the BIS market research business and the Australian econometric forecasting operation have been shown as discontinued operations. The Company's activities from March 17, 1995 to April 5, 1995 were principally devoted to the acquisition of the Predecessor Companies.

     Revenues. Total revenues increased 94% to $19.7 million in 1997 from $10.1 million in 1996 and were essentially unchanged in 1996 from $10.3 million in 1995. These changes in total revenues were primarily due to increased revenues from Continuous Information Services, offset by decreased revenues from Other Services.


     Revenues from Continuous Information Services increased 364% to $14.6 million in 1997 from $3.1 million in 1996. The Company began marketing its Continuous Information Services in April 1996. The increase in revenues was primarily due to growing market acceptance of Giga's services and continued expansion of the Company's sales force.


     Revenues from Other Services decreased 22% to $4.7 million in 1997 from $6.0 million in 1996 and 29% in 1996 from $8.5 million in 1995. The decrease in such revenues in 1997 was principally due to a planned phase-out of BIS's consulting business offset by increased revenues from the Company's events and conferences. The decrease in revenues in 1996 compared to 1995 was primarily due to the decrease in certain consulting activities.

     Revenues from Publications decreased 64% to $344,000 in 1997 from $946,000 in 1996 and 45% in 1996 from $1.7 million in 1995. The decreases were primarily due to a de-emphasis on this business activity.

     Cost of services. Cost of services decreased 1% to $12.5 million in 1997 from $12.3 million in 1996 and increased 72% in 1996 from $7.2 million in 1995. The cost decrease in 1997 was primarily due to decreased expenses for the legacy BIS consulting business being phased-out, offset by increased expenses to provide Continuous Information Services to the Company's growing customer base. The cost increase in 1996 was due to the Company's substantial investment to build its research organization and retain consultants for the Company's Continuous Information Services.

     Cost of publications. Cost of publications decreased 78% to $174,000 from $790,000 in 1996 and increased 35% in 1996 from $586,000 in 1995. The decrease in 1997 was principally due to a planned decrease in the number of publications. The increase in 1996 was primarily due to a change in the mix of publications sold.

     Sales and marketing. Sales and marketing expenses increased 193% to $19.6 million in 1997 from $6.7 million in 1996 and 590% in 1996 from $972,000 in 1995. The increase in 1997 was primarily due to the expansion of the Company's sales organization to sell its Continuous Information Services and higher sales commission expense from increased revenues. The increase in 1996 was principally attributable to the increased investment in marketing programs and expansion of the Company's sales force in connection with the introduction of its Continuous Information Services in April 1996.

     Research and development. Research and development increased 10% to $2.0 million in 1997 from $1.8 million in 1996 and 414% in 1996 from $348,000 in 1995. The increase in 1997 was primarily due to the continued enhancement of GigaWeb to meet evolving market needs. The increase in 1996 was due to the investment required for the development of GigaWeb and ExperNet.


     General and administrative. General and administrative expenses decreased 34% to $6.4 million in 1997 from $9.7 million in 1996 and increased 40% in 1996 from $6.9 million in 1995. The decrease in 1997 from 1996, and the increase in 1996 over 1995, was primarily due to one-time expenses in 1996 for internal systems, facilities, personnel, and other items to build the infrastructure to support the expansion of the Company's operations.


     Depreciation and amortization. Depreciation and amortization expenses increased 18% to $2.8 million in 1997 from $2.4 million in 1996 and 22% in 1996 from 2.0 million in 1995. The increase in 1997 was due primarily to the write-off of the remaining amount of unamortized goodwill associated with the ExperNet acquisition offset by the Company's practice in 1997 to rent rather than purchase computer equipment.

     Interest income and expense. Interest income was earned on cash balances, in excess of then current operating needs, from the Company's equity financing during 1996 and 1997. Interest expense is primarily from long-term debt for equipment financing and acquisitions and varies with the outstanding balance.


     Discontinued operations. In June 1996, the Company discontinued its BIS market research business and, as a result, recorded a charge of approximately $2.3 million, net of taxes, in the year ended December 31, 1996. In 1997, the Company recorded income, net of taxes, of $1.1 million from the settlement of a liability relating to a long-term, foreign lease and the reversal of a provision established for refunds to potentially dissatisfied customers that had been part of the aforementioned charge.


LIQUIDITY AND CAPITAL RESOURCES


     Since its inception, the Company has funded its operations primarily through the private placement of equity securities and borrowings under promissory notes. The Company has received aggregate net proceeds of $42.5 million from the private placement of equity securities and recently borrowed $10.0 million under the Bridge Notes. At March 31, 1998, the Company had cash and cash equivalents of $1.8 million. See Notes 11, 13 and 20 to the Consolidated Financial Statements.



     During 1997 and the three months ended March 31, 1998, the Company's capital expenditures totaled approximately $559,000 and $261,000, respectively, primarily for computer equipment. The Company expects that additional purchases of computer equipment will be made as the Company's employee base and customer base grow. As of March 31, 1998, the Company had no material commitments for capital expenditures, and the Company does not currently expect the rate of capital spending to vary significantly through the end of 1999.


     Net cash used by continuing operations was approximately $17.7 million and $14.5 million for the years ended December 31, 1996 and 1997, respectively, and approximately $1.3 million for the three months ended March 31, 1998. Net cash used by investing activities of approximately $206,000 for the year ended December 31, 1997 and approximately $251,000 for the three months ended March 31, 1998 were primarily due to purchases of computer equipment. Cash provided from financing activities of approximately $17.7 million for the period March 17, 1995 to December 31, 1995 and approximately $11.6 million and $11.7 million for the years ended December 31, 1996 and 1997, respectively, were primarily generated by the issuance of the Common Stock and Preferred Stock as previously described. Cash used by financing activities for the three months ended March 31, 1998 of $231,000 was principally used to repay long-term debt.


     In April 1998, the Company issued the Bridge Notes in the aggregate principal amount of $10.0 million and warrants to purchase an aggregate of 166,666 shares of Common Stock at an exercise price of $3.00 per share. The Bridge Notes accrue interest at the rate of 12% per annum. The obligations under the Bridge Notes are collateralized by substantially all of the assets of the Company. The outstanding principal amount of, and any unpaid accrued interest on, the Bridge Notes is due and payable upon the consummation of the Offering and may be prepaid in whole or in part at any time without penalty. In April 1998 and May 1998, the Company issued an aggregate of $2.0 million of Series D Preferred Stock. All outstanding shares of the Company's Series D Preferred Stock will automatically convert into Common Stock upon the consummation of the Offering. See 'Certain Transactions' and Note 20 to the Consolidated Financial Statements for additional information concerning these transactions. The Company believes that the net proceeds from the Offering (after repayment of the Bridge Notes described herein), together with its existing cash and cash equivalents and cash generated from operations, after the repayment of the Bridge Notes and the repayment of other debt as it becomes due, will be sufficient to fund the Company's cash needs until at least the end of 1999.



     The Company has spent substantial amounts to date on capital and operating expenditures which have contributed to an accumulated deficit of $54.7 million as of March 31, 1998. Furthermore, the Company expects capital and operating expenditures to increase due to numerous factors, including the Company's plans to increase marketing efforts for its Continuous Information Services, the expected costs to attract and retain qualified employees, including research and sales personnel, on a timely basis and the related costs of such efforts, the response of competitors to the Company's services, the Company's plans to develop and market new services and products, the further enhancement of the GigaWeb system and the Company's expansion of its international operations, and the continued acceptance by customers of annual membership agreements providing for advance payments rather than equal monthly installments or some other payment model. The Company anticipates funding its ongoing working capital needs principally through the net proceeds to the Company from the Offering. The Company believes that the net proceeds from the Offering (after repayment of the Bridge Notes described herein), together with the Company's existing cash and cash equivalents and cash generated from operations, after the repayment of other debt as it becomes due, will be sufficient to fund the Company's cash needs until at least the end of 1999. However, in the event that the Company encounters difficulties in collecting accounts receivable, experiences low or reduced subscription renewal rates or otherwise has revenues that are lower than planned, the Company might require additional working capital. As of May 31, 1998, the Company had, excluding the Bridge Notes, approximately $1.2 million of equipment financing debt and had access to an invoice factoring arrangement with a commercial bank under which the Company could borrow up to $3,000,000 or 80% of eligible accounts receivable, whichever is less. If necessary, the Company would consider various other sources of financing, including, but not limited to, private placements, the sale of assets and strategic alliances, but there can be no assurance that such financing would be available to the Company on terms that are acceptable, if at all. If adequate funds are not available, the Company may be required to reduce its fixed costs and delay, scale back or eliminate certain of its services, any of which could have a material adverse effect in the Company's business, financial condition and results of operations. See 'Risk Factors--Substantial Future Capital Needs; Risks of Working Capital Deficiency.'


OTHER FACTORS THAT MAY AFFECT FUTURE PERFORMANCE


     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. The Company has commenced efforts to ensure that the computer systems and applications upon which it relies for internal operations and external communications, and presently expects to use following December 31, 1999, are or will be year 2000 compliant. While uncertainty exists concerning the potential effects associated with such compliance, the Company does not believe that year 2000 compliance will result in a material adverse effect on its business, financial condition or results of operations.

                                    BUSINESS

GENERAL

     The Company provides objective analyses and advice relating to developments and trends in the computing, telecommunications, and related industries (collectively, the 'Information Technology' or 'IT' industries) to assist its customers in making technology-related decisions. IT is critical to the competitiveness and long-term viability of a wide range of organizations. The Company believes information overload, confusion, and anxiety exists among IT decision-makers. As a result, an increasing number of organizations are turning to Continuous Information Service ('CIS') providers to monitor and analyze IT developments and to identify trends to support such organizations' IT decision-making needs. The Company's Continuous Information Services are available to customers for an annual subcription fee billed and payable in advance, which entitles members to (i) access all the Company's advisory service information and analyses, (ii) inquiry privileges and (iii) participate in briefings, a conference and teleconferences.

CIS MARKET

     The CIS industry emerged in the 1960's in response to the complexity and growth in the IT market. In the early stages of the CIS industry's development, CIS providers primarily produced quantitative analyses of IT industry trends to assist vendors with product planning and formulation of marketing and business strategies. The IT industry continued to rapidly evolve and increasingly became characterized by short product life cycles, highly complex, distributed computing and telecommunications architectures and IT systems made up of hardware and software from a wide variety of vendors. As a result, decision-making by users of IT products and services became increasingly complicated, straining the analytic resources within organizations. In response to this opportunity, a second generation of CIS providers emerged by the 1980's, offering analytical and decision-support information to users, in addition to the quantitative information offered to vendors. These second generation providers continued to be characterized by multiple information service offerings, each of which focused on a specific aspect of the IT industry, such as mainframes, personal computers, operating systems, application development tools or relational databases. Over time, as IT became more complex, the number of such services proliferated.

     In the 1990's, the continuous expansion of technological choices has made IT operations even more complex and diverse, particularly with the migration from legacy mainframe systems to distributed client-server and other architectures and the emergence of the Internet, together with advanced telecommunications offerings. As a result, organizations are increasingly turning to outside consultants for support. In addition to users and vendors, an emerging segment of the CIS market includes business managers, who require increased awareness of IT issues to heighten sensitivity to systems opportunities, and small businesses, which are becoming more reliant on technology.

     The Company believes that the multiple-service model is not well positioned to effectively address the critical and evolving IT needs of modern organizations. Due to the complexity and interrelationships among the various aspects of IT, the Company believes organizations require integrated advice that is not limited to the boundaries of the second generation model. In addition, since IT solutions also often require practical, hands-on experience, CIS providers must complement the strategy-oriented consultative skills of many of today's industry analysts with pragmatic real-world advice. Due to increasing time and budget pressures, customers must also be able to quickly and efficiently search through the voluminous resources and published content of CIS providers to locate the particular analyses and expertise they require.

THE GIGA SOLUTION

     Giga was founded by Gideon I. Gartner, who in 1979 founded Gartner Group, Inc. Building on his extensive experience and success in the CIS industry, Mr. Gartner formed Giga with the objective of creating a new approach toward addressing the CIS needs of IT users and vendors. Giga has developed a range of innovative Continuous Information Services, as well as an effective, electronic information delivery mechanism, designed to provide integrated IT analyses and advice.

     Foremost among these innovations is the Company's unified Advisory Service, in which IT research and analysis is offered to customers as a single service intended to encompass the variety of IT coverage offered by other CIS providers through multiple and fragmented services. The Company believes that its Advisory Service (i) delivers the comprehensive viewpoint required by customers, (ii) offers a price/performance advantage over the second generation model since the payment of one subscription fee provides access to all advisory research and
(iii) becomes increasingly cost effective over time as new advisory research is added without increased subscription fees.


     Giga's service approach was developed in response to the needs of the CIS market. The Company's unified Advisory Service produces internal benefits which the Company believes allows it to better service its customers, including (i) flexibility of resource allocation, (ii) an orientation toward internal collaboration and (iii) the development of experienced generalists, who are able to diagnose broad client challenges and communicate effectively with clients. Flexibility of resource allocation allows the Company to allocate its research resources to address subjects of the greatest significance to its customers at any particular time. The Company's orientation toward internal collaboration eliminates the competition among different advisory areas that the Company believes is customary at other IT providers. Instead, the Company encourages its analysts to work together in a multi-disciplinary approach and present a unified view to its customers. The process is also designed to be objective, by virtue of several features built into Giga's methodologies, such as a requirement that analysts articulate balanced opinions. In addition, research is available to clients on a timely basis through GigaWeb's sophisticated authoring technology. The customization features permitted by GigaWeb also make Giga's research more relevant to specific client environments.


     As part of its Continuous Advisory Consulting services, the Company also enters into on-going retainer-based consulting arrangements with its customers to assess various IT issues, including an organization's strategic technology plan, a vendor's marketing plan, or the implementation issues surrounding a major technology migration. Advisory Consulting is a valuable extension of the Company's client inquiry process, enabling customers to request more in-depth analysis targeted at the application of technology to their specific situation.

     The Company also offers customers its innovative IT Practice Services to complement its Advisory Service. Giga employs former IT operating executives to survey leading IT organizations, document the techniques and methods ('best practices') used by IT managers within these organizations, and deliver the results to customers, which can be combined with consulting servies. Each of these services focuses on a distinct job function within an IT organization, permitting customers to benchmark their IT practices against those of peers and to obtain new ideas.


     The Company's Continuous Information Services are typically sold under annual contracts that renew automatically unless the customer cancels the subscription. The Company's experience has been that a substantial portion of customers renew expiring contracts for an equal or greater level of total CIS fees each year. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview.' The Company prices its services in a manner designed to be competitive in the marketplace. A typical Advisory Service contract currently has an Annualized Value of approximately $36,000 and a typical IT Practice Services contract currently has an Annualized Value of approximately $45,000.


     GigaWeb, the Company's Internet-based information delivery interface allows customers to easily and efficiently navigate through the full spectrum of original research and third-party content available through the Advisory Service. Through the use of intelligent software agents, the Company is able to provide customized information to each customer and to allow customers to search for and select the information that is most relevant to their particular needs. GigaWeb also enables collaboration with Giga's clients and maintains rich features which improve the usability of Giga research. In addition, to complement the Company's research and inquiry access, Advisory Service customers are provided access to ExperNet, the Company's network of external IT practitioners who have practical experience in solving real-world IT problems.

GIGA STRATEGY

     Giga's objective is to become the leading third generation CIS provider, offering a significant price/performance advantage over its competitors. The key elements of Giga's strategy include:

     o Utilizing and Enhancing its Price/Performance Advantage. The Company intends to use its price/performance advantage to increase the range of companies which can afford CIS products and services and to allow customers to offer Giga's content for a wider group of employees than has been affordable with competitors' products.


     o Leveraging Existing Customer Base. The Company's services are used by over 835 customers worldwide. Giga intends to expand its customer relationships by providing additional non-advisory services, such as IT Practice Services and Continuous Advisory Consulting. In addition, the Company is focused on increasing the number of Advisory Service subscribers within each customer's organization.



     o Expanding and Capitalizing on Worldwide Distribution. Giga has expanded its worldwide sales force from 49 on December 31, 1996 to 123 on June 30, 1998. The Company plans to continue to expand its sales and marketing organization both domestically and internationally. The Company has entered into agreements with distributors located in Spain, Israel and Korea and intends to develop additional international distribution arrangements.


PRODUCTS AND SERVICES

     The Company's four principal product and service lines are (i) Advisory Service, which includes ExperNet, (ii) IT Practice Services, (iii) Advisory Consulting and (iv) Events and Publications. The Company's services are designed to be accessed through GigaWeb, as well as through published reports and consultation with the Company's analysts and consultants. Set forth below is a schematic of Giga's principal product and service lines:

                                              ------------------------------------
                                              |      Giga Information Group      |
                                              ------------------------------------
                                                            |
                                                            |
                 ___________________________________________|____________________________________________________
                 |                             |                                 |                              |
                 |                             |                                 |                              |
----------------------------------------------------------------------------------------------------------------------------------
|       IT Practice Services   ||        Advisory Service        ||       Continuous Advisory     ||  Events and Publications     |
|                              ||                                ||           Consulting          ||                              |
| Integration of best practice ||   Continuous subscription-     ||                               || Conferences on IT industry   |
|   surveys with consulting    || based decision-support service || In-depth analysis and advice  ||issues and trends, stand-alone|
|                              ||       ExpertNet network        || provided on an on-going basis ||   reports and newsletters    |
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
|                                                    GigaWeb                                                                     |
|                                  Internet-based information delivery interface                                                 |
---------------------------------------------------------------------------------------------------------------------------------

Advisory Service


     Advisory Service, the principal CIS offering of the Company, is available to customers for an annual subscription fee billed and payable in advance, which entitles members to (i) access all of the Company's advisory service information and analyses, (ii) inquiry privileges and (iii) participate in briefings, one conference and teleconferences.

     Research

     Giga employs a structured and consistent research methodology. The goal of Giga research is to form original judgments and recommendations to support client decision-making. Research topics are determined in part by examination of customers' needs, which are identified by analysts through direct discussions with clients. The Company's methodology enables it to rapidly analyze IT markets, technologies, vendors, products and user issues. Analysts conduct informal research by surveying the Company's client base and interviewing vendors, consultants and other sources. These activities are supplemented with searches of numerous trade, financial and other third-party source materials compiled by the Company's research center. The Company believes its analysts form original judgments and recommendations by applying their professional experiences to their review of these combined materials. To ensure research quality and consistency, all research is reviewed on an ongoing basis by the Company's research management team, in conjunction with several senior analysts who are designated research leaders.

     The Company seeks to convey relevant and actionable information and analyses, as well as practical advice, to its customers through a spectrum of delivery mechanisms, including:

     o IdeaBytes. IdeaBytes are one-page, published analyses that are intended to provide customers with quick, up-to-date findings and opinions on current issues that are authored by the Company's analysts.

     o Planning Assumptions. Planning Assumptions are multi-page and highly formatted reports that provide customers with in-depth analyses of IT topics and recommendations for action. Planning Assumptions are designed to be responsive to the current needs of the market.

     o Inquiry Support. The Company maintains a 'Knowledge Center,' which consists of experienced research support associates who track customer inquiries and direct customers to the appropriate analyst or source of information. Customers also have direct access to the Company's analysts or ExperNet practitioners on-line through GigaWeb.

     o GigaTels. GigaTels are audio teleconferences run by the Company's analysts on selected topics and provide an open forum for questions, exchanges and debate. There were 3,000 participants in the 91 hour-long GigaTels held in 1997.

     o Third-Party Content. The Company provides customers with access through GigaWeb to publications from information partners such as Dow Jones and Information Access Corporation.

     Examples of Giga research topics include 'Network-Centric Enterprise Architectures,' 'Platforms for Enterprise Computing: The Emerging Role of NT in the Enterprise' and 'Participating in Electronic Commerce.' Since these topics are typically interdisciplinary, they are supported by research from multiple analysts that cover different areas of IT. For example, the topic covering enterprise platforms requires research contributions from analysts who cover the mainframe, client-server, wide-area networks, database management systems and operating systems areas, necessitating the active participation of five or more analysts. The Company's research culture is designed to encourage collaboration among analysts.


     The Company currently employs approximately 60 research professionals and plans to hire additional research professionals, as needed. The Company's principal research offices are located in Cambridge, MA, Westport, CT and Santa Clara, CA. Giga's analysts average 10 years of experience with backgrounds ranging from consulting to vendor and user professional positions.


     ExperNet


     To complement the Company's research and inquiry access, customers have access through GigaWeb to ExperNet, a network of over 1,000 external IT practitioners. These practitioners have current experience in diversified segments of the IT industry, which the Company believes cannot be efficiently covered by the traditional CIS approach, and are available to assist clients in solving real-world IT problems. Each practitioner responds to customer inquiries at no additional charge in return for access to Giga information.

GigaWeb and Other Delivery Mechanisms

     Advisory Service research is customized in a personalized manner through GigaWeb, the Company's proprietary, Internet-based information delivery interface which provides on-line access to the Company's research reports, third-party content, analysts and ExperNet. GigaWeb makes it possible for members to obtain both a unified and complete view across all of Giga's advisory content while matching customers' specific needs as determined by self-administered profiles and prior inquiries. GigaWeb is designed to make it easy and efficient for a customer to navigate through the full spectrum of Giga's original research and third-party content, together with access to human expertise. Subscribers to Advisory Service are provided with a personalized home page (the 'Virtual Office') which is accessed through Giga's password-protected Internet site using a Web browser.

     GigaWeb enables customers to search for relevant information using word searches. Based on the individualized customer profile, GigaWeb automatically selects the particular subset of Giga research and third-party content most relevant to the customer and delivers it to the customer's Virtual Office or via e-mail. In addition, customers who have shared objectives or interests can interact with each other, as well as with Giga analysts and ExperNet practitioners, through on-line discussion groups. Advisory Service clients may provide GigaWeb access to large numbers of their IT professionals via content-only seats and various site license practices.

     The Company also has installed its content as an additional deliverable on several corporate intranets, and expects the volume of such installations to increase substantially. This service is called IntraGiga. For those companies utilizing Lotus Notes, Giga offers access to its research via GigaNotes. Customers can also request that Giga's research be provided via hard copy.

Continuous Advisory Consulting

     The Company's Continuous Advisory Consulting services provide Giga customers with support such as assessments of an organization's strategic technology plan, the implementation issues surrounding a major technology migration or a vendor's marketing plan. Advisory Consulting is a valuable extension of the Company's client inquiry process, enabling customers to request more in-depth analysis targeted at the application of technology to their specific situation. When a customer inquiry requires on-going or periodic assessments and updates, Giga analysts may construct a scheduled advisory program.

IT Practice Services

     The Company believes that its IT Practice Services enable Giga customers to be more effective in solving IT problems by leveraging the best practices of their peers. Senior Giga advisors with strong IT and management expertise document the successful operating practices and techniques of IT managers in a concise reference book. The insights gained from these best practices are interpreted by the advisors and tailored to fit in the context of the customer's organization. IT Practice Services are designed for specific job functions found within the IT organization and address the issues that such individuals must solve. Currently, the Company offers IT Practice Services in three areas: CIO Practices, Year 2000 Practices and Security Practices. Each IT Practice Service is available for an annual subscription fee. Each customer receives (i) three in-depth studies documenting best practices, (ii) on-site consultations to guide the client in applying the best practices that are most pertinent to the customer and (iii) inquiry access to IT Practice Service advisors.

Events and Publications


     The Company organizes and sponsors a range of events on significant IT industry issues and trends. At GigaWorld IT Forum, the Company's flagship annual conference, Giga analysts present and update their most important research findings and recommendations and meet one-on-one in advisory sessions with clients. Other conferences include the 'Business OnLine Symposia' and the 'Business and Process Workflow' conference series, both held in the United States and Europe annually. In 1997, the Company organized and hosted 11 three-day conferences, and sponsored an additional 9 conferences (hosted by partner organizations).

     The Company produces a series of off-the-shelf publications based on conference topics or current IT issues which are identified through the Advisory Service and marketed to IT professionals. The Company produced six publications and one newsletter in 1997.

SALES AND MARKETING


     Since inception, the Company has made substantial investments in sales and marketing to sell its services, address additional markets and support its growing customer base. The Company sells its services through a direct sales force located in the United States, Canada, United Kingdom, France, Germany, the Netherlands and Denmark. As of June 30, 1998, the Company's North American direct sales force consisted of 104 field sales personnel, an increase from 42 personnel at December 31, 1996. The Company also had 19 international direct sales personnel serving Europe, an increase from 7 personnel at December 31, 1996. The Company also sells its services through independent representatives in Spain, Israel and Korea. These repesentatives are compensated based on the contract value of the contracts generated by them. The representatives are involved in other activities related to IT technology, mainly consulting, but they do not represent any products or perform any services that conflict with the Company's services. To date, revenues from these representatives have been insignificant. The Company's internal marketing organization, primarily located in the Company's Norwell, Massachusetts facility, provides public relations, lead generation, direct mail support and other related services.


     All Giga sales representatives participate in the Company's annual sales compensation plan. Commissions are paid monthly based upon NAVI attainment versus established quotas. Additional bonuses and other incentives are paid for meeting and/or exceeding certain established targets and for special promotions.


     The Company has over 835 customers. No single customer accounted for over 3% of the Company's revenues for the year ended December 31, 1997. The Company serves customers across a broad array of industries, which include:



Allstate                                              Harley Davidson
AT&T Wireless Services                                Heartland Health Systems
Barclays Bank Plc                                     Hewlett-Packard Co.
BASF AG                                               IBM
Blue Cross Blue Shield of Nebraska                    Microsoft
City of Cincinnati                                    Netherlands Car BV
Deloitte & Touche                                     Netscape
FedEx Corporation                                     Pirelli Informatica S.p.A.
Ford Motor Company                                    SAS Institute, Inc.
The Gillette Company                                  State of North Carolina
Girl Scouts of the USA                                Taco Bell
Gouvernment du Quebec Conseil du Tresor               United Nations International Computing Centre


COMPETITION


     The Company competes in the IT market directly with other independent providers of Continuous Information Services, including Gartner Group, META Group, Inc. and Forrester Research Inc., and the internal planning, research and marketing staffs of corporations and IT vendors. The Company also competes with other information providers, including market research firms, 'Big Five' accounting firms, consulting firms and systems integrators. Many of the Company's direct and indirect competitors have substantially greater financial, information gathering and marketing resources than the Company. Some of the Company's direct and indirect competitors also have established research organizations with greater market recognition and experience in the IT industry. See 'Risk Factors--Significant Competition.'


EMPLOYEES


     As of June 30, 1998, the Company employed 341 persons, including 76 in research and research support, 29 in events and publications, 180 in sales and marketing, 10 in research and development and 46 in administration. Of such employees, 99 are located in the Company's Norwell facility, 73 are located in the Company's other domestic facilities, 61 are located internationally and 108 work from their homes. None of the Company's employees are represented by a collective bargaining arrangement and the Company believes its relationship with its employees is good.

FACILITIES


     The Company's headquarters are located in Norwell, Massachusetts and consist of approximately 27,000 square feet. This facility and the Company's approximately 8,000 square feet in its Cambridge, Massachusetts facility together accommodate corporate administration, research and analysis, marketing and sales and customer support. The lease on the Cambridge facility expires in November 2000 and the lease on the Norwell facility was recently renewed and expires in June 2001. The Company also leases office space for its research, and sales and marketing efforts in three other U.S. and three primary international locations. The Company believes that additional facilities will be available in the future on commercially reasonable terms to meet future needs. See Note 7 to the Consolidated Financial Statements for information regarding the Company's annual rental costs.


LEGAL PROCEEDINGS


     Giga Media BV, the owner of a Benelux trademark registration for the trademark GIGA MEDIA, filed a lawsuit (docket number 81567 AL/98-509HH) on March 12, 1998 against the Company alleging tradename infringement, and requesting a court order requiring the Company to use an alternative tradename to Giga Information Group in the Netherlands. The matter is pending before the Cantonal Judge at Haarlem, the Netherlands. Although the Company is contesting this lawsuit, there can be no assurance that it will result in a decision that is favorable to the Company. See 'Risk Factors--Uncertainties Relating to Proprietary Rights.'



     In addition to the proceeding described above, the Company from time to time is involved in certain other litigation arising in the normal course of its business. The Company does not believe that any such litigation, alone or in the aggregate, would have a material adverse effect on the Company's financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company, and their ages as of March 31, 1998, are as follows:

NAME                                               AGE   POSITION
------------------------------------------------   ---   ------------------------------------------------
Gideon I. Gartner...............................   63    Chairman, President and Chief Executive Officer
James C. R. Graham..............................   47    Executive Vice President
Daniel M. Clarke................................   51    Senior Vice President, Chief Financial Officer,
                                                         Treasurer and Secretary
Keith R. Belton.................................   37    Senior Vice President, Research
Michael R. Mooradian............................   40    Senior Vice President, Worldwide Sales
Neill H. Brownstein (1)(2)......................   54    Director
David L. Gilmour................................   40    Director
Richard L. Crandall (2).........................   54    Director
Bernard Goldstein (2)...........................   67    Director
Irwin Lieber (1)................................   58    Director
Josh S. Weston (3)..............................   69    Director Nominee

------------------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee
(3) To be appointed a director upon closing of the Offering

     Mr. Gartner has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since its inception in March 1995. In October 1997, he was also elected President. From 1993 to 1994, he was a private investor. From 1991 to 1992, he served as Chairman, and from 1979 to 1991 he served as President, Chairman and Chief Executive Officer of Gartner Group, Inc., an information technology company which he founded. From 1972 to 1979, he served as a technology analyst and subsequently as a partner at Oppenheimer & Co., an entity engaged in the financial services business. Mr. Gartner received his B.S. in engineering from Massachusetts Institute of Technology ('MIT') and received an M.S. in management from MIT's Sloan School of Management.

     Mr. Graham has served as Executive Vice President of the Company since October 1997. Prior to joining Giga, he was Vice President, Information Systems of United States Fidelity & Guaranty Corporation, an insurance company, from 1994 to October 1997. From 1990 to 1994, he was Vice President, Marketing and Product Management at Seer Technologies, a software company. From 1987 to 1990, Mr. Graham was Vice President, Software Engineering Strategies at Gartner Group, Inc. From 1982 to 1986, he was Executive Vice President of VenturCom, a software company that he founded. Prior to that he was an Economic Advisor at The Business Roundtable from 1977 to 1980. From 1976 to 1977, Mr. Graham was the Special Assistant to the U.S. Secretary of Commerce and, from 1974 to 1976, he was the Vice President and Executive Secretary of Industrial Energy Users Forum. Mr. Graham received a B.A. in logic from Georgetown University and an M.S. in finance and economics from MIT's Sloan School of Management.


     Mr. Clarke has served as Senior Vice President, Chief Financial Officer, Treasurer and Secretary since September 1997. From July 1996 to August 1997, Mr. Clarke served as Vice President, Finance and Administration and Chief Financial Officer for Dataware Technologies, Inc., a provider of software for professional electronic publishing and knowledge management. From January 1995 to June 1996, Mr. Clarke was an independent financial consultant. From 1990 to December 1995, Mr. Clarke was an executive officer of Xyvision, Inc., a software and services company that develops and markets advanced software for document management, publishing and prepress. He served as Vice President, Chief Financial Officer and Secretary of

Xyvision until January 1994, and as President and Chief Operating Officer from February 1994. From 1981 to 1989, Mr. Clarke served in a variety of senior management positions with BBN Corporation, a diversified high technology company. Mr. Clarke holds a B.S. Degree from Rensselaer Polytechnic Institute and an M.B.A. from Harvard Business School.

     Mr. Belton joined the Company in October 1997 as Vice President, Research and was named Senior Vice President, Research in December 1997. From October 1996 to September 1997, Mr. Belton was Vice President, Marketing for Datamedic Corp., a software company. From July 1994 to September 1996, he was a partner at Benchmark Partners, a consulting company. From 1990 to 1994, he held various positions with Kurzweil Applied Intelligence Inc., a software company, including Director of Product Marketing from 1993 to 1994. From 1985 to 1989, he was the Director, Manufacturing Automation Planning Service for the Yankee Group, a consulting company. Mr. Belton holds a B.A. in Economics from Haverford College.

     Mr. Mooradian has served as Senior Vice President, Worldwide Sales of the Company since August 1997. From August 1996 to August 1997, Mr. Mooradian served as Regional Vice President of Giga's central region. From January 1996 to July 1996, he served as Vice President of Sales, North America for Timeline, Inc., a developer of client/server, financial management and reporting systems. From 1991 to January 1996, he held several management positions at Comshare, a decision support software company. From 1989 to 1991, he served as a sales representative for Ross Systems, Inc., a financial systems integrator. From 1987 to 1989, he served as a sales representative for Corporate Class Software, Inc., a software company. From 1985 to 1986, he served as a sales representative for Information Resources, Inc., a software company, and, from 1984 to 1985, as a sales representative for Hewlett-Packard. Mr. Mooradian received a B.S. in Business Administration from DePaul University.

     Mr. Brownstein has served as a director of the Company since July 1995. Since January 1995, he has been a private investor. From 1970 to January 1995, Mr. Brownstein was associated with Bessemer Securities Corporation and was a founder and General Partner of three affiliated venture capital funds: Bessemer Venture Partners L.P., Bessemer Venture Partners III L.P. and Bessemer Venture Partners II L.P., for which he currently serves as a Special General Partner. Since 1970, he has been president of Neill H. Brownstein Corporation, an investment management counseling enterprise. He serves as a director of DSP Communications, Inc. Mr. Brownstein received a B.A. from Columbia College and an M.B.A. from the Kellogg School of Management at Northwestern University. Between 1979 and 1988, Mr. Brownstein also served as a director of Gartner Group, Inc.

     Mr. Gilmour is a co-founder of the Company with Mr. Gartner. He served as Senior Vice President and Chief Research Officer of the Company from April 1996 to February 1998 and has served as a director of the Company since July 1995. Mr. Gilmour continues to be a special advisor to Giga on Research and Technology and devotes approximately 25% of his time to the Company. From July 1995 to April 1996, he served as Senior Vice President of Technology of the Company. From July 1993 to July 1995, he served as Chief Executive Officer and a director of ExperNet Corporation, an information technology company which he founded with Mr. Gartner. From October 1992 to April 1993, Mr. Gilmour served as acting President and Chief Executive Officer, and from April 1991 to October 1992 and from April 1993 to July 1993, he served as Executive Vice President, Marketing, of Versant Object Technology Corporation, a computer software company. From 1989 to 1991, he served as Vice President--Database Systems Division, from 1986 to 1989, he served as General Manager--Advanced Products Division, and from 1984 to 1986, he served as Director Product Planning at Lotus Development Corporation, a software company. Mr. Gilmour received a B.A. in Applied Physics, an M.S. in engineering, both from Harvard University, and an M.B.A., with distinction, from Harvard Business School.

     Mr. Crandall has served as a director of and consultant to the Company since August 1995. He was founder of Comshare, Inc., a decision support software company, serving as its Chief Executive Officer from 1970 until 1994 and Chairman until April 1997. Mr. Crandall chairs the Enterprise Software Roundtable, consisting of the CEO's and COO's of the twenty-five largest enterprise software companies. He currently serves on the Board of Directors of Comshare, Computer Task Group and Diebold and several privately held technology companies. He serves on the National Advisory Board to the College of Engineering of the University of Michigan. Mr. Crandall received a B.S. in electrical engineering, a B.S. in mathematics and an M.S.E. in industrial engineering from the University of Michigan.

     Mr. Goldstein has served as a director of the Company since April 1997. He is a Director of Broadview Associates, LLC, which he joined in 1979. He is a past President of the Information Technology Association of America, the industry trade association of the computer service industry, and past Chairman of the Information Technology Foundation. Mr. Goldstein was a director of Apple Computer Inc. until August 1997, and is currently a Director of Franklin Electronic Publishers, Inc., Sungard Data Systems, Inc., SPSS, Inc. and several privately held companies. Mr. Goldstein received a B.S. from the Wharton School of the University of Pennsylvania and an M.B.A. from Columbia University.

     Mr. Lieber has served as a director of the Company since November 1995. Since 1979, he has served as Chairman and Chief Executive Officer of Geo Capital Corporation, an investment advisory firm which he founded. Additionally, Mr. Lieber has served as a corporate officer of InfoMedia Associates Ltd., a general partner of 21st Century Communications Partners, L.P., an investment fund. In addition, he is a general partner of Applewood L.P. and Wheatley L.P. LLC., investment funds. From 1970 to 1979, Mr. Lieber was a General Partner of First Manhattan Co., an investment management, brokerage and investment banking firm. Mr. Lieber is a director of LeaRonal Inc. He received a B.S. degree in electrical engineering from City College of New York and an M.S. degree in electrical engineering from Syracuse University.

     Mr. Weston is Honorary Chairman of the Board of Automatic Data Processing, Inc. ('ADP') and served as chairman from 1986 to April 1998. He was Chief Executive Officer of ADP from 1982 to 1996. Mr. Weston is a director of J. Crew Group Inc, Olsten Corporation, Public Service Enterprise Group Company, Shared Medical Systems, Inc. and Vanstar Corporation. Mr. Weston received a B.S. from City College of New York and an M.S. from the University of New Zealand where he was a Fulbright Scholar.

     Certain of the current directors of the Company were nominated and elected in accordance with a stockholders voting agreement which will terminate upon the consummation of the Offering. Each officer serves at the discretion of the Board of Directors. There are no family relationships among or between any of the directors and executive officers of the Company.

BOARD COMPENSATION

     Each Non-Employee Director of the Company is reimbursed for expenses incurred in connection with attendance at the meetings of the Board of Directors and committees thereof and is entitled to receive stock options under the Company's 1997 Director Option Plan. Directors who are employees of the Company currently receive no compensation for serving as directors.


     1997 Director Option Plan. The Director Plan, adopted in June 1997, provides for the grant of stock options to directors of the Company who are not full-time employees of the Company or any subsidiary ('Non-Employee Directors'). Only non-statutory options may be granted under the Director Plan. The maximum number of shares of Common Stock as to which options may be granted under the Plan is 50,000. Options are automatically granted to Non-Employee Directors as follows: (i) on July 1st of each year, commencing July 1, 1997, options to purchase 2,000 shares of Common Stock and (ii) unless such director was elected pursuant to a certain stockholder voting agreement (which agreement terminates upon consummation of the Offering), additional options to purchase 2,000 shares of Common Stock upon such directors' initial election as a director after adoption of the Plan. As of June 30, 1998, options to purchase 12,000 shares of Common Stock at a weighted average price of $3.00 per share were outstanding under the Director Plan (of which none were then exercisable). As of June 30, 1998, 38,000 shares of Common Stock were available for future grants under the Director Plan.


     The Director Plan is administered by the Board of Directors. The option exercise price for each option granted under the Director Plan is the fair market value of the Common Stock as of the date of grant. Options vest in four equal annual installments beginning on the first anniversary of the date of grant (subject to acceleration upon a 'change in control' as defined in the Director Plan), provided the optionee continues to serve as a director. Payment of the option exercise price is to be made in cash for the full exercise price of the options. Options are not assignable or transferrable except by will or the laws of descent and distribution and terminate on the earlier of ten years after the date of grant or sixty days after the optionee ceases to serve as a director, except in the event of death or disability.

     For a discussion of transactions between the Company and certain directors of the Company, see 'Certain Transactions.'

EXECUTIVE COMPENSATION


     The following table sets forth the compensation for the fiscal year ended December 31, 1997 of the Company's Chief Executive Officer and the Company's other most highly compensated executive officers whose annual salary and bonus compensation exceeded $100,000 (the Chief Executive Officer and such other executive officers are hereinafter referred to as the 'Named Executive Officers'):


                           SUMMARY COMPENSATION TABLE


                                                                            LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                                         ---------------
                                              ANNUAL COMPENSATION          SECURITIES
                                            ------------------------       UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION                 SALARY($)(1)    BONUS($)         OPTIONS        COMPENSATION($)(2)
-----------------------------------------   ------------    --------     ---------------    ------------------
Gideon Gartner;
  Chairman, CEO and President............      160,000       30,000            --                      --
David Gilmour;
  Senior Vice President, Research;
  Director(3)............................      160,000       24,000(4)         --                      --
Henry Givray;
  President and COO(5)...................      144,730(6)    30,000(7)    33,333 shares           125,097(8)
Jacques Bouvard;
  Senior Vice President, Technology(9)...      104,167       30,000(10)   20,000 shares            47,668(11)


------------------


  (1)  Includes amounts payable in 1997 and/or 1998 for services rendered by the Named Executive Officers in 1997.
  (2)  Other compensation in the form of perquisites and other personal benefits have been omitted because it constitutes the lesser of $50,000 or ten percent of the total annual salary and bonus of each of the Named
       Executive Officers in 1997.
  (3)  Mr. Gilmour became a non-employee consultant effective February 1, 1998 pursuant to a consulting agreement.
       See 'Employment-Related Agreements.'
  (4)  The amount shown does not include $24,000 paid in 1997 for 1996 compensation.
  (5)  Mr. Givray resigned from the Company on November 5, 1997 pursuant to the Separation Agreement dated January
       7, 1998 (the 'Givray Separation Agreement'). See 'Employment-Related Agreements.'
  (6)  The amount shown reflects salary and $9,205 for unused vacation but does not reflect $77,808 of salary continuation paid for the period of November 6, 1997 to April 30, 1998.
  (7)  The amount shown does not reflect $30,000 paid in 1997 for 1996 bonus compensation. The amount reflects
       $30,000 paid in 1998 for bonus pursuant to the Givray Separation Agreement.
  (8)  This amount reflects $77,808 for salary continuation for the period of November 6, 1997 to April 30, 1998,
       $5,000 for an additional bonus awarded for signing the Givray Separation Agreement, $30,000 paid in 1997 for relocation allowance and $12,289 reflecting certain travel and computer expenses. See 'Employment-Related
       Agreements.'
  (9)  Mr. Bouvard's employment with the Company ceased on October 16, 1997 pursuant to the Bouvard Agreement (as defined herein). See 'Employment-Related Agreements.'
 (10)  The amount reflects $30,000 for bonus paid in 1998 pursuant to the Bouvard Separation Agreement.
 (11)  This amount reflects $47,668 for salary continuation for the period of October 16, 1997 to March 15, 1998.

     The following table sets forth certain information regarding options granted by the Company to each of the Named Executive Officers during the fiscal year ended December 31, 1997:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS
                                ----------------------------------------------------------
                                NUMBER OF
                                SECURITIES   PERCENT OF TOTAL
                                UNDERLYING    OPTIONS GRANTED      EXERCISE
                                 OPTIONS      TO EMPLOYEES IN     PRICE PER     EXPIRATION
                                 GRANTED     FISCAL YEAR(%)(1)     SHARE($)        DATE
                                ----------   -----------------   ------------   ----------

Gideon I. Gartner.............         --             --               --           --

David L. Gilmour..............         --             --               --           --

Henry Givray..................     33,333           6.44             3.00        2/11/2007

Jacques Bouvard...............     20,000           3.86             3.00        2/11/2007

                                  POTENTIAL
                               REALIZABLE VALUE
                              AT ASSUMED ANNUAL
                                RATES OF STOCK
                              PRICE APPRECIATION
                                     FOR
                              OPTION TERM($)(2)
                              ------------------
                                 5%        10%
                              ---------  -------
Gideon I. Gartner.............   --        --
David L. Gilmour..............   --        --
Henry Givray..................  62,999   159,332
Jacques Bouvard...............  37,800    95,600


------------------

(1) Based on an aggregate of 517,597 options granted to employees in fiscal 1997, including options granted to the Named Executive Officers.


(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, computed annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the optionholders' continued employment through the option period and the date on which the options are exercised.

     The following table sets forth certain information concerning stock options held as of December 31, 1997 by each of the Named Executive Officers:

                      AGGREGATED OPTION EXERCISES IN LAST
                        FISCAL YEAR AND FISCAL YEAR-END
                                 OPTION VALUES

                                                                 NUMBER OF SHARES
                                                                    UNDERLYING
                                                               UNEXERCISED OPTIONS
                              NUMBER OF                         AT FISCAL YEAR-END
                           SHARES ACQUIRED      VALUE      ----------------------------
          NAME               ON EXERCISE     REALIZED($)   EXERCISABLE/   UNEXERCISABLE
-------------------------  ---------------   -----------   ------------   -------------

Gideon I. Gartner........           --             --         220,000             --

David L. Gilmour.........           --             --          24,167         15,833

Henry Givray.............        6,250          1,875              --         47,083

Jacques Bouvard..........           --             --           6,667         13,333


                            VALUE OF UNEXERCISED
                            IN-THE-MONEY OPTIONS
                            AT FISCAL YEAR END(1)
                         ---------------------------
          NAME           EXERCISABLE/  UNEXERCISABLE
-------------------------------------  -------------
Gideon I. Gartner........ $  2,530,000    $      --
David L. Gilmour......... $    277,921    $ 182,080
Henry Givray............. $         --    $ 474,955
Jacques Bouvard.......... $     66,670    $ 133,330


------------------

(1) Represents the total gain which would be realized if all in-the-money options held at December 31, 1997 were exercised, determined by multiplying the number of shares underlying the options by the difference between the assumed initial public offering price of $13.00 per share and the per share option exercise price. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

  Employment-Related Agreements


     Gideon I. Gartner. The Company has entered into a non-competition agreement with Mr. Gartner, dated November 13, 1995, pursuant to which Mr. Gartner has agreed not to compete with the Company, solicit any employee or take away any customer of the Company either during his employment with the Company or for so long thereafter as the Company continues to pay Mr. Gartner annual compensation of at least $120,000 (whether as an employee, consultant or in the form of severance or post-employment benefits).


     Henry Givray. The Company entered into a Separation Agreement with Mr. Givray, dated January 7, 1998 (the 'Givray Agreement'), under the terms of which Mr. Givray ceased working for the Company on November 5, 1997 and received continuation of base salary (at an annualized rate of $160,000) and certain other benefits through April 30, 1998. Mr. Givray also received $30,000 for 1997 bonus, a $5,000 bonus for signing the Givray Agreement and reimbursement of certain other items. The Company agreed to allow Mr. Givray to retain 6,250 options shares which were vested as of November 5, 1997. In addition, the Givray Agreement contains confidentiality and non-competition provisions which terminate October 31, 1998.



     Jacques Bouvard. The Company entered into a Separation Agreement with Mr. Bouvard, dated October 2, 1997 (the 'Bouvard Agreement'), under the terms of which Mr. Bouvard ceased working for the Company on October 15, 1997 and received (i) continuation of base salary (at an annualized rate of $125,000) and certain other benefits through March 15, 1998 and (ii) an annualized bonus of $30,000. The Company agreed not to exercise its right to repurchase any shares of Common Stock acquired by Mr. Bouvard under the 1996 Option Plan. As of March 15, 1998, Mr. Bouvard held 6,667 vested options under the 1996 Plan at an exercise price of $3.00. In addition, the Bouvard Agreement contains confidentiality and non-competition provisions which terminate February 15, 1999.


     For a discussion of certain current and past consulting arrangements between the Company and Messrs. Crandall, Brownstein and Gilmour, see 'Certain Transactions--Consulting Agreements.'

  Stock Plans


     1995 Stock Option/Stock Issuance Plan. The Company's 1995 Stock Plan was adopted by the Board of Directors in September 1995 and was approved by the stockholders in February 1996. Under the terms of the 1995 Stock Plan, the Company is authorized to make awards of restricted stock and to grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the 'Code') ('incentive stock options'), and stock options not intended to qualify as incentive stock options ('non-statutory stock options'), to employees, officers and directors of, and consultants and advisors to, the Company and its subsidiaries. As of June 30, 1998, options to purchase a total of 343,561 shares of Common Stock at a weighted average exercise price of $2.17 per share were outstanding under the 1995 Stock Plan (of which options to purchase 156,601 shares were then exercisable). As of June 30, 1998, 490,628 shares of Common Stock were available for future grant under the 1995 Stock Plan.


     The Board of Directors is authorized to select the option recipients and to determine the kind and terms of each option, including (i) the number of shares of Common Stock subject to each option, (ii) the option exercise price, (iii) the vesting schedule of the option, and (iv) the duration of the option. Options are generally not assignable or transferable except by will or the laws of descent and distribution.

     Restricted stock awards under the 1995 Stock Plan entitle the recipient to purchase Common Stock from the Company under terms which provide for vesting over a period of time and a right of repurchase of unvested stock by the Company when the recipient's relationship with the Company terminates. The Board of Directors is authorized to select the recipients of restricted stock awards and to determine the terms of each award, including (i) the dates on which restricted stock awards are made, (ii) the number of shares of Common Stock subject to the award, (iii) the purchase price (which can be less than the fair market value of the Common Stock) of the award, and (iv) the vesting schedule of the award. The recipients may not sell, transfer or otherwise dispose of shares subject to a restricted stock award until such shares are vested. Upon termination of the recipient's relationship with the Company will be entitled to repurchase those shares which are not vested on the termination date at a price equal to their original purchase price.

     1996 Stock Option Plan. The Company's 1996 Option Plan was adopted by the Board of Directors in August 1996 and was approved by the stockholders in September 1996. The 1996 Option Plan provides for the grant of stock options to employees, officers and directors of, and consultants or advisors to, the Company and its subsidiaries. Under the 1996 Option Plan, the Company may grant incentive stock options or non-statutory stock options. Incentive stock options may only be granted to employees of the Company. The maximum number of shares with respect to which options may be granted to any employee under the 1996 Option Plan shall not exceed 33,333 shares of Common Stock during any calendar year. As of June 30, 1998, options to purchase a total of 663,416 shares of Common Stock at a weighted average exercise price of $3.84 per share were outstanding under the 1996 Option Plan (of which options to purchase 55,091 shares were then exercisable). As of March 31, 1998, 328,127 shares of Common Stock were available for future grant under the 1996 Option Plan.


     The 1996 Option Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the 1996 Option Plan, the Compensation Committee has the authority to select option recipients and to determine the kind and terms of each option, including (i) the number of shares of Common Stock subject to the option, (ii) the option exercise price, which, in the case of incentive stock options, must be at least 100% (110% in the case of incentive stock options granted to a stockholder owning in excess of 10% of the Company's Common Stock) of the fair market value of the Common Stock as of the date of grant, (iii) the vesting schedule of the option, and (iv) the duration of the option (which, in the case of incentive stock options, may not exceed ten years).

     Payment of the option exercise price may be made in cash, shares of Common Stock, a combination of cash and Common Stock or by any other method (including delivery of a promissory note payable on terms specified by the Compensation Committee) approved by the Compensation Committee consistent with Section 422 of the Code and Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Options are not assignable or transferable except by will or the laws of descent and distribution and, in the case of non-statutory options, pursuant to a 'qualified domestic relations order' (as defined in the Code).

     401(k) Profit Sharing Plan. The Company maintains a 401(k) Profit Sharing Plan (the '401(k) Plan'), a tax-qualified plan covering all of its employees who are at least 21 years of age. Each employee may elect to reduce his or her current compensation by up to 15% (on a pre-tax basis). All employee and Company contributions to the 401(k) Plan are fully vested at all times. Upon termination of employment, an employee may elect a lump sum distribution of all amounts contributed by him or her under the 401(k) Plan. Early withdrawals from amounts contributed under the 401(k) Plan are allowed under certain circumstances, such as disability. In addition, subject to certain restrictions, employees may take a loan drawn on contributions made by the employee under the 401(k) plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Neill H. Brownstein and Irwin Lieber, neither of whom is or has been an officer or employee of the Company. For information concerning certain transactions between the Company and certain directors and concerning the former consulting relationship between the Company and certain directors, including Mr. Brownstein, see 'Certain Transactions.'

                              CERTAIN TRANSACTIONS

EARLY STAGES


     In 1995, Mr. Gartner contributed approximately $1.0 million to the capital of the Company. In consideration for such capital contribution, the Company issued to Mr. Gartner (i) in March 1995, 1,400,000 shares of Common Stock at a purchase price of $0.07125 per share, (ii) in July 1995, 60,000 shares of Series A Preferred Stock (80,000 shares of Common Stock on an as-converted basis) at a purchase price of $5.00 per share (or $3.75 per share of Common Stock), and
(iii) in October 1995, 400,000 shares of Common Stock at a purchase price of $1.50 per share. Also during 1995, Mr. Gartner incurred $186,000 of disbursements on behalf of the Company in connection with operating expenses prior to the incorporation of the Company, and for items related to the acquisition of BIS. The Company reimbursed Mr. Gartner for these expenses, without interest, in August 1995. In addition, Mr. Gartner made loans totalling $221,000, bearing interest at the rate of 10% per annum, to ExperNet (a subsidiary of the Company). These loans were repaid, together with unpaid interest thereon, in December 1995.


EXPERNET ACQUISITION


     In July 1995, the Company acquired (the 'ExperNet Acquisition') all of the ExperNet Corporation shares owned by Mr. Gartner and a majority of the ExperNet Corporation shares owned by Mr. Gilmour, aggregating 77.8% of ExperNet Corporation's outstanding common stock, in exchange for (i) 160,000 shares of Series A Preferred Stock (213,333 shares of Common Stock on an as-converted basis) of the Company, 80,000 shares (106,667 shares on an as-converted basis) of which were issued to Mr. Gartner and 80,000 shares (106,667 shares on an as-converted basis) of which were issued to Mr. Gilmour, and (ii) the issuance to Mr. Gartner of a fully-vested option to purchase 53,333 shares of Common Stock at an exercise price of $1.50 per share. In December 1995, the Company acquired Mr. Gilmour's remaining 22.2% interest in ExperNet Corporation in exchange for a $400,000 6% Convertible Note due December 31, 2005 (the 'Gilmour Note'). The Gilmour Note was repaid in full, together with interest thereon, by the Company; one-half in February 1998 and the remainder in April 1998. See '--Consulting Agreement--Gilmour Agreement.' In addition, Mr. Gilmour made loans totalling $101,000 to ExperNet Corporation, which loans were repaid in full, together with interest thereon, by ExperNet Corporation in December 1995.


FINANCINGS

  Series A Preferred Stock Financing

     In July 1995 and October 1995, the Company issued and sold (the 'Series A Financing') an aggregate of 570,000 shares of Series A Preferred Stock (760,001 shares of Common Stock on an as-converted basis) at a purchase price of $5.00 per share (or $3.75 per share of Common Stock) to a limited number of investors, including 60,000 shares (80,000 shares on an as-converted basis) to Mr. Brownstein, 15,000 shares (20,000 shares on an as-converted basis) to Mr. Crandall and 10,000 shares (13,333 shares on an as-converted basis) to James D. Robinson III, a former director of the Company.

  Series B Preferred Stock Financing


     In August 1995, the Company entered into a Convertible Promissory Note and Warrant Purchase Agreement with RRE Giga Investors, L.P. ('RRE Giga'), pursuant to which the Company borrowed $2.0 million from RRE Giga and issued RRE Giga a convertible promissory note (the 'RRE Note') in the principal amount of $2.0 million and a warrant (the 'RRE Warrant') to purchase 285,714 shares of Series B Preferred Stock (95,238 shares of Common Stock on an as-converted basis) at an exercise price of $2.345 per share (or $7.035 per share of Common Stock). In November 1995, the RRE Note was converted into 571,428 shares of Series B Preferred Stock (190,476 shares on an as-converted basis). In September 1996, RRE Giga made a cashless exercise of the RRE Warrant and received 218,714 shares of Series B Preferred Stock (72,905 shares on an as-converted basis). Mr. Robinson, a former director of the Company, is Chairman and Chief Executive Officer of RRE Investors, L.L.C., the General Partner of RRE Giga.

     In November 1995, February 1996 and December 1996, the Company issued and sold (the 'Series B Financing') an aggregate of 7,354,500 shares of Series B Preferred Stock (2,451,497 shares of Common Stock on an as-converted basis), at a purchase price of $3.50 per share (or $10.50 per share of Common Stock), to a limited number of investors, including 40,000 shares of Series B Preferred Stock to Mr. Brownstein and certain members of his family for aggregate consideration of $140,000. The following entities which are affiliates of directors and/or principal stockholders of the Company also purchased Series B Preferred Stock:



ENTITIES AFFILIATED WITH:                                        NO. OF SHARES      AGGREGATE CONSIDERATION PAID
--------------------------------------------------------------   -------------      ----------------------------
21st Century Communications Partners, L.P.....................     1,714,286                 $6,000,000
S(squared) Technology Corporation.............................     1,116,398                  3,907,393
RRE Giga Investors, L.P.......................................     1,078,713                  3,775,495
Montgomery Small Cap Partners, L.P............................     1,029,714                  3,604,000
Wanger Asset Management, L.P..................................       885,714                  3,100,000


     Mr. Lieber, a director of the Company, is a corporate officer of InfoMedia Associates, Ltd., which is a General Partner of 21st Century Communications Partners, L.P. ('21-CCP'), 21st Century Communications T-E Partners, L.P. ('21-CCTEP') and 21st Century Communications Foreign Partners, L.P. ('21-CCFP'). Mr. Robinson, a former director of the Company, is Chairman and Chief Executive Officer of RRE Investors, L.L.C., the General Partner of RRE Giga and RRE Giga Investors II, L.P. ('RRE Giga II').

  Series C Preferred Stock Financing


     In May and December 1997, the Company issued and sold (the 'Series C Financing') an aggregate of 2,609,491 shares of Series C Preferred Stock (1,021,429 shares of Common Stock on an as-converted basis) at a purchase price of $4.11 per share (or $10.50 per share of Common Stock). The Series C Preferred Stock entitled investors to receive warrants to purchase up to 54% additional shares of Series C Preferred Stock based upon the Company's NAVI for fiscal 1997. In January 1998, the Company issued warrants to purchase an aggregate of an additional 1,409,127 shares of Series C Preferred Stock (551,574 shares of Common Stock on an as-converted basis) at an exercise price of $5.28 per share (or $13.50 per share of Common Stock). The following persons and entities who are executive officers, directors, affiliates of directors and/or principal stockholders of the Company invested in Series C Preferred Stock:



                                                                  SHARES OF                   AGGREGATE
                                                                  SERIES C     SERIES C     CONSIDERATION
NAME                                                                STOCK      WARRANTS         PAID
---------------------------------------------------------------   ---------    ---------    -------------
Entities affiliated with Dawson-Samberg Capital Management,
  Inc..........................................................   1,946,473    1,051,095     $ 8,000,000
Gideon I. Gartner..............................................      60,827       32,847         250,000
Richard Crandall Trust.........................................      30,414       16,424         125,000
Bernard Goldstein..............................................      24,331       13,139         100,000
Neill H. Brownstein............................................      60,827       32,847         250,000
Wheatley Partners, L.P.........................................     111,923       60,438         391,731
Wheatley Foreign Partners, L.P.................................       9,732        5,255          34,062


  Series D Preferred Stock Financing


     In April and May 1998, the Company issued and sold (the 'Series D Financing') an aggregate of 285,715 shares of Series D Preferred Stock (190,476 shares of Common Stock on an as-converted basis), at a purchase price of $7.00 per share (or $10.50 per share of Common Stock), and warrants to purchase an additional 154,285 shares of Series D Preferred Stock (102,857 shares of Common Stock on an as-converted basis), at an exercise price of $9.00 per share (or $13.50 per share of Common Stock). Acorn Fund, a series of Acorn Investment Trust, which is managed by Wanger Asset Management, L.P., purchased 71,429 shares of Series D Preferred Stock and received warrants to purchase an additional 38,571 shares of Series D Preferred Stock for an aggregate consideration of approximately $500,000.

CONSULTING AGREEMENTS

  Crandall Consulting Agreement

     In August 1995, the Company entered into a consulting arrangement with Mr. Crandall. The arrangement provided for payment to Mr. Crandall of $50,000 per annum in 1995 and $60,000 per annum in 1996. In lieu of certain payments due to Mr. Crandall, the Company issued to Mr. Crandall 40,000 shares of Common Stock at a purchase price of $1.50 per share. The shares are subject to vesting and certain restrictions on transfer. In July 1996, as compensation for the consulting services to be rendered by Mr. Crandall to the Company for the twelve-month period ended June 30, 1997, the Company granted to Mr. Crandall an option to purchase 6,667 shares of Common Stock at an exercise price of $1.80 per share. Twenty-five percent of the shares subject to the option vested one year from the date of grant and one forty-eighth of the shares have vested monthly thereafter. In February 1997, as compensation for the extension of Mr. Crandall's consulting services through June 1998, and the devotion of one-third of his time to such matters, the Company granted to Mr. Crandall, effective January 1, 1997, 16,667 shares of Common Stock and an option to purchase 8,333 shares of Common Stock at an exercise price of $3.00 per share. One sixth of such shares of Common Stock have vested quarterly since the effective date of grant. Twenty-five percent of the shares subject to the option vested one year from the effective date of grant and one thirty-sixth have vested monthly thereafter.

  Brownstein Financing and Consulting Agreement


     In October 1995, the Company sold to Mr. Brownstein, a director of the Company, 26,667 shares of Common Stock at a purchase price of $1.50 per share. In January 1996, the Company entered into a one-year consulting agreement with the Neill H. Brownstein Corporation (the 'Brownstein Corporation'), of which the sole shareholder is Mr. Brownstein, a director of the Company. Pursuant to the consulting agreement, the Brownstein Corporation received a consulting fee of $60,000, plus reasonable expenses, payable quarterly. The Brownstein Corporation agreed that during the term of the agreement and for a period of one year thereafter, the Brownstein Corporation would not use any of the Company's proprietary or confidential information or disclose such proprietary and confidential information to any third party.


  Gilmour Agreement

     In February 1998, the Company entered into an agreement (the 'Gilmour Agreement') with Mr. Gilmour, a director and co-founder of the Company, relating to Mr. Gilmour's continuing relationship with the Company in light of Mr. Gilmour's desire to establish Tacit Knowledge Systems ('Tacit'), a company to be engaged in the development and commercialization of various forms of software related to the automatic capture of knowledge through messaging systems (the 'Software'). The Gilmour Agreement superseded Mr. Gilmour's employment agreement, dated July 6, 1995, pursuant to which Mr. Gilmour served as Senior Vice President, Research, was elected a director and received a salary at the rate of $160,000 per annum commencing September 1, 1995. The Gilmour Agreement provides that Mr. Gilmour will remain a director of the Company and, for at least six months, will serve as a consultant to the Company, acting as chief research officer and devoting approximately 25% of his time to such duties. Mr. Gilmour will be compensated at the rate of $50,000 per annum for such services.


     The Gilmour Agreement also provides that the Company will receive a 7.5% equity interest in Tacit, will be entitled to participate in future Tacit financings and will be granted an irrevocable, royalty-free, worldwide license to use any and all software, products and technologies that Tacit develops through January 2001. The Company has the option of extending the license for two additional one-year periods for a fee of $50,000 per annum. The Company also agreed that the Software shall not constitute 'Development' or 'Proprietary Information' as such terms are defined in the Invention and Non-Disclosure Agreement, dated July 6, 1995, between the Company and Mr. Gilmour. In addition, the Gilmour Agreement contained non-competition and no-raid provisions, which are to survive for one year following a voluntary termination by Mr. Gilmour of his consulting relationship with the Company.


     The Gilmour Agreement also resolved the status of certain of the Company's securities held by Mr. Gilmour. The Company agreed not to exercise its rights to repurchase the Series A Preferred Stock that was issued to Mr. Gilmour in connection with the ExperNet Acquisition. As of the date of the Gilmour Agreement, of the options that had been granted to Mr. Gilmour to purchase 40,000 shares of Common Stock at an exercise price of $1.50 per share, options to purchase 15,000 shares remained unvested. It was agreed that these unvested options would vest at a revised rate of one ninety-sixth of such options per month thereafter. Furthermore, the Company agreed to redeem the Gilmour Note, including accrued interest thereon, one-half in February 1998 and the remainder in April 1998.

CERTAIN STOCKHOLDER RIGHTS

     For a description of certain other registration rights of, and stock transfer restrictions imposed on, certain executive officers, directors, affiliates of directors and/or principal stockholders of the Company, see 'Description of Capital Stock--Registration Rights Agreement' and '--Co-Sale Agreement.'


CERTAIN EMPLOYMENT-RELATED ARRANGEMENTS



     In March 1998, the Company granted options to purchase 100,000, 8,000, 8,000, and 8,000 shares of Common Stock to Messrs. Gartner, Graham, Clarke and Crandall, respectively. The options were all granted at an exercise price of $3.00 per share, except for the options granted to Mr. Gartner which were granted at an exercise price of $3.30 per share. As a result of these option grants, the Company will recognize compensation expense of $345,000, $30,000, $30,000 and $30,000, respectively. See Note 15 to the Consolidated Financial Statements.



     For a description of certain other employment-related arrangements between the Company and certain executive officers and directors of the Company, see 'Management--Executive Compensation' and 'Management--Employment-Related Agreements.'

                            ------------------------


     The Company believes that the securities issued in the transactions involving the Company described above (other than compensatory arrangements) were sold by the Company at their then fair market value and that the terms of the transactions described above were no less favorable than the Company could have obtained from unaffiliated third parties. The Company has adopted a policy, effective following the consummation of the Offering, that all material transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Company's Board of Directors and by a majority of the disinterested members of the Company's Board of Directors and (ii) other than compensatory arrangements, be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, this policy will require that any loans by the Company to its officers, directors or other affiliates be for bona fide business purposes only.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of June 30, 1998 (assuming the conversion of all outstanding shares of Convertible Preferred Stock into Common Stock after giving effect to the Reverse Stock Split), and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by (i) each person or entity known to the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each of the Company's directors and director nominees, (iii) each of the Named Executive Officers and (iv) all directors, director nominees and executive officers as a group.



                                                                                                 PERCENTAGE OF SHARES
                                                                                                BENEFICIALLY OWNED (2)
                                                                       NUMBER OF SHARES         -----------------------
                       NAME AND ADDRESS OF                            BENEFICIALLY OWNED         BEFORE         AFTER
                         BENEFICIAL OWNER                            PRIOR TO OFFERING(1)       OFFERING       OFFERING
------------------------------------------------------------------   --------------------       --------       --------
21st Century Communications Partners, L.P.........................            571,429(3)           8.3%           5.8%
  767 Fifth Avenue, 45th floor
  New York, NY 10153
Entities affiliated with S(squared) Technology Corporation.........            443,897(4)           6.5%           4.5%
  515 Madison Avenue, Suite 4200
  New York, NY 10022
RRE Giga Investors, L.P...........................................            359,571(5)           5.2%           3.6%
  126 East 56th Street, 22nd floor
  New York, NY 10022
Funds managed by Wanger Asset Management, L.P.....................            368,570(6)           5.4%           3.7%
  227 West Monroe Street, Suite 3000
  Chicago, IL 60606
Pequot Private Equity Fund, L.P...................................          1,173,337(7)          17.1%          11.4%
  354 Pequot Avenue
  Southport, CT 06490-0760
Gideon I. Gartner.................................................          2,256,113(8)          32.8%          22.8%
  c/o Giga Information Group, Inc.
  One Longwater Circle
  Norwell, MA 02061
Neill H. Brownstein...............................................            157,166(9)           2.3%           1.6%
Richard L. Crandall...............................................            103,310(10)          1.5%           1.0%
David L. Gilmour..................................................            132,761(11)          1.9%           1.3%
Bernard Goldstein.................................................             42,334(12)            *              *
Irwin Lieber......................................................            835,738(13)         12.2%           8.5%
Josh S. Weston....................................................                  0               --             --
Henry Givray......................................................              6,250                *              *
Jacques Bouvard...................................................              6,667               --              *
All directors, director nominees and executive officers as a group
  (11 persons)....................................................          3,533,430(14)         51.4%          35.7%


------------------
 *  Less than 1%


(1) Each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise noted. Amounts shown include shares issuable within the 60-day period following June 30, 1998 pursuant to the exercise of options or warrants.



(2) On June 30, 1998, there were 6,871,338 shares of Common Stock outstanding, assuming the conversion of all outstanding shares of all series of Preferred Stock into Common Stock.


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
(3) Includes 387,443 shares of Common Stock held by 21-CCP, 131,853 shares of Common Stock held by 21-CCTEP and 52,133 shares of Common Stock held by 21-CCFP.


(4) S Squared Technology Corporation ('S Squared'), an investment manager, is the General Partner of (i) Sci-Tech Investment Partners L.P., which holds 32,686 shares of Common Stock, (ii) S.G. Partners, L.P., which holds 53,165 shares of Common Stock, and (iii) Executive Technology, L.P., which holds 22,027 shares of Common Stock. Seymour L. Goldblatt, the President of S Squared, is the Managing Director of both The Matrix Technology Group N.V., which holds 13,249 shares of Common Stock, and Core Technology Fund, Inc., which holds 87,650 shares of Common Stock. S Squared serves as an investment advisor to each of the foregoing funds and exercises by agreement investment and voting power on behalf of each fund. Mr. Goldblatt, as president of S Squared, also exercises by agreement investment and voting power for the following funds: (i) Yale University, which holds 174,860 shares of Common Stock, (ii) Yale University Retirement Plan for Staff Employees, which holds 8,584 shares of Common Stock, (iii) Montsol Investments N.V., which holds 8,820 shares of Common Stock, (iv) Alfred University, which holds 6,883 shares of Common Stock, (v) Foundation Partners, which holds 6,772 shares of Common Stock, (vi) Tampsco II Partnership, which holds 3,772 shares of Common Stock and (vii) Hare & Co., which holds 25,429 shares of Common Stock.



(5) Includes 263,381 shares held by RRE Giga Investors, L.P. ('RRE Giga') and 96,190 shares of Common Stock held by RRE Giga Investors II, L.P. ('RRE Giga II'). James D. Robinson III, a former director of the Company, is the record owner of 13,333 shares of Common Stock. Mr. Robinson is a General Partner of RRE Investors, L.L.C., the General Partner of RRE Giga and RRE Giga II. Mr. Robinson disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares. Mr. Robinson shares dispositive and voting power of such shares with the General Parters of RRE Investors, L.L.C.



(6) Includes 199,998 shares of Common Stock held by Akkad and 168,572 shares of Common Stock held by Acorn Fund, a series of Acorn Investment Trust (25,715 shares of which are subject to the exercise of warrants). Wanger Asset Management, L.P. serves as the investment manager to each of these entities and possesses investment and voting power with respect to each such entity but disclaims beneficial ownership. The natural person exercising investment and voting power over the shares is Ralph Wanger, Chairman of the Board of Wanger Asset Management, Ltd., the general partner of Wanger Asset Management, L.P. Mr. Wanger disclaims beneficial ownership of the shares.



(7) Includes 1,041,474 shares of Common Stock held by Pequot Private Equity Fund, L.P. (365,193 shares of which are subject to the exercise of warrants) and 131,863 shares of Common Stock held by Pequot Offshore Private Equity Fund, L.P. (46,238 shares of which are subject to the exercise of warrants). Dawson-Samberg Capital Management, Inc. serves as the investment manager to each of these entities and possesses investment and voting power with respect to each such entity but disclaims beneficial ownership. The natural person exercising investment and voting power over the shares is Arthur J. Samberg of Dawson-Samberg Capital Management, Inc. Mr. Samberg disclaims beneficial ownership of the shares.


(8) Includes options to purchase 220,000 shares of Common Stock and warrants to purchase 12,857 shares of Common Stock. Also includes 220,335 shares of Common Stock which are held of record by members of Mr. Gartner's family. Mr. Gartner disclaims beneficial ownership of shares held by members of his family.


(9) Includes 8,000 shares of Common Stock held by Mr. Brownstein's children and 5,333 shares of Common Stock held by Mr. Brownstein and his spouse jointly. Mr. Brownstein disclaims beneficial ownership of the 6,000 shares of Common Stock held by his adult children, Adam J. and Todd D. Brownstein, and Will Gordon, the adult child of his spouse. Mr. Brownstein disclaims beneficial ownership of the 2,000 shares of Common Stock held by his minor child, Emily Hamilton; however, Mr. Brownstein exercises investment and voting power over these shares.


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(10) Includes 38,334 shares of Common Stock held by R. Crandall Trust, of which Mr. Crandall serves as trustee (6,429 shares of which are subject to the exercise of warrants). Also includes options to purchase 8,312 shares of Common Stock.



(11) Includes options to purchase 26,094 shares of Common Stock.


(12) Includes warrants to purchase 5,143 shares of Common Stock.


(13) Includes 286,840 shares of Common Stock held by 21-CCP, 131,853 shares of Common Stock held by 21-CCTEP, 52,133 shares of Common Stock held by 21-CCFP, 246,646 shares of Common Stock held by Wheatley Partners, L.P. ('Wheatley') and 17,163 shares of Common Stock held by Wheatley Foreign Partners, L.P. ('Wheatley Foreign'). Mr. Lieber, a director of the Company, is a corporate officer of InfoMedia Associates Ltd., a General Partner of 21-CCP, 21-CCTEP, 21-CCFP and a General Partner of Wheatley LLC, a General Partner of Wheatley and Wheatley Foreign. Mr. Lieber disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares. Mr. Lieber shares dispositive and voting power of such shares with the General Partners of the General Partner of Wheatley and Wheatley Foreign and with the other officers of the General Partner of 21-CCP, 21-CCTEP and 21-CCFP.



(14) Includes 264,015 shares of Common Stock issuable upon exercise of options and shares of Common Stock issuable upon exercise of warrants held by all directors, director nominees and executive officers as a group.

                          DESCRIPTION OF CAPITAL STOCK


     At June 30, 1998, there were outstanding an aggregate of 2,184,554 shares of Common Stock, 570,000 shares of Series A Preferred Stock, 8,144,642 shares of Series B Preferred Stock, 2,609,491 shares of Series C Preferred Stock and 285,715 shares of Series D Preferred Stock of the Company. Upon the closing of the Offering, all of such shares of Convertible Preferred Stock will automatically be converted into an aggregate of 4,686,784 shares of Common Stock, resulting in an aggregate of 6,871,338 shares of Common Stock outstanding. All of the shares of Convertible Preferred Stock that have been converted will cease to be outstanding and may not be reissued. See 'Capitalization.'


COMMON STOCK

     The Restated Certificate, which will become effective upon the closing of the Offering, will authorize the issuance of up to 60,000,000 shares of Common Stock, $.001 par value per share. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in the Offering will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK

     Upon the consummation of the Offering, the Restated Certificate will authorize the issuance of up to 5,000,000 shares of Preferred Stock, $.001 par value per share. Under the terms of the Restated Certificate, the Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue such shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

     The purpose of authorizing the Board of Directors to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

WARRANTS


     At June 30, 1998, there were outstanding warrants to purchase (i) 500,000 shares of Common Stock at an exercise price of $1.00 per share (166,666 shares of Common Stock at an exercise price of $3.00 per share on a post-split basis),
(ii) 107,876 shares of Series B Preferred Stock at an exercise price of $4.625 per share (35,959 shares of Common Stock at an exercise price of $13.875 per share on a post-split, as-converted basis), (iii) 1,654,724 shares of Series C Preferred Stock at an exercise price of $5.28 per share (551,574 shares of Common Stock at an exercise price of $13.50 per share on a post-split, as-converted basis) and (iv) 308,570 shares of Series D Preferred Stock at an exercise price of $9.00 per share (102,857 shares of Common Stock at an exercise price of $13.50 per share on a post-split, as-converted basis). The holders of such warrants have no rights as stockholders until the exercise thereof.


REGISTRATION RIGHTS AGREEMENT

     In connection with its preferred stock financings, the Company entered into a Registration Rights Agreement, dated November 13, 1995, as amended (the 'Registration Rights Agreement'), with its preferred stockholders (the 'Investors') and Messrs. Gartner and Gilmour (the 'Management Persons'). The Registration

Rights Agreement provides that, following June 30, 1998, the holders of at least 30% of the Registrable Securities (as defined therein) then outstanding, excluding shares held by Management Persons, shall have two demand registration requests (no more than one within a twelve-month period). At such time as the Company becomes eligible to file a registration statement under the Securities Act on Form S-3, the holders of at least 20% of the Registrable Securities then outstanding may make six additional demand registration requests (no more than one within a six-month period). The Registration Rights Agreement also provides the holders of Registrable Securities with unlimited piggyback registration rights in the event the Company proposes to register its Common Stock under the Securities Act in connection with a public offering. The Company has obtained a waiver from the holders of Registrable Securities of their piggyback registration rights in connection with the Offering.



     Pursuant to the Registration Rights Agreement, the Company will pay all expenses (other than underwriting discounts and commissions) incurred in connection with demand registrations and piggyback registrations. In addition, the Company has agreed to indemnify each holder of Registrable Securities and any underwriter for such holder against certain liabilities, including liabilities under federal or state securities laws. The Registration Rights Agreement terminates with respect to each holder of Registrable Securities upon the later of (i) three years following the consummation of a Qualified Public Offering (as defined therein to include this Offering) or (ii) such time following an initial public offering of the Company as such holder is entitled under Rule 144 to dispose of all the Registrable Securities held by such holder during any 90-day period.


CO-SALE AGREEMENT


     In connection with its preferred stock financings, the Company also entered into a Co-Sale and Stock Restriction Agreement, dated November 13, 1995, as amended (the 'Co-Sale Agreement') with Mr. Gartner (the 'Founder') and the holders of the Company's Series B and Series C Preferred Stock (collectively, the 'Stockholders'). The holders of Series B Preferred Stock include, but are not limited to, Neill H. Brownstein, Linda Brownstein, Adam J. Brownstein, Todd
D. Brownstein, Will P. Gordon, Emily G. Hamilton, S Squared, Wanger Asset Management, L.P., RRE Giga, RRE Giga II, 21st Century Communications Partners, L.P. and Montgomery Small Cap Partners, L.P. The holders of Series C Preferred Stock include Neill H. Brownstein, R. Crandall Trust, Gideon I. Gartner, Bernard Goldstein, Pequot Private Equity Fund L.P., Wheatley Partners, L.P., Wheatley Foreign Partners L.P. and Allen & Company. The Co-Sale Agreement provides that, except for certain limited sales and sales to the Company, if the Founder proposes to sell or transfer shares of Common Stock (including shares of Common Stock issuable upon conversion or exercise of any warrants, options or preferred stock held by the Founder) ('Stock') in one or more transactions, the Founder shall promptly give written notice to the Company and the Stockholders and each Stockholder shall have the right to participate pro-rata in such sale on the same terms and conditions. In addition, the Co-Sale Agreement provides that each Stockholder has the right of first offer to purchase such Stockholder's pro-rata share of all (or any part) of any Stock that the Founder may from time to time propose to sell. Notwithstanding the foregoing provisions, the Co-Sale Agreement provides that the Founder may not sell or transfer more than an aggregate of 266,667 shares of Stock during the three-year period ending November 1, 1998, subject to limited exceptions, including sales to the Company. The Co-Sale Agreement terminates upon the earlier of (i) two years following the closing of a qualified public offering (as described therein to include this Offering) or
(ii) the closing of the Company's sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Company's capital stock for securities or consideration issued by the acquiring entity or its subsidiary.


DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a 'business combination' with an 'interested stockholder' for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A 'business combination' includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an 'interested stockholder' is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% or more of a corporation's voting stock.

     The Restated Certificate provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See 'Management.' In addition, the Restated Certificate provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock of the Company entitled to vote. Under the Restated Certificate, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

     The Restated Certificate also provides that, after the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be undertaken by written action in lieu of a meeting. The Restated Certificate further provides that special meetings of the stockholders may only be called by the Chairman of the Board of Directors, the Chief Executive Officer or, if none, the President of the Company or by the Board of Directors. Under the Company's Amended and Restated By-Laws (the 'By-Laws'), which will become effective upon the closing of the Offering, in order for any matter to be considered 'properly brought' before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

     The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Restated Certificate and the By-Laws require the affirmative vote of the holders of at least two-thirds of the shares of capital stock of the Company issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

     The Restated Certificate contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Restated Certificate contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock will be American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon consummation of the Offering, based on the number of shares outstanding at June 30, 1998, there will be approximately 9,871,338 shares of Common Stock outstanding. Of these shares, the 3,000,000 shares of Common Stock sold in the Offering will be freely transferable without restriction under the Securities Act, except that any shares purchased by 'affiliates' of the Company, as that term is defined in Rule 144, generally must be sold in compliance with the limitations of Rule 144 described below. The remaining approximately 6,871,338 shares of Common Stock outstanding will be 'restricted securities' as that term is defined in Rule 144 (the 'Restricted Shares').



     Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market (subject in the case of shares held by affiliates to compliance with certain volume restrictions) as follows: (i) approximately 355,292 shares will be available for immediate sale in the public market immediately following the effective date of the Registration Statement; (ii) approximately 59,246 shares will be eligible for resale 90 days after the effective date of the Registration Statement; (iii) approximately 5,870,301 shares will be eligible for resale upon expiration of lock-up agreements 180 days after the effective date of the Registration Statement; and thereafter (iv) the remaining approximately 586,499 shares will be eligible for sale upon expiration of their respective one-year holding periods.



     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, including persons who may be deemed affiliates of the Company, would be entitled to sell within any three-month period, subject to meeting certain manner of sale and notice requirements, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then issued and outstanding (approximately 98,713 shares upon consummation of the Offering) and (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 notice of sale with the Securities and Exchange Commission. A person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations described above. Affiliates whose shares are not Restricted Shares must nonetheless comply with the same Rule 144 restrictions applicable to Restricted Shares with the exception of the one year holding period requirement.



     Rule 701 promulgated under the Securities Act provides that shares of Common Stock acquired on the exercise of outstanding options may be resold by persons, other than affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates, beginning 90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its one-year minimum holding period.



     The Company and its executive officers, directors and stockholders (who in the aggregate will beneficially own approximately 6,183,517 Restricted Shares, have agreed that, subject to certain limited exceptions, for a period ending 180 days after the consummation of the Offering, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., they will not, directly or indirectly, offer, pledge, sell, offer to sell, contract to sell, grant any option to purchase or otherwise sell, dispose of, make any short sale of, loan or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock. See 'Underwriting.'




     The Company intends to file registration statements on Form S-8 under the Securities Act to register all shares of Common Stock issuable under the 1995 Stock Plan and the 1996 Option Plan. These registration statements are expected to be filed promptly after the effective date of the Registration Statement of which this Prospectus is a part and will be effective upon filing. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements noted above.

     As of June 30, 1998, the holders of 6,261,451 shares of Common Stock and warrants to purchase 857,056 shares of Common Stock are entitled to certain demand and/or piggyback registration rights with respect to such shares (the 'Registrable Shares'). See 'Description of Capital Stock--Registration Rights Agreement.'


     Prior to the Offering, there has been no public market for the Common Stock of the Company, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                  UNDERWRITING


     Subject to the terms and conditions of the underwriting agreement among the Company and the Underwriters (the 'Underwriting Agreement'), the Underwriters named below, through their Representatives, Friedman, Billings, Ramsey & Co., Inc. ('FBR') and Prudential Securities Incorporated ('Prudential Securities') (which is acting as the 'qualified independent underwriter' pursuant to the National Association of Securities Dealers, Inc. (the 'NASD') Conduct Rules with respect to the Offering), have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock:



                                                                                    NUMBER OF
UNDERWRITERS                                                                         SHARES
---------------------------------------------------------------------------------   ---------
Friedman, Billings, Ramsey & Co., Inc............................................
Prudential Securities Incorporated...............................................
                                                                                    ---------
  Total..........................................................................   3,000,000
                                                                                    ---------
                                                                                    ---------


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased. The offering of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the Offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $          per share. The Underwriters may allow and such dealers may
re-allow a concession not in excess of $          per share to certain other
dealers. The Underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority. After the initial public offering of Common Stock, the offering price and other selling terms may be changed by the Representatives of the Underwriters.


     The Company has granted to the Underwriters the over-allotment option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent the Underwriters exercise such over-allotment option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the table above bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the over-allotment option, to sell shares to the Underwriters to the extent the over-allotment option is exercised. The Underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of Common Stock offered hereby.



     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof. The Company will reimburse the Underwriters for their reasonable out-of-pocket expenses, including legal fees and expenses, not to exceed $100,000 including FBR's expenses in connection with the Bridge Financing (as described below).




     Prior to the Offering, there has been no public market for Common Stock. The initial public offering price for Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this Prospectus is subject to change as a result of market conditions and other factors. There can, however, be no assurance that the price at which the shares of Common Stock will sell in the public market after the Offering will not be lower than the price at which they are sold by the Underwriters.


     Until the distribution of the Common Stock is completed, the rules of the SEC may limit the ability of the Underwriters and certain selling group members to bid for or purchase Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of shares of Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of shares Common Stock.


     If the Underwriters create a short position in shares of Common Stock in connection with the Offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce that short position by purchasing shares of Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of shares of Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold such shares of Common Stock as part of the Offering.

     In general, purchases of securities for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of shares of Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


     The Company, its directors, officers and certain securityholders have each agreed that it or they will not, without the prior written consent of FBR, directly or indirectly, offer, pledge, sell, offer to sell, contract to sell, grant any option to purchase or otherwise sell, dispose of, make any short sale of, loan or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock for the period ending 180 days after the consummation of the Offering, except that the Company may grant additional options and issue additional stock under its stock plans and repurchase shares thereunder.



     Up to 5% of the shares of Common Stock offered hereby may be reserved for sale to certain employees and directors of the Company and their family members, at a price equal to the initial public offering price per share. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.


     In April 1998, the Company engaged FBR to act as its financial advisor and lead underwriter in connection with the Offering and to provide certain other investment banking services to the Company for customary fees.


     In April 1998, the Company entered into a Loan and Warrant Purchase Agreement (the 'Loan Agreement') with certain affiliates of FBR (the 'Lenders'), pursuant to which the Company borrowed $10.0 million from the Lenders (the 'Bridge Financing') (on which the Lenders received a $200,000 origination fee) and issued the Lenders the Bridge Notes in the aggregate principal amount of $10.0 million and warrants (the 'Bridge Warrants') to purchase an aggregate of 166,666 shares of Common Stock at an exercise price of $3.00 per share. The Bridge Notes accrue interest at the rate of 12% per annum on the principal amount thereof outstanding during the period beginning on the date of issuance and ending on the Maturity Date (as defined below). The obligations under the Bridge Notes are collateralized by substantially all of the assets of the Company. The outstanding principal amount of, and any unpaid accrued interest on, the Bridge Notes is due and payable on the consummation of the Offering (the 'Maturity Date') and may be prepaid in whole or in part at any time without penalty.

     In July 1998, Prudential Securities became a customer of the Company.



     Under the Conduct Rules of the NASD, due to the ownership interest in the Company of FBR, the Company may be deemed to be an affiliate of FBR. Accordingly, the public offering price can be no higher than that recommended by a 'qualified independent underwriter' meeting certain standards. In accordance with the requirement, Prudential Securities has agreed to serve in such role and to recommend a price in compliance with the requirements of the Conduct Rules. Prudential Securities, in its role as qualified independent underwriter, has performed a due diligence investigation and has reviewed and participated in the preparation of this Prospectus and the registration statement of which this Prospectus forms a part. In accordance with the NASD Conduct Rules, no NASD member participating in the distribution is permitted to confirm sales to accounts over which it exercises discretionary authority without prior specific written consent.


                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered by the Company hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

     The consolidated balance sheets of the Company as of December 31, 1997 and 1996 and the consolidated statements of operations, changes in stockholders' equity and cash flows for the period March 17, 1995 (the date of inception) to December 31, 1995 and each of the years ended December 31, 1996 and 1997 and the combined statements of operations and cash flows of BIS Strategic Decisions for the period January 1, 1995 to April 5, 1995 included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the 'Commission'), Washington, D.C. 20549, a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                          PAGE(S)
                                                                                                      ----------------
GIGA INFORMATION GROUP, INC.:
Report of Independent Accountants..................................................................                F-2
Consolidated Balance Sheets at December 31, 1996 and 1997 and March 31, 1998 (unaudited)...........                F-3
Consolidated Statements of Operations for the period March 17, 1995 (date of inception) to December
  31, 1995; the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997
  and 1998 (unaudited).............................................................................                F-4
Consolidated Statements of Changes in Stockholders' Equity for the period March 17, 1995 (date of inception) to December 31, 1995; the years ended December 31, 1996 and 1997 and the three months
  ended March 31, 1997 and 1998 (unaudited)........................................................                F-5
Consolidated Statements of Cash Flows for the period March 17, 1995 (date of inception) to December
  31, 1995; the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997
  and 1998 (unaudited).............................................................................                F-6
Notes to Consolidated Financial Statements.........................................................         F-7 - F-25

BIS STRATEGIC DECISIONS:
Report of Independent Accountants..................................................................               F-26
Combined Statement of Operations for the period January 1, 1995 to April 5, 1995...................               F-27
Combined Statement of Cash Flows for the period January 1, 1995 to April 5, 1995...................               F-28
Notes to Combined Financial Statements.............................................................        F-29 - F-32

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Giga Information Group, Inc.:

We have audited the accompanying consolidated balance sheets of Giga Information Group, Inc. as of December 31, 1996 and 1997 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period March 17, 1995 (date of inception) to December 31, 1995 and the years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Giga Information Group, Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for the period March 17, 1995 (date of inception) to December 31, 1995 and the years ended December 31, 1996 and 1997 in conformity with generally accepted accounting principles.


COOPERS & LYBRAND L.L.P.



Boston, Massachusetts
April 17, 1998, except for the information in the final two paragraphs of Note 20, as to which the date is May 11, 1998.

                          GIGA INFORMATION GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                       DECEMBER 31,
                                                                                    ------------------     MARCH 31,
                                                                                     1996       1997         1998
                                                                                    -------    -------    -----------
                                                                                                          (UNAUDITED)
                                     ASSETS
Current assets:
  Cash and cash equivalents......................................................   $ 8,286    $ 3,539      $ 1,753
  Trade accounts receivable, net of allowance for uncollectible accounts of $536,
    $483 and $405 at December 31, 1996 and 1997 and March 31, 1998,
    respectively.................................................................     3,391      8,961        5,684
  Unbilled accounts receivable...................................................     1,885      4,727        2,652
  Prepaid expenses and other current assets......................................     1,753      3,753        3,665
                                                                                    -------    -------    -----------
  Total current assets...........................................................    15,315     20,980       13,754
Property and equipment, net......................................................     2,397      1,695        1,678
Leasehold intangible (Note 3)....................................................       603        177           71
Goodwill, net of accumulated amortization of $1,507, $2,692 and $2,692 at
  December 31, 1996 and 1997 and March 31, 1998, respectively....................     1,186         --           --
Note receivable..................................................................       159         --           --
Other assets.....................................................................        19        171          170
                                                                                    -------    -------    -----------
    Total assets.................................................................   $19,679    $23,023      $15,673
                                                                                    -------    -------    -----------
                                                                                    -------    -------    -----------

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...............................................................   $ 1,319    $ 2,213      $ 1,304
  Deferred revenues..............................................................     6,832     20,604       19,458
  Accrued expenses and other current liabilities.................................     5,557      6,385        5,033
  Debt--other, current portion...................................................        --      1,526        1,556
  Debt--related party, current portion...........................................        --        448          224
  Net liabilities of discontinued operations, current portion....................     1,494         --           --
                                                                                    -------    -------    -----------
  Total current liabilities......................................................    15,202     31,176       27,575
Long-term debt--related party....................................................       424         --           --
Long-term debt--other............................................................     1,087        937          848
Net liabilities of discontinued operations, less current portion.................     1,307         --           --
                                                                                    -------    -------    -----------
    Total liabilities............................................................    18,020     32,113       28,423

Commitments and other contingent liabilities (Note 12)

Stockholders' equity (deficit):
  Preferred Stock, $.001 par value; 12,000,000, 16,500,000 and 16,500,000 shares authorized at December 31, 1996 and 1997 and March 31, 1998, respectively:
    650,000 shares designated as Series A Convertible Preferred Stock, 570,000
      shares issued and outstanding (liquidation preference of $2,850,000).......         1          1            1
    9,000,000 shares designated as Series B Convertible Preferred Stock,
      8,144,642 shares issued and outstanding (liquidation preference of
      $28,506,000)...............................................................         8          8            8
    4,500,000 shares designated as Series C Convertible Preferred Stock, 0,
      2,609,491 and 2,609,491 shares issued and outstanding at December 31, 1996 and 1997 and March 31, 1998, respectively (liquidation preference of
      $10,725,000)...............................................................        --          3            3
  Common Stock, $.001 par value; 50,000,000 shares authorized, 2,026,738,
    2,093,107 and 2,124,142 shares issued and outstanding at December 31, 1996
    and 1997 and March 31, 1998, respectively....................................         2          2            2
Additional paid-in capital.......................................................    30,642     41,286       42,588
Stock subscriptions receivable...................................................       (25)        --           --
Deferred Compensation............................................................        --         --       (1,229)
Accumulated deficit..............................................................   (29,112)   (50,929)     (54,736)
Cumulative translation adjustments...............................................       143        539          613
                                                                                    -------    -------    -----------
Total stockholders' equity (deficit).............................................     1,659     (9,090)     (12,750)
                                                                                    -------    -------    -----------
    Total liabilities and stockholders' equity (deficit).........................   $19,679    $23,023      $15,673
                                                                                    -------    -------    -----------
                                                                                    -------    -------    -----------


   The accompanying notes are an integral part of the consolidated financial statements.

                          GIGA INFORMATION GROUP, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                                      THREE MONTHS ENDED
                                                                          YEAR ENDED DECEMBER
                                                       MARCH 17 TO                31,                     MARCH 31,
                                                       DECEMBER 31,      ----------------------      --------------------
                                                           1995            1996          1997         1997         1998
                                                       ------------      --------      --------      -------      -------
                                                                                                         (UNAUDITED)
Revenues:
  Continuous information services...................                     $  3,149      $ 14,600      $ 2,570      $ 6,804
  Other services....................................     $  5,517           6,043         4,715        1,276        1,693
  Publications......................................        1,442             946           344          180           55
                                                       ------------      --------      --------      -------      -------
  Total revenues....................................        6,959          10,138        19,659        4,026        8,552
Costs and expenses:
  Cost of services..................................        4,707          12,336        12,477        3,202        4,391
  Cost of publications..............................          346             790           174           75           71
  Sales and marketing...............................        1,016           6,706        19,617        4,158        5,781
  Research and development..........................          348           1,789         1,975          659          339
  General and administrative........................        5,760           9,739         6,419        1,061        1,339
  Depreciation and amortization.....................        1,387           2,391         2,810          634          385
                                                       ------------      --------      --------      -------      -------
  Total costs and expenses..........................       13,564          33,751        43,472        9,789       12,306
                                                       ------------      --------      --------      -------      -------
Loss from operations................................       (6,605)        (23,613)      (23,813)      (5,763)      (3,754)
                                                       ------------      --------      --------      -------      -------
Interest income.....................................          246             515           277           98           37
Interest expense....................................         (100)            (95)         (235)         (17)         (86)
                                                       ------------      --------      --------      -------      -------
  Loss from continuing operations before income
    taxes...........................................       (6,459)        (23,193)      (23,771)      (5,682)      (3,803)
Income tax (benefit) charge.........................       (1,093)           (491)         (641)           7            4
                                                       ------------      --------      --------      -------      -------
  Loss from continuing operations...................       (5,366)        (22,702)      (23,130)      (5,689)      (3,807)
                                                       ------------      --------      --------      -------      -------
Discontinued operations:
  Income (loss) from the discontinued BIS market
    research business, less applicable income taxes
    of $1,497 and $114 for the period March 17 to
    December 31, 1995 and the year ended December
    31, 1996........................................        1,490             (79)           --           --           --
  Income (loss) from the discontinued BIS Shrapnel
    business, less applicable income taxes of $0....          154            (134)           --           --           --
  Income (loss) on disposal of discontinued BIS
    market research business, less applicable income
    taxes of $158 and $568 for the years ended
    December 31, 1996 and 1997, respectively........           --          (2,315)        1,101           --           --
  Income (loss) on disposal of discontinued BIS
    Shrapnel business, less applicable income taxes
    of $0 and $109 for the years ended December 31,
    1996 and 1997, respectively.....................           --            (160)          212           --           --
                                                       ------------      --------      --------      -------      -------
  Income (loss) from discontinued operations........        1,644          (2,688)        1,313           --           --
                                                       ------------      --------      --------      -------      -------
Net loss............................................     $ (3,722)       $(25,390)     $(21,817)     $(5,689)     $(3,807)
                                                       ------------      --------      --------      -------      -------
                                                       ------------      --------      --------      -------      -------
Results per common share (Note 2):
  Historical--basic and diluted:
    Loss from continuing operations.................                                   $ (11.16)                  $ (1.80)
                                                                                       --------                   -------
                                                                                       --------                   -------
    Net loss........................................                                   $ (10.53)                  $ (1.80)
                                                                                       --------                   -------
                                                                                       --------                   -------
    Weighted average number of shares...............                                   2,072,837                  2,115,837
                                                                                       --------                   -------
                                                                                       --------                   -------
  Pro forma--basic and diluted (unaudited):
    Loss from continuing operations.................                                   $  (3.42)                  $ (0.56)
                                                                                       --------                   -------
                                                                                       --------                   -------
    Net loss........................................                                   $  (3.23)                  $ (0.56)
                                                                                       --------                   -------
                                                                                       --------                   -------
    Weighted average number of shares ..............                                   6,759,621                  6,802,621
                                                                                       --------                   -------
                                                                                       --------                   -------


   The accompanying notes are an integral part of the consolidated financial statements.

                          GIGA INFORMATION GROUP, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
  FOR THE PERIOD MARCH 17, 1995 (DATE OF INCEPTION) TO DECEMBER 31, 1995, THE
                                  YEARS ENDED
 DECEMBER 31, 1996 AND 1997 AND THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998
                                  (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                SERIES A       SERIES B       SERIES C
                                               CONVERTIBLE    CONVERTIBLE    CONVERTIBLE              ADDITIONAL       STOCK
                                                PREFERRED      PREFERRED      PREFERRED     COMMON     PAID-IN      SUBSCRIPTION
                                                  STOCK          STOCK          STOCK       STOCK      CAPITAL       RECEIVABLE
                                               -----------    -----------    -----------    ------    ----------    ------------
Issuance of 2,036,002 shares of Common
 Stock......................................                                                 $  2      $  1,058        $ (350)
Issuance of 160,000 shares of Series A
 Convertible Preferred Stock and convertible
 note for acquisition of ExperNet
 Corporation................................                                                                800
Issuance of 410,000 shares of Series A
 Convertible Preferred Stock, net of
 expenses...................................     $     1                                                  2,049           (25)
Issuance of 4,026,772 shares of Series B
 Convertible Preferred stock, net of
 expenses...................................                    $     4                                  13,212
Conversion of bridge financing to 571,428
 shares of Series B Convertible Preferred
 Stock......................................                                                              1,980
Net loss....................................
Translation adjustments.....................
                                               -----------    -----------    -----------    ------    ----------        -----
Balance at December 31, 1995................           1              4                         2        19,099          (375)
                                               -----------    -----------    -----------    ------    ----------        -----
Payment of stock subscription receivable....                                                                              300
Issuance of 3,327,728 shares of Series B
 Convertible Preferred Stock, net of
 expenses...................................                          4                                  11,546
Issuance of 36,458 shares of Common Stock...                                                                 70
Repurchase of 12,389 shares of Common
 Stock......................................                                                                (23)
Cancellation of 33,333 shares of Common
 Stock issued...............................                                                                (50)           50
Exercise of warrant for 218,714 shares of
 Series B Convertible Preferred Stock.......
Net loss....................................
Translation adjustments.....................
                                               -----------    -----------    -----------    ------    ----------        -----
Balance at December 31, 1996................           1              8                         2        30,642           (25)
                                               -----------    -----------    -----------    ------    ----------        -----
Issuance of 72,479 shares of Common Stock...                                                                148
Repurchase of 6,110 shares of Common
 Stock......................................                                                                (38)
Issuance of 2,609,491 shares of Series C
 Convertible Preferred Stock, net of
 expenses...................................                                   $     3                   10,534
Payment of stock subscription receivable....                                                                               25
Net loss....................................
Translation adjustments.....................
                                               -----------    -----------    -----------    ------    ----------        -----
Balance at December 31, 1997................           1              8              3          2        41,286            --
                                               -----------    -----------    -----------    ------    ----------        -----
Issuance of 31,035 shares of Common Stock...                                                                 73
Deferred Compensation.......................                                                              1,229
Net loss....................................
Translation adjustments.....................
                                               -----------    -----------    -----------    ------    ----------        -----
Balance at March 31, 1998 (unaudited).......     $     1        $     8        $     3       $  2      $ 42,588            --
                                               -----------    -----------    -----------    ------    ----------        -----
                                               -----------    -----------    -----------    ------    ----------        -----


                                                              CUMULATIVE                        TOTAL
                                                DEFERRED      TRANSLATION    ACCUMULATED    STOCKHOLDERS'
                                              COMPENSATION    ADJUSTMENTS      DEFICIT         EQUITY
                                              ------------    -----------    -----------    -------------
Issuance of 2,036,002 shares of Common
 Stock......................................                                                  $     710
Issuance of 160,000 shares of Series A
 Convertible Preferred Stock and convertible
 note for acquisition of ExperNet
 Corporation................................                                                        800
Issuance of 410,000 shares of Series A
 Convertible Preferred Stock, net of
 expenses...................................                                                      2,025
Issuance of 4,026,772 shares of Series B
 Convertible Preferred stock, net of
 expenses...................................                                                     13,216
Conversion of bridge financing to 571,428
 shares of Series B Convertible Preferred
 Stock......................................                                                      1,980
Net loss....................................                                  $  (3,722)         (3,722)
Translation adjustments.....................                     $ (37)                             (37)
                                                  ------           ---       -----------    -------------
Balance at December 31, 1995................                       (37)          (3,722)         14,972
                                                  ------           ---       -----------    -------------
Payment of stock subscription receivable....                                                        300
Issuance of 3,327,728 shares of Series B
 Convertible Preferred Stock, net of
 expenses...................................                                                     11,550
Issuance of 36,458 shares of Common Stock...                                                         70
Repurchase of 12,389 shares of Common
 Stock......................................                                                        (23)
Cancellation of 33,333 shares of Common
 Stock issued...............................                                                         --
Exercise of warrant for 218,714 shares of
 Series B Convertible Preferred Stock.......                                                         --
Net loss....................................                                    (25,390)        (25,390)
Translation adjustments.....................                       180                              180
                                                  ------           ---       -----------    -------------
Balance at December 31, 1996................                       143          (29,112)          1,659
                                                  ------           ---       -----------    -------------
Issuance of 72,479 shares of Common Stock...                                                        148
Repurchase of 6,110 shares of Common
 Stock......................................                                                        (38)
Issuance of 2,609,491 shares of Series C
 Convertible Preferred Stock, net of
 expenses...................................                                                     10,537
Payment of stock subscription receivable....                                                         25
Net loss....................................                                    (21,817)        (21,817)
Translation adjustments.....................                       396                              396
                                                  ------           ---       -----------    -------------
Balance at December 31, 1997................                       539          (50,929)         (9,090)
                                                  ------           ---       -----------    -------------
Issuance of 31,035 shares of Common Stock...                                                         73
Deferred Compensation.......................      (1,229)                                             0
Net loss....................................                                     (3,807)         (3,807)
Translation adjustments.....................                        74                               74
                                                  ------           ---       -----------    -------------
Balance at March 31, 1998 (unaudited).......    $ (1,229)        $ 613        $ (54,736)      $ (12,750)
                                                  ------           ---       -----------    -------------
                                                  ------           ---       -----------    -------------


   The accompanying notes are an integral part of the consolidated financial statements.

                          GIGA INFORMATION GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                      THREE MONTHS ENDED
                                                                                   YEAR ENDED
                                                              MARCH 17 TO         DECEMBER 31,            MARCH 31,
                                                              DECEMBER 31,    --------------------    ------------------
                                                                  1995          1996        1997       1997       1998
                                                              ------------    --------    --------    -------    -------
                                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net loss.................................................     $ (3,722)     $(25,390)   $(21,817)   $(5,689)   $(3,807)
  Adjustments to reconcile net loss to net cash used in
    continuing operating activities:
    (Income) loss from discontinued operations.............       (1,644)          213          --         --         --
    (Income) loss on disposal of discontinued operations...           --         2,475      (1,313)        --         --
    Depreciation and amortization..........................        1,387         2,391       2,810        634        385
    Net loss on write-down of investments..................           --           200         179         --         --
    Provision for doubtful accounts........................           20           395          27         59        (79)
    Decrease in deferred taxes.............................           50            61          --         --         --
    Interest on long-term debt added to principal..........           37            74          74         18         13
    Interest on note receivable added to principal.........           --            (9)         (5)        (3)        --
    Gain on sale of fixed assets...........................           (3)          (11)         (2)        (7)        (9)
    Other non-cash items...................................           --            --          87          8          8
  Change in assets and liabilities net of effects of
    acquisitions:
    Decrease (increase) in accounts receivable.............        1,489        (4,092)     (8,405)       563      5,321
    Increase in prepaid expenses and other current
      assets...............................................       (1,509)         (536)     (1,755)      (853)       (53)
    Increase (decrease) in accounts payable and accrued
      liabilities..........................................        1,988         1,928       1,894       (458)    (2,045)
    Increase (decrease) in deferred revenues...............          551         4,582      13,696      2,137     (1,023)
                                                              ------------    --------    --------    -------    -------
Net cash provided by (used in) operating activities:
  Net cash used in continuing operations...................       (1,356)      (17,719)    (14,530)    (3,591)    (1,289)
  Net cash provided by (used in) discontinued operations...          335          (571)     (1,667)      (145)       (13)
                                                              ------------    --------    --------    -------    -------
    Net cash used in operating activities..................       (1,021)      (18,290)    (16,197)    (3,736)    (1,302)
                                                              ------------    --------    --------    -------    -------
Cash flows from investing activities:
  Acquisition of equipment and improvements................         (961)       (1,799)       (559)      (151)      (261)
  Net cash acquired in BIS acquisition.....................        1,013            --          --         --         --
  Net cash acquired in ExperNet acquisition................           61            --          --         --         --
  Issuance of note receivable..............................           --          (150)         --         --         --
  Proceeds from sale of Shrapnel...........................           --            --         293         --         --
  Other, net...............................................           76            40          60         24         10
                                                              ------------    --------    --------    -------    -------
    Cash provided by (used in) investing activities........          189        (1,909)       (206)      (127)      (251)
                                                              ------------    --------    --------    -------    -------
Cash flows from financing activities:
  Proceeds from issuance of Common Stock...................          710            70          61          8         65
  Repurchase of common stock...............................           --           (23)        (38)        --         --
  Proceeds from issuance of Series A Convertible Preferred
    Stock..................................................        2,025            --          --         --         --
  Proceeds from bridge financing, net of issuance costs
    of $20.................................................        1,980            --          --         --         --
  Proceeds from issuance of Series B Convertible
    Preferred Stock, net of issuance costs of $90 and
      $878.................................................       13,216        11,557          --         --         --
  Proceeds from issuance of Series C Convertible
    Preferred Stock, net of issuance costs of $188.........           --            --      10,537         --         --
  Repayments of principal to related parties...............         (321)           --          --         --       (224)
  Proceeds from stock subscriptions receivable.............           --           300          25         --         --
  Net increase (decrease) in short-term borrowings.........          234          (294)       (193)        56         --
  Proceeds from long-term debt.............................           --            --       1,465         --         --
  Principal payments on long-term debt.....................          (97)          (11)       (139)        --        (72)
                                                              ------------    --------    --------    -------    -------

    Cash provided by (used in) financing activities........       17,747        11,599      11,718         64       (231)
                                                              ------------    --------    --------    -------    -------
  Effect of exchange rates on cash.........................          (39)           10         (62)       (28)        (2)
  Net increase (decrease) in cash and cash equivalents.....       16,876        (8,590)     (4,747)    (3,827)    (1,786)
  Cash and cash equivalents, beginning of period...........           --        16,876       8,286      8,286      3,539
                                                              ------------    --------    --------    -------    -------
    Cash and cash equivalents, end of period...............     $ 16,876      $  8,286    $  3,539    $ 4,459    $ 1,753
                                                              ------------    --------    --------    -------    -------
                                                              ------------    --------    --------    -------    -------
  Supplementary cash flow information:
    Income taxes paid......................................     $     39      $     30    $     15    $     5    $     5
    Interest paid..........................................     $     58      $     22    $    121    $     0    $    55

   The accompanying notes are an integral part of the consolidated financial statements.

                          GIGA INFORMATION GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION AS TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             AND 1998 IS UNAUDITED)

1. THE COMPANY:

     Giga Information Group, Inc. ('Giga' or the 'Company') was incorporated on March 17, 1995 (date of inception) in the State of Delaware. The Company's principal business activity is to provide information, analysis and advice relating to developments and trends in the computing, telecommunications and related industries (collectively, the information technology or 'IT' industry) primarily through subscription-based products. The Company derives its revenues primarily from three sources; Continuous Information Services, which include its Giga Advisory Service and IT Practices; Other Services, which include events and consulting; and Publications. Continuous Information Services consist of monitoring, research and analysis of IT developments and trends to support customers' IT decisions, distributed through a variety of electronic and print media, as well as inquiry access to analysts and practitioners and participation in briefings and conferences, packaged into an annually renewable subscription-based product. On April 5, 1995, the Company acquired BIS Strategic Decisions, Inc. and its five foreign affiliates (collectively, 'BIS'). On July 6, 1995 Giga acquired a 77.8% equity interest in ExperNet Corporation ('ExperNet') which was owned by Gideon I. Gartner, Chairman of the Board of Directors and Chief Executive Officer of the Company, and David L. Gilmour, then a director and officer of the Company, and, on December 29, 1995, acquired the remaining 22.2% interest.

     The Company is subject to a number of risks similar to other companies in its industry including a dependence on sales and renewals of subscription-based services, uncertainty of market acceptance of its services, competition from other companies including those with greater resources than the Company, dependence on key individuals, the development of new services and products, the need to obtain additional financing, protection of proprietary information and technology and the risks associated with international operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation and Principles of Consolidation

     The consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain prior year amounts have been reclassified to conform to the current year's presentation.

     Pursuant to the purchase method of accounting, acquired assets and liabilities were revalued to their fair market value. The excess of the purchase price over the fair market value of the net assets acquired was recorded as goodwill.

  Interim Financial Information

     The consolidated financial statements of the Company at March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited. All adjustments (consisting only of normal recurring adjustments) have been made which, in the opinion of management, are necessary for a fair presentation. Results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for any future period.

  Cash and Cash Equivalents

     Cash equivalents consist primarily of liquid investments, with original maturities of 90 days or less, in money market funds which are convertible to a known amount of cash and bear an insignificant risk of change in value.

                          GIGA INFORMATION GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(INFORMATION AS TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             AND 1998 IS UNAUDITED)

  Foreign Currency Translation

     The accounts of foreign subsidiaries are translated using exchange rates in effect at period-end for assets and liabilities and at average exchange rates during the period for results of operations. The local currency for all foreign subsidiaries is the functional currency. The related translation adjustments are reported as a separate component of stockholders' equity (deficit). Gains (losses) resulting from foreign currency transactions are included in other income (expense) and are immaterial for all periods presented.

  Concentration of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments in money market funds and trade accounts receivable. The Company places its temporary cash investments with high credit quality financial institutions in accordance with its investment policy as approved by its board of directors. Trade receivables result from contracts with various customers. Giga generally does not require collateral or other security from these customers. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. Such losses have historically been within management's expectations.

  Income Taxes

     The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company's consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates for the year in which the differences are expected to reverse. The Company records a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

  Revenue and Commission Expense Recognition

     Subscription revenues from Continuous Information Services are deferred and recognized on a pro rata basis over the contract period, generally one year. The Company's policy is to record a receivable and related deferred revenues for the full amount of the contract on the date it is signed. Contracts are generally billable upon signing. The Company also records the related commission obligation upon the signing of these contracts and amortizes the corresponding deferred commission expense over the contract period in which the related Continuous Information Services revenues are earned. In the event the contract is canceled by the customer, the commission is refundable with respect to the portion related to the revenue which will not be recognized.


     Revenues from (i) Advisory Service, IT Practice Services and Continuous Advisory Consulting are aggregated into Continuous Information Services, (ii) Events and other services, principally consulting, are aggregated into Other Services and (iii) Publications are listed separately. Revenues from Other Services are recognized as follows: events as they occur and consulting as such services are performed. Revenues from Publications are recognized when publications are delivered.


     Unbilled accounts receivable pertain to the portion of a customer's service period not yet invoiced in accordance with contractual quarterly billing terms offered in conjunction with the Continuous Information Services.

                          GIGA INFORMATION GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(INFORMATION AS TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             AND 1998 IS UNAUDITED)

  Property and Equipment

     Property and equipment are stated at cost for items acquired after the initial acquisition of the respective entities and at estimated fair market value for those assets in existence at date of acquisition. Expenditures for maintenance and repairs are charged to expense; expenditures for additions, renewals and betterments are capitalized.

     Depreciation is computed for financial reporting purposes principally by use of the straight-line method over the following estimated useful lives:

Computers and related equipment.....................  3 years
Furniture and fixtures..............................  5 years
Motor vehicles......................................  4 years
Leaseholds and related improvements.................  Shorter of economic life or remaining lease term

     Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are eliminated from the balance sheet and the resulting gains or losses reflected in income.

  Long-Lived Assets

     The Company regularly reviews long-lived assets for impairment. Any write-downs are treated as permanent reductions in the carrying amount of the assets. Management's policy regarding long-lived assets is to evaluate the recoverability of its assets when the facts and circumstances suggest that these assets may be impaired. The test of such recoverability is a comparison of the asset value to its expected undiscounted future cash flows over the remaining life of the asset. This analysis relies on a number of factors including operating results, business plans, budgets, economic projections and changes in management's strategic direction or market emphasis.

  Goodwill

     Goodwill represents the excess of the purchase price of entities acquired over the fair values of amounts assigned to the net tangible and intangible assets acquired and liabilities assumed. Amortization is recorded using the straight-line method over two years for the BIS acquisition and five years for the ExperNet acquisition. The carrying value of goodwill is included in management's evaluation of the recoverability of its long-lived assets. During 1996, approximately $666,000 of goodwill identifiable with the discontinuance of the BIS market research business was written off to amortization expense in connection with the disposition of this business. In 1997, the Company's assessment of the recoverability of goodwill associated with the ExperNet acquisition indicated a de-minimis level of future cash flows associated with this business. As such, the Company wrote-off the remaining unamortized portion of the goodwill resulting in a charge to amortization expense of $1,025,000. Total amortization expense related to goodwill was approximately $578,000, $929,000, $1,186,000, $231,000 and $0 for the period from March 17, 1995 to
December 31, 1995, the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998, respectively.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) disclosure of contingent assets and liabilities at the dates of the financial statements and (iii) the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                          GIGA INFORMATION GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(INFORMATION AS TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             AND 1998 IS UNAUDITED)

  Historical Net Loss per Common Share

     The Company computes basic and diluted earnings per share in accordance with Statement of Financial Accounting Standard ('SFAS') No. 128, 'Earnings Per Share.' Basic earnings per share is based upon the weighted average number of common shares outstanding during the period. Common equivalent shares have been excluded from the computation of diluted loss per share as their effect would be anti-dilutive. Common equivalent shares result from the assumed exercise of outstanding stock options and warrants, the proceeds of which are then assumed to have been used to repurchase outstanding common stock using the treasury stock method, and the conversion of convertible notes into Common Stock. As a result, options and warrants to purchase 1,638,825 and 1,903,730 shares of Common Stock and convertible notes convertible into 93,196 and 78,910 shares of Common Stock outstanding during the year ended December 31, 1997 and the three months ended March 31, 1998, respectively, were excluded from the calculation of diluted net loss per common share.

  Pro Forma Net Loss Per Common Share (unaudited)

     The pro forma basic and diluted net loss per common share is computed based upon the weighted average number of common shares outstanding in accordance with SFAS No. 128. In addition, all outstanding shares of convertible preferred stock, which convert to Common Stock upon the closing of an initial public offering of Common Stock at a price of at least $15.75 per share and having aggregate proceeds of at least $15,000,000, are treated as if converted to Common Stock (see Note 13).

  Comprehensive Income (Loss)

     The Company has adopted SFAS No. 130, 'Reporting Comprehensive Income,' which establishes standards for the reporting and display of comprehensive income and its components in general purpose financial statements for the year ended December 31, 1998 and interim periods. The table below sets forth 'Comprehensive income (loss)' as defined by SFAS No. 130 (in thousands):

                                                                               YEAR ENDED DECEMBER     THREE MONTHS
                                                                MARCH 17 TO            31,            ENDED MARCH 31,
                                                                DECEMBER 31,   -------------------   -----------------
                                                                    1995         1996       1997      1997      1998
                                                                ------------   --------   --------   -------   -------
Net loss......................................................    $ (3,722)    $(25,390)  $(22,075)  $(5,689)  $(3,807)
  Other Comprehensive income (loss), net of tax:
     Foreign currency translation adjustment..................         (37)         180        396        99        74
                                                                ------------   --------   --------   -------   -------
Comprehensive loss............................................    $ (3,759)    $(25,210)  $(21,679)  $(5,590)  $(3,733)
                                                                ------------   --------   --------   -------   -------
                                                                ------------   --------   --------   -------   -------

  New Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, 'Disclosures about Segments of an Enterprise and Related Information.' This statement supersedes SFAS No. 14, 'Financial Reporting for Segments of a Business Enterprise.' SFAS No. 131 includes requirements to report selected segment information quarterly and entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenues. The statement will be effective for annual periods beginning after December 15, 1997 and the Company will adopt its provisions in the year ended December 31, 1998. Reclassification for earlier periods is required, unless impracticable, for comparative purposes. The Company is currently evaluating the impact this statement will have on its financial statements; however, because the statement requires only additional disclosure, the Company does not expect the statement to have a material impact on its financial position or results of operations.

                          GIGA INFORMATION GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(INFORMATION AS TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             AND 1998 IS UNAUDITED)

3. ACQUISITIONS:

  BIS Strategic Decisions, Inc. and Affiliates

     On April 5, 1995, the Company acquired 100% of the stock of BIS for $200,000 in cash and a $1,000,000 convertible promissory note (see Note 11). BIS was engaged in compiling and providing data intensive market research to vendors for use primarily in planning their product operating and marketing programs. The acquisition was accounted for as a purchase and, accordingly, the cost (including acquisition costs of $204,000) was assigned to the tangible and identifiable intangible assets acquired, including a leasehold for one of the facilities, and liabilities assumed based upon their estimated fair values at the date of acquisition. As part of the transaction, an intangible asset (leasehold) of approximately $1,300,000 was recorded representing the fair value of payments being made through May 1998 by a former owner of BIS. In addition the Company acquired current assets of approximately $8,700,000 and furniture and equipment of approximately $2,000,000 offset by current liabilities assumed of approximately $12,600,000 (of which approximately $9,100,000 were deferred revenues), a note payable of $192,000 and a tax provision of approximately $1,000,000. The excess of the purchase price over the net assets acquired of approximately $3,059,000 was recorded as goodwill. The Company's statements of operations include the results of operations of BIS from April 5, 1995.

  ExperNet

     On July 6, 1995, the Company acquired a majority interest in ExperNet in exchange for (i) 160,000 shares of Series A Preferred Stock (213,333 shares of Common Stock on an as-converted basis), 80,000 shares (106,667 shares of Common Stock on an as-converted basis) of which were issued to Mr. Gartner and 80,000 shares (106,667 shares of Common Stock on an as-converted basis) of which were issued to Mr. Gilmour and (ii) the issuance to Mr. Gartner of an option to purchase 53,333 shares of Common Stock at an exercise price of $1.50 per share which vested immediately. On December 29, 1995 the Company acquired Mr. Gilmour's remaining interest in ExperNet in exchange for a $400,000, 6% convertible note (the 'Note') due December 31, 2005 (see Note 11). ExperNet is comprised of a network of external IT practitioners, and the related interactive software, which respond to specific customer inquiries. In the transaction, the Company acquired current assets of approximately $148,000 and furniture and equipment of approximately $126,000, offset by current liabilities assumed of approximately $96,000 and long-term debt of approximately $386,000. The acquisition was accounted for as a purchase; accordingly, the excess of the purchase price over the net assets acquired of approximately $1,408,000 has been recorded as goodwill. The Company's statements of operations include the results of operations of ExperNet from July 6, 1995.

4. RELATED PARTIES:

     During the period from March 17, 1995 to December 31, 1995, the Company reimbursed Mr. Gartner $186,000 for disbursements made by him for items related to the acquisition of BIS and for other operational expenses prior to the incorporation of the Company.

     In addition, following the initial closing of the sale of Series B Convertible Preferred Stock by the Company in November 1995, ExperNet repaid a loan in the principal amount of approximately $221,000 plus accrued interest at a rate of 10%, or a total of approximately $248,000, to Mr. Gartner and a loan in the principal amount of approximately $101,000 plus accrued interest at a rate of 10%, or a total of approximately $113,000, to Mr. Gilmour.

     During 1997, the Company awarded 17,778 shares of Common Stock at a fair value of $3.00 per share to Mr. Gartner in lieu of a payment of cash for services rendered during 1996 as Chief Executive Officer. The Company recorded as compensation expense in 1996 the fair value of the Common Stock awarded to Mr. Gartner.

                          GIGA INFORMATION GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(INFORMATION AS TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             AND 1998 IS UNAUDITED)


     In February 1998, the Company entered into an agreement with Mr. Gilmour, a director and co-founder of the Company, relating to Mr. Gilmour's continuing relationship with the Company. As part of this agreement, the Company agreed to early prepayment of a note issued by the Company to Mr. Gilmour in December 1995 in connection with the acquisition by the Company of Mr. Gilmour's remaining interest in ExperNet (see Note 3). In addition, the agreement also provided that the Company would receive a 7.5% equity interest in a company newly formed by Mr. Gilmour and would be granted an irrevocable, royalty-free, worldwide license to use any software, products or technologies the new company develops during a three year period commencing on February 1, 1998.


     Certain of the Company's existing investors have represented that they will, to the extent necessary, fund the Company through May 1999 on terms to be mutually agreed upon.

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS:

     Prepaid expenses and other current assets consist of the following (in thousands):

                                                                              DECEMBER 31,
                                                                            ----------------    MARCH 31,
                                                                             1996      1997       1998
                                                                            ------    ------    ---------
Prepaid compensation.....................................................   $1,126    $2,559     $ 2,422
Other....................................................................      627     1,194       1,243
                                                                            ------    ------    ---------
  Total..................................................................   $1,753    $3,753     $ 3,665
                                                                            ------    ------    ---------
                                                                            ------    ------    ---------

6. PROPERTY AND EQUIPMENT

     Property and equipment at cost, less accumulated depreciation and amortization, consist of the following (in thousands):

                                                                              DECEMBER 31,
                                                                            ----------------    MARCH 31,
                                                                             1996      1997       1998
                                                                            ------    ------    ---------
Computer and related equipment...........................................   $2,849    $3,202     $ 3,463
Furniture and fixtures...................................................      781       827         771
Motor vehicles...........................................................      108        27           1
Leasehold improvements...................................................      119       119         119
                                                                            ------    ------    ---------
                                                                             3,857     4,175       4,354
Less accumulated depreciation and amortization...........................    1,460     2,480       2,676
                                                                            ------    ------    ---------
Property and equipment, net..............................................   $2,397    $1,695     $ 1,678
                                                                            ------    ------    ---------
                                                                            ------    ------    ---------


     Depreciation and amortization expense was $525,000, $1,020,000, $1,190,000, $293,000 and $278,000 for the period March 17, 1995 to December 31, 1995, the years ended December 31, 1996 and 1997, and the three months ended March 31, 1997 and 1998, respectively.

                          GIGA INFORMATION GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(INFORMATION AS TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             AND 1998 IS UNAUDITED)

7. LEASE COMMITMENTS

     The Company leases certain office space and equipment under operating lease agreements. Future minimum rental commitments under all operating leases with remaining noncancelable terms of one year or more are as follows (in thousands):

                                                                                      OPERATING
                                                                                       LEASES
                                                                                      ---------
April 1 through December 31, 1998..................................................    $   685
1999...............................................................................        910
2000...............................................................................        590
2001...............................................................................        137
2002...............................................................................         80
Thereafter.........................................................................         39
                                                                                      ---------
  Total............................................................................    $ 2,441
                                                                                      ---------
                                                                                      ---------

     Rent expense, net of sublease income of approximately $60,000, $78,000, $54,000, $11,000 and $6,000 was $482,000, $701,000, $725,000, $232,000 and
$189,000 for the period March 17, 1995 to December 31, 1995, the years ended December 31, 1996 and 1997, and the three months ended March 31, 1997 and 1998, respectively.

     An agreement was entered into by and among the Company and two prior owners of BIS providing for one of the prior owners, who had guaranteed all payments under a lease, to pay an aggregate of $1,500,000 to the landlord for rent under the lease, payable monthly in an amount of $36,722. The guaranteed payments end at May 30, 1998.

8. INCOME TAXES:

     The Company has deferred tax assets of approximately $11,148,000, $20,216,000 and $21,862,000 at December 31, 1996 and 1997 and March 31, 1998,
respectively. For financial reporting purposes, valuation allowances of $11,148,000, $20,216,000 and $21,862,000, respectively, have been recognized to offset these deferred tax assets until the Company can conclude that it is more likely than not that these deferred tax assets will be realized. During the years ended December 31, 1996 and 1997, and the three months ended March 31, 1998, the valuation allowance increased by approximately $8,529,000, $9,068,000 and $1,646,000, respectively.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                            DECEMBER 31,
                                                                         ------------------    MARCH 31,
                                                                          1996       1997        1998
                                                                         -------    -------    ---------
Deferred tax assets:
  Deferred revenue....................................................   $   742
  Net operating loss carryforwards....................................     9,112    $19,119     $20,604
  Discontinued operations.............................................       474         24          --
  Other--net..........................................................       820      1,073       1,258
                                                                         -------    -------    ---------
     Total deferred tax assets........................................    11,148     20,216      21,862
Valuation allowance for deferred tax assets...........................    11,148     20,216      21,862
                                                                         -------    -------    ---------
Net deferred tax assets...............................................        --         --          --
                                                                         -------    -------    ---------
                                                                         -------    -------    ---------

                          GIGA INFORMATION GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(INFORMATION AS TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             AND 1998 IS UNAUDITED)

     For financial reporting purposes, income before income taxes includes the following components (in thousands):

                                                               YEAR ENDED DECEMBER     THREE MONTHS ENDED
                                               MARCH 17 TO             31,                 MARCH 31,
                                               DECEMBER 31,    --------------------    ------------------
                                                   1995          1996        1997       1997       1998
                                               ------------    --------    --------    -------    -------
Pretax loss for continuing operations:
  United States.............................     $ (5,068)     $(20,688)   $(21,006)   $(5,120)   $(3,005)
  Non-United States.........................       (1,391)       (2,505)     (2,765)      (562)      (798)
                                               ------------    --------    --------    -------    -------
Consolidated................................     $ (6,459)     $(23,193)   $(23,771)   $(5,682)   $(3,803)
                                               ------------    --------    --------    -------    -------
                                               ------------    --------    --------    -------    -------

     The income tax expense(benefit) of the loss from continuing operations, substantially all of which is deferred, consists of the following components (in thousands):

                                                                        YEAR ENDED         THREE MONTHS ENDED MARCH 31,
                                                      MARCH 17 TO      DECEMBER 31,
                                                      DECEMBER 31,    --------------    ----------------------------------
                                                          1995        1996     1997          1997               1998
                                                      ------------    -----    -----    ---------------    ---------------
U.S. Federal.......................................     $   (754)     $(239)   $(554)         $ 7                $ 4
Foreign............................................         (339)      (252)     (87)          --                 --
                                                                                               --                 --
                                                      ------------    -----    -----
                                                        $ (1,093)     $(491)   $(641)         $ 7                $ 4
                                                                                               --                 --
                                                                                               --                 --
                                                      ------------    -----    -----
                                                      ------------    -----    -----

     The income tax benefit of the loss from continuing operations differs from the amount of income tax benefit determined by applying the applicable U.S. statutory income tax rate to pretax loss from continuing operations as a result of the following differences:

                                                                         YEAR ENDED           THREE MONTHS
                                                      MARCH 17 TO       DECEMBER 31,        ENDED MARCH 31,
                                                      DECEMBER 31,    ----------------      ----------------
                                                          1995        1996       1997       1997       1998
                                                      ------------    -----      -----      -----      -----
Income tax at the statutory rate...................       (34.0)%     (34.0)%    (34.0)%    (34.0)%    (34.0)%
Foreign subsidiary losses with no benefit
  recognized.......................................         3.5         1.7        4.0        3.4        7.1
Foreign income taxed at different rates............        (1.4)        0.9        0.4       (0.2)      (0.4)
Nondeductible goodwill.............................         3.1         1.4        1.7         --         --
U.S. losses with no benefit recognized.............        12.3        27.8       24.9       30.5       26.9
Other items (net)..................................        (0.4)        0.1        0.3        0.4        0.5
                                                      ------------    -----      -----      -----      -----
                                                          (16.9)%      (2.1)%     (2.7)%      0.1%       0.1%
                                                      ------------    -----      -----      -----      -----
                                                      ------------    -----      -----      -----      -----

     The Company has available net operating loss carryforwards of approximately $47,988,000 and $51,791,000 at December 31, 1997 and March 31, 1998 which may be used to reduce future taxable income. Of this amount, at December 31, 1997 U.S. carryforwards of approximately $43,081,000 expire in various years through 2012, certain non-U.S. carryforwards of approximately $2,367,000 expire in various years through 2002 and the balance may be carried forward indefinitely. If losses of acquired companies are used to reduce future taxable income, associated tax benefits will first reduce acquired goodwill and other noncurrent intangible assets before being recognized as a reduction of income tax expense in the period the benefits are realized. Utilization of the net operating loss carryforwards may be limited pursuant to the provisions of Section 382 of the Internal Revenue Code of 1986, as amended.

                          GIGA INFORMATION GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(INFORMATION AS TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             AND 1998 IS UNAUDITED)

9. JOINT VENTURE AGREEMENT:

     In 1991, BIS entered into a joint venture agreement with a Japanese company (the 'Joint Venture') to provide additional market penetration in Japan for the Company's products and services. BIS's initial equity ownership was 40%. Pursuant to the terms of the agreement, the Company was required to purchase an additional 10% interest in the Joint Venture from its partner in March 1996 for approximately $85,000. In April 1996, the Company and its partner each increased their investment in the joint venture by approximately $24,000. In December 1996, the Company notified its partner, pursuant to the terms of the agreement, of its desire to dissolve the Joint Venture. The Company does not expect any proceeds from the dissolution and, as such, wrote off to expense its investment of approximately $125,000. The net earnings of the joint venture to date have been de minimis. At December 31, 1996 and 1997 and March 31, 1998 the Company had accounts receivable due from the Joint Venture of $125,000, $0 and $0, respectively.

10. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

     Accrued expenses and other current liabilities consist of the following (in thousands):

                                                                              DECEMBER 31,
                                                                            ----------------    MARCH 31,
                                                                             1996      1997       1998
                                                                            ------    ------    ---------
Accrued compensation and benefits........................................   $1,675    $2,260     $ 1,101
Sales tax payable........................................................    1,110     1,198       1,026
Other....................................................................    2,772     2,927       2,906
                                                                            ------    ------    ---------
  Total..................................................................   $5,557    $6,385     $ 5,033
                                                                            ------    ------    ---------
                                                                            ------    ------    ---------

11. BORROWINGS AND LONG-TERM DEBT:

     In connection with the Company's acquisition of BIS, the seller received a $1,000,000, 5% convertible note due April 5, 1998. The note was convertible into 185,298 shares of Common Stock. The note plus accrued interest was fully repaid on April 17, 1998.

     In connection with the Company's acquisition of ExperNet, the Company issued a $400,000, 6% convertible note to Mr. Gilmour (see also Note 3). The note plus accrued interest was repaid in two installments, the last of which was in April 1998.

     In June 1997, the Company entered into a loan agreement with a lending institution collateralized by certain equipment, machinery and fixtures. Under this agreement the Company received a $1,465,000 loan due in June 2000 with an effective interest rate of 17.133%. Principal payments required on this loan in the years 1998 through 2000 are $389,000, $461,000 and $444,000.

     The weighted average interest rates of outstanding short-term borrowings were 7.3%, 6.9%, 7.1%, 0% and 8.1% for the period March 17, 1995 to December 31, 1995, the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998, respectively.

12. COMMITMENTS AND CONTINGENT LIABILITIES:

     In October 1997, the Company entered into an invoice factoring arrangement with a commercial bank under which the Company could borrow up to $1,250,000. Under the arrangement, the bank charges an administrative fee of 0.5% of each factored invoice and a monthly factoring management fee of 1.25% of the gross average monthly factored invoices. Borrowings under the arrangement are collateralized by all the Company's assets. Upon the initial utilization of the factoring arrangement, the bank will receive warrants equal to the value of $125,000 for a class of stock to be determined and at a price to be determined. As of March 31, 1998, no invoices have been factored under the arrangement.

                          GIGA INFORMATION GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(INFORMATION AS TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             AND 1998 IS UNAUDITED)

13. PREFERRED STOCK:

     The authorized capital stock of the Company includes 16,500,000 shares of Preferred Stock. Of the Preferred Stock, 650,000, 9,000,000 and 4,500,000 shares have been designated as Series A, Series B and Series C Convertible Preferred Stock. The remaining 2,350,000 shares of Preferred Stock have not been designated.

  Series A Convertible Preferred Stock ('Series A')


     During 1995, the Company issued 410,000 shares of Series A (546,668 shares of Common Stock on an as-converted basis) for consideration of $2,050,000 which consisted of $2,025,000 cash and a $25,000 non-recourse note from an employee in connection with his acceptance of employment with the Company. In addition, 160,000 shares of Series A (213,333 shares of Common Stock on an as-converted basis) were issued in connection with the acquisition of ExperNet as described in Note 3.


  Series B Convertible Preferred Stock ('Series B')

     During 1995, the Company issued 4,026,772 shares of Series B for cash consideration of $13,216,000, net of issuance costs of $878,000. In addition, bridge financing in the principal amount of $2,000,000 was automatically converted into 571,428 shares of Series B at the first closing of the Series B Stock financing in November 1995. During 1996 the Company issued an additional 3,327,728 shares of Series B, in two separate financings, for cash consideration of $11,550,000, net of issuance costs of $97,000. In addition, a warrant issued to the lender in connection with the Series B bridge financing in August 1995 was exercised on a cashless basis for 218,714 shares in September 1996 (see Note
15).

  Series C Convertible Preferred Stock ('Series C')

     During 1997, the Company issued 2,609,491 shares of Series C, in two separate financings, for cash consideration of $10,537,000, net of issuance costs of $188,000.

     In connection with this issuance the Company issued warrants to purchase-up to 1,409,129 shares of Series C at an exercise price of $4.50 per share (see
Note 15).

  Conversion

     Each share of Series A, Series B and Series C is convertible, at the holder's option, into that number of shares of Common Stock as is determined by dividing the initial purchase price of such shares by the conversion price in effect at the time of conversion. The conversion price of each share of Series A, Series B and Series C is subject to adjustment upon the occurrence of certain events. At March 31, 1998 each share of Series A, Series B and Series C is convertible into four-thirds (4/3), one-third (1/3) and 0.39143 shares of Common Stock, respectively.

     The Series A, Series B and Series C Shares will automatically convert into Common Stock at the then effective conversion price upon the closing of a firmly underwritten public offering of Common Stock at a price of at least $15.75 per share (as adjusted for splits, combinations and share dividends), and generating gross proceeds of at least $15,000,000. In addition, the Series A, Series B and Series C Shares will convert into Common Stock at the then effective conversion price upon the consent of the holders of at least two-thirds (2/3) of the then outstanding Series A, Series B and Series C Shares.

  Liquidation

     Upon (i) the liquidation, dissolution, or winding up of the Company (either voluntary or involuntary) or (ii) the merger or consolidation of the Company with another corporation or the sale or other transfer of all or substantially all of the assets of the Company which is not agreed to by the holders of not less than a majority of

                          GIGA INFORMATION GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(INFORMATION AS TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             AND 1998 IS UNAUDITED)

the Convertible Preferred Stock, voting together as a single class, and in which the stockholders of the Company immediately prior to such transaction do not own more than a 50% interest in the surviving entity, (i) holders of the Series A, Series B and Series C Shares are entitled to receive out of the assets of the Company available for distribution to its stockholders, an amount equal to $5.00, $3.50 and $4.11 per share, respectively, plus any declared but unpaid dividends, prior to any distribution to the holders of the Company's Common Stock. Following distribution of such preferential amounts, holders of Series A, Series B and Series C Shares shall not participate in any further distribution.

  Voting

     Except as provided by law or in the Company's Amended and Restated Certificate of Incorporation, the holders of the Series A, Series B and Series C Shares vote with holders of the Company's Common Stock on an as converted basis and not as a separate class or series. In addition, so long as at least 1,000,000 shares of Series A, Series B and Series C Shares are outstanding, the Company may not, without the approval of at least a majority of the outstanding shares of the Series A, Series B and Series C Shares, take certain actions as described in the Certificate of Incorporation.

14. COMMON STOCK:

     In November 1995, the Company amended its Certificate of Incorporation to increase the authorized number of shares of Common Stock from 10,000,000 to 28,000,000. In December 1996, the Company amended its Certificate of Incorporation to increase the authorized number of Common Stock from 28,000,000 to 50,000,000.

     During March 1995, the Company sold to Mr. Gartner 1,400,000 shares of Common Stock at a purchase price of $0.07125 per share. During the remainder of 1995, the Company sold 636,000 shares of Common Stock to employees, consultants and directors at a purchase price of $1.50 per share.

15. STOCK OPTIONS AND WARRANTS:

  Stock Options

     In June 1995, the Company adopted the 1995 Stock Plan (the 'Prior Stock Plan'). The Prior Stock Plan was superseded in October 1995 by the 1995 Stock Option/Stock Issuance Plan (the '1995 Stock Plan'). On August 28, 1996 the Board of Directors adopted the 1996 Stock Option Plan (the '1996 Stock Plan') to effectively supersede the 1995 Stock Plan. The 1995 Stock Plan provided for the granting of options to purchase and for direct purchases of up to 1,033,333 shares of Common Stock. The 1996 Stock Plan provides for the granting of options to purchase up to 1,000,000 shares of Common Stock.

     Both the 1995 Stock Plan and the 1996 Stock Plan provide for the grants of non-qualified and incentive options to purchase shares of the Company's Common Stock to employees (including officers and directors who are employed by the Company) of, and consultants to, the Company generally at the fair market value determined by the Board on the date of the grant. The 1995 Stock Plan also provided for direct purchases of Common Stock. The Board may determine the date on which these shares vest and become exercisable. Shares purchased as the result of the exercise of these options or direct purchases under the 1995 Stock Plan are subject to the Company's right to repurchase such shares upon the occurrence of certain events and at a price equal to the fair market value as defined on the date of repurchase.

     Options granted under the 1995 and 1996 stock plans have variable vesting periods. No options granted under these plans have a term in excess of 10 years after the date of grant.


     In March, 1998 the Board voted to grant 319,008 options to certain employees at exercise prices ranging from $3.00 to $3.30 per share. The estimated fair market value of the Company's Common Stock at the date of

                          GIGA INFORMATION GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(INFORMATION AS TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             AND 1998 IS UNAUDITED)

grant was determined to be $6.75 per share. Accordingly, such grants were deemed to be compensatory options in accordance with Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees' ('APB No. 25'). Total option-related compensation expense for the three months ended March 31, 1998 was immaterial.


     In June 1997, the Company adopted the 1997 Director Stock Option Plan (the 'Director Plan') which provides for the granting of non-qualifying stock options to purchase-up to 50,000 shares of common stock. Under the Director Plan, non-employee directors are entitled to receive options to purchase 2,000 shares of common stock on July 1 of each year commencing in 1997. In addition, each eligible non-employee director would receive an option to purchase 2,000 shares of common stock upon the initial election to the Board of Directors. The exercise price of the options, which vest in four equal installments starting from the date of the grant, will equal the fair market value on the date of the grant. Each option shall expire 10 years after the date of the grant.

     A summary of stock option activity through March 31, 1998:


                                                                                     WEIGHTED
                                                                                     AVERAGE
                                                                      SHARES      EXERCISE PRICE
                                                                    ----------    --------------
Outstanding at March 17, 1995
  Granted........................................................    1,023,718        $ 1.50
  Exercised......................................................      (53,332)         1.50
  Forfeited/canceled.............................................      (20,000)         1.50
                                                                    ----------        ------
Outstanding at December 31, 1995.................................      950,386          1.50
  Granted........................................................      444,554          2.07
  Exercised......................................................      (24,792)         1.50
  Forfeited/canceled.............................................     (450,028)         1.61
                                                                    ----------        ------
Outstanding at December 31, 1996.................................      920,120          1.72
  Granted........................................................      517,597          3.00
  Exercised......................................................      (38,035)         1.64
  Forfeited/canceled.............................................     (349,475)         2.30
                                                                    ----------        ------
Outstanding at December 31, 1997.................................    1,050,207          2.16
  Granted........................................................      385,543          3.08
  Exercised......................................................      (37,702)         1.71
  Forfeited/canceled.............................................     (102,267)         2.48
                                                                    ----------        ------
Outstanding at March 31, 1998....................................    1,295,781          2.42
                                                                    ----------        ------
                                                                    ----------        ------



     Options vested and exercisable at December 31, 1996 and 1997 and March 31, 1998 were 384,005, 488,763, and 487,372, respectively.


     In July and October 1995 the Company granted options to purchase a total of 260,000 shares of Common Stock other than pursuant to the 1995 Stock Plan at an exercise price of $1.50 per share.

     The Company has adopted the disclosure-only provisions of SFAS No. 123, but applies APB No. 25 and related Interpretations in accounting for options. Accordingly, no compensation expense has been recognized for the issuance of options. Pursuant to the required pro forma disclosure under the fair value method of estimating compensation cost, the Company has estimated the fair value of its stock options by applying a present value approach which does not consider expected volatility of the underlying stock ('minimum value method') using risk free interest rates based on zero coupon Treasury instruments with maturities similar to the estimated option term and assuming no dividends.

                          GIGA INFORMATION GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(INFORMATION AS TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             AND 1998 IS UNAUDITED)

     Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards in 1995, 1996 and 1997 consistent with the provisions of SFAS No. 123, the Company's net loss to common stockholders and net loss per share to common stockholders would have been increased to the SFAS No. 123 pro forma amounts indicated below in thousands except per share amounts:

                                                                                            THREE MONTHS
                                                                                            ENDED MARCH
                                                                      1996        1997        31, 1998
                                                                    --------    --------    ------------
Net loss to common stockholders--as reported.....................   $(25,390)   $(21,817)     $ (3,807)
Net loss to common stockholders--SFAS No. 123
  pro forma......................................................    (25,427)    (21,941)       (3,852)
Net loss per share to common stockholders--as reported...........               $ (10.53)     $  (1.80)
Net loss per share to common stockholders--SFAS No. 123 pro
  forma..........................................................                 (10.59)        (1.82)

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of the effects on reported net income for future years. SFAS No. 123 does not apply to awards prior to 1996 and additional awards in future years are anticipated.

     The weighted average fair value per share at date of grant for stock options granted during the years December 31, 1996 and 1997 and the three months ended March 31, 1998 was $0.22, $0.38 and $0.36, respectively. The fair value of each option granted during the years ended December 31, 1996 and 1997 is estimated on the date of grant using the Black-Scholes option pricing model with a zero expected volatility, a dividend yield of 0%, weighted average expected lives of 6.3 and 8.0 years, respectively, and weighted average risk free interest rates of 6.0% and 6.2%, respectively.

     The following table summarizes the status of the Company's stock options outstanding and exercisable at March 31, 1998:


                                                                       STOCK OPTIONS
                            STOCK OPTIONS OUTSTANDING                   EXERCISABLE
                   -------------------------------------------     ----------------------
                                                      WEIGHTED                   WEIGHTED
                                 WEIGHTED AVERAGE     AVERAGE                    AVERAGE
   RANGE OF                         REMAINING         EXERCISE                   EXERCISE
EXERCISE PRICES     SHARES       CONTRACTUAL LIFE      PRICE        SHARES        PRICE
---------------    ---------     ----------------     --------     ---------     --------
$1.50 to $1.80       528,788         5.4 years         $ 1.54        422,420      $ 1.53
$2.70 to $3.30       766,993         9.6 years         $ 3.03         64,952      $ 2.94
                   ---------                                       ---------
  Total            1,295,781                                         487,372
                   ---------                                       ---------
                   ---------                                       ---------


  Warrants

     In connection with its engagement of a private placement agent for the sale by the Company of the Series B Preferred Stock, the Company agreed in June 1995 to issue the placement agent a warrant to purchase 107,876 shares of Series B at an exercise price of $4.625 per share. In connection with the Series B bridge financing, the Company agreed in August 1995 to issue the lender a warrant to purchase 285,714 shares of Series B at an exercise price of $2.345 per share, which warrant was exercised on a cashless basis in September 1996 for 218,714 shares. Both of these warrants are for a term of five years, subject to earlier expiration upon the occurrence of certain events. The Company believes the fair market value of each warrant was nominal.

     In connection with the issuance of Series C, the Company issued warrants to purchase up to 1,409,127 shares of Series C at an exercise price of $4.50 per share. These warrants are for a term of five years, subject to earlier expiration upon the occurrence of certain events.

                          GIGA INFORMATION GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(INFORMATION AS TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             AND 1998 IS UNAUDITED)

16. STOCK PURCHASE PLANS/AGREEMENTS:

     In the period from inception to December 31, 1995, the Company sold 139,999 shares of Common Stock to certain employees of the Company at $1.50 per share under the provisions of the 1995 Stock Plan or separate stock purchase agreements. Employees vest in these shares over four years from their respective dates of purchase, with 25% vesting on the first anniversary of the purchase and pro rata thereafter over the remaining 36 months. If an employee who purchased stock under either the 1995 Stock Plan or separate agreements ceases to be employed by the Company, the Company at its option may elect to repurchase the employee's unvested shares at the original cost paid by the employee for such stock and vested shares at a price equal to the fair market value as determined on the date of repurchase.

     In October 1995, the Company sold 40,000 shares of Common Stock to a director who also serves as a consultant to the Company for $1.50 per share of which $10,000 was paid in cash and $50,000 was paid in the form of a nonrecourse interest bearing note due March 31, 1996. In June 1996, the Company canceled the promissory note plus interest accrued thereunder (totaling approximately $52,000), in lieu of payment to the director for services rendered to the Company in 1995 (for which the director was entitled to receive $25,000) and the first six months of 1996 (for which the director was entitled to receive $30,000) plus interest. These shares are also subject to certain repurchase rights by the Company in the event that the director ceases to be either a director of, or consultant to, the Company.

     Pursuant to an agreement entered into in February 1997, the Company issued to a director of the Company for services rendered 16,667 shares of Common Stock which vest over six quarterly periods contingent upon services being provided during the period. The Company recorded as compensation expense $50,000 representing the fair value of the Common Stock over the period during which the services are rendered. Under the agreement, the Company also granted to the director 8,333 non-qualified stock options with an exercise price at the fair market value on the date of grant which vest over four years. In addition, the Company reimbursed him $18,000 for operational expenses.

17. EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS:

     In the United States, the Company maintains a Savings and Retirement Plan (the '401 (k) Plan') under Section 401 of the Internal Revenue Code. In 1997, the Company amended its 401(k) Plan specifying that employees can enter the plan on the date of hire or the first day of the month. Employees must have attained the age of 21. In prior years, employees were eligible to participate in the 401(k) Plan who worked a minimum of one year and had attained the age of 21. The Company matched by 25% that portion representing the first 3% of an employee's base salary and by 50% that portion representing the next 3% of an employee's base salary. Effective in 1997, the employer contributions are discretionary after considering business results at the conclusion of each plan year. The Company has made mandatory contributions to the 401(k) Plan of $47,000 and $63,000 during the period March 17 to December 31, 1995 and the year ended December 31, 1996, respectively, and made no discretionary contributions during the year ended December 31, 1997 and the three months ended March 31, 1997 and 1998.

     In the United Kingdom, the Company maintains a defined contribution plan. All permanent employees who have attained the age of 20, and are not contributing to a personal pension plan, are eligible to participate. The Company matches a percentage of employee contributions which are invested at each participant's discretion in a choice of three funds. The employer matching percentage is determined within defined age ranges. During the period March 17 to December 31, 1995, the years ended December 31, 1996 and 1997, and the three months ended March 31, 1997 and 1998, the Company's match totaled $2,000, $2,000, $2,000, $500 and $500, respectively.

                          GIGA INFORMATION GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(INFORMATION AS TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             AND 1998 IS UNAUDITED)

18. DISCONTINUED OPERATIONS:

     On June 25, 1996, the Company announced the discontinuation of the BIS market research business. In connection with the discontinuance of such operations, the Company terminated the personnel employed in developing and compiling the data-intensive BIS market research products, ceased operations at two of its licensed facilities in England and entered into contracts with two independent IT service providers engaged to fulfill the Company's obligations to customers of BIS under certain existing subscription agreements, all of which expired by June 1997. The contracts with the service providers required that Giga pay a percentage of the remaining contract value in exchange for their fulfillment of Giga's obligations. In 1996, a total of approximately $623,000 was paid to the service providers to fulfill the obligations remaining under the discontinued operations. A provision of approximately $1,187,000 was established for probable refunds in connection with dissatisfied clients. At December 31, 1996 a total of approximately $720,000 remained in the provision for refunds. The contracts with the providers also require the service providers to pay royalties to Giga upon the renewal of contracts by them. Through December 31, 1997, no royalties had been earned or received. The results of these operations prior to June 25, 1996 have been classified as discontinued operations and prior year financial statements have been restated to reflect the discontinuance. A charge of approximately $2,315,000 (net of taxes of approximately $158,000) was recorded in 1996 for the loss on disposition of the operations consisting primarily of rent and compensation. Included within the charge was a provision related to the operations at two facilities in England which, based on the market for subleased properties at the time, approximates the present value of the expected expenses of these facilities for two and one-half years plus fifty percent of the expected expenses over the remaining life of the leases and a provision for the severance benefits payable to the terminated employees.

     A gain of approximately $1,101,000 was recorded in 1997, mainly comprised of a reversal of the provision for future lease commitments and related expenses for two facilities in England and the provision which was established for refunds to dissatisfied customers.

     The net liabilities of the discontinued operations of the BIS business have been segregated in the consolidated balance sheets and as of December 31, 1996 consist primarily of accounts receivable ($404,000), amounts payable related to rent and facilities expenses ($2,245,000), customer refunds ($720,000), liability to providers ($206,000) and salaries and related severance costs ($56,000). The operating results of the BIS business are summarized as follows (in thousands):

                                                               MARCH 17, TO
                                                               DECEMBER 31,       YEAR ENDED
                                                                   1995        DECEMBER 31, 1996
                                                               ------------    -----------------
Revenues....................................................     $ 11,329           $ 3,557
Pre-tax income..............................................        2,987                35
Provision for income taxes..................................        1,497               114
Net income (loss)...........................................        1,490               (79)


     On December 20, 1996 the Company elected to discontinue its Australian econometric forecasting business, BIS Shrapnel, and commenced discussions with the management team for the purchase of the entire business. A charge of approximately $160,000 was recorded at the time for the loss on disposition of the operations consisting primarily of estimated losses to be incurred in the operation of the business through the anticipated disposal date. The entire business was sold in July 1997 to the management team for AU$407,500, or approximately $293,000 at the time of sale. A gain of approximately $212,000 was recognized on the disposition after giving effect to transaction costs.



     The net assets of the discontinued BIS Shrapnel business have been segregated in the consolidated balance sheets and as of December 31, 1996 consist primarily of accounts receivable ($438,000), prepaid expenses

                          GIGA INFORMATION GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(INFORMATION AS TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             AND 1998 IS UNAUDITED)

($394,000), property, plant and equipment, net ($404,000), deferred revenue ($496,000), reserve for loss on disposal ($162,000) and provision for long-term service ($258,000).


     The results of BIS Shrapnel operations prior to December 20, 1996 have been classified as discontinued operations and prior year financial statements have been restated to reflect the discontinuance. The operating results of BIS Shrapnel operations are summarized as follows (in thousands):


                                                               MARCH 17, TO
                                                               DECEMBER 31,       YEAR ENDED
                                                                   1995        DECEMBER 31, 1996
                                                               ------------    -----------------
Revenues....................................................     $  3,747           $ 4,437
Pre-tax income..............................................          154              (134)
Provision for income taxes..................................           --                --
Net income (loss)...........................................          154              (134)

                          GIGA INFORMATION GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(INFORMATION AS TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             AND 1998 IS UNAUDITED)

19. GEOGRAPHICAL MARKET INFORMATION:

     The Company operates in one continuing business segment and in the geographical markets indicated in the table below. Sales for continuing operations are reflected in the segment from which the sales are made. The Other International segment includes France, Italy, Germany and Korea.

                                                                     UNITED     UNITED         OTHER
                                                                     STATES     KINGDOM    INTERNATIONAL     TOTAL
                                                                    --------    -------    -------------    --------
                                                                                     (IN THOUSANDS)
March 17, 1995 to December 31, 1995:
  Revenues:
     Total revenues..............................................   $  3,755    $2,051        $ 1,270       $  7,076
     Transfers between areas.....................................         --       (55 )          (62)          (117)
                                                                    --------    -------    -------------    --------
     Unaffiliated revenues.......................................   $  3,755    $1,996        $ 1,208       $  6,959
                                                                    --------    -------    -------------    --------
                                                                    --------    -------    -------------    --------
  Loss from operations...........................................   $ (5,183)   $ (857 )      $  (565)      $ (6,605)
  Total assets...................................................     21,534     2,077          1,222         24,833
January 1, 1996 to December 31, 1996:
  Revenues:
     Total revenues..............................................   $  6,961    $2,314        $   948       $ 10,223
     Transfers between areas.....................................         --       (35 )          (50)           (85)
                                                                    --------    -------    -------------    --------
     Unaffiliated revenues.......................................   $  6,961    $2,279        $   898       $ 10,138
                                                                    --------    -------    -------------    --------
                                                                    --------    -------    -------------    --------
  Loss from operations...........................................   $(21,073)   $(1,386)      $(1,154)      $(23,613)
  Total assets...................................................     17,928     1,019            732         19,679
January 1, 1997 to December 31, 1997:
  Revenues:
     Total revenues..............................................   $ 17,249    $2,014        $   396       $ 19,659
     Transfers between areas.....................................         --        --             --             --
                                                                    --------    -------    -------------    --------
     Unaffiliated revenues.......................................   $ 17,249    $2,014        $   396       $ 19,659
                                                                    --------    -------    -------------    --------
                                                                    --------    -------    -------------    --------
  Loss from operations...........................................   $(21,031)   $(1,064)      $(1,718)      $(23,813)
  Total assets...................................................     20,114     1,690          1,219         23,023
January 1, 1997 to March 31, 1997:
  Revenues:
     Total revenues..............................................   $  3,432    $  506        $    88       $  4,026
     Transfers between areas.....................................         --        --             --             --
                                                                    --------    -------    -------------    --------
     Unaffiliated revenues.......................................   $  3,432    $  506        $    88       $  4,026
                                                                    --------    -------    -------------    --------
                                                                    --------    -------    -------------    --------
  Loss from operations...........................................   $ (5,193)   $ (168 )      $  (401)      $ (5,762)
  Total assets...................................................     13,485     1,189            964         15,638
January 1, 1998 to March 31, 1998:
  Revenues:
     Total revenues..............................................   $  7,852    $  514        $   186       $  8,552
     Transfers between areas.....................................         --        --             --             --
                                                                    --------    -------    -------------    --------
     Unaffiliated revenues.......................................   $  7,852    $  514        $   186       $  8,552
                                                                    --------    -------    -------------    --------
                                                                    --------    -------    -------------    --------
  Loss from operations...........................................   $ (2,948)   $ (404 )      $  (402)      $ (3,754)
  Total assets...................................................     12,353     1,875          1,445         15,673

                          GIGA INFORMATION GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(INFORMATION AS TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             AND 1998 IS UNAUDITED)

  Export Sales

     The information below summarizes export sales by geographic area for the United States operations of Giga (in thousands):

                                                                                           TOTAL
                                                                                           EXPORT
                                                            EUROPE    FAR EAST    OTHER    SALES
                                                            ------    --------    -----    ------
March 17 to December 31, 1995............................    $191       $251      $105     $  547
1996.....................................................     124        101        11        236
1997.....................................................     924         87         8      1,019
January 1 to March 31, 1997..............................     153         41         2        196
January 1 to March 31, 1998..............................     443         11         1        455

20. SUBSEQUENT EVENTS:

     In April 1998, the Company designated 2,000,000 shares of Preferred Stock as Series D Convertible Preferred Stock ('Series D') and, for cash proceeds of $1,500,000, issued 214,286 shares of Series D and warrants to purchase 115,714 shares of Series D at $9.00 per share. The warrants expire on April 5, 2003.

     Each share of Series D is convertible, at the holder's option, into that number of shares of Common Stock as determined by dividing the original purchase price by the conversion price in effect at the time of conversion. Each share of Series D is currently convertible into two-thirds of a share of Common Stock.

     The Series D will automatically convert into Common Stock at the then effective conversion price upon the earlier of (a) the approval by the holders of at least two-thirds (2/3) of the then outstanding Series D shares, (b) immediately prior to the closing of a firmly underwritten public offering of Common Stock at a price of at least $15.75 per share (as adjusted for splits, combinations and share dividends), and having aggregate cash proceeds of at least $15,000,000 and (c) immediately prior to the closing of a firmly underwritten public offering of Common Stock at a price of at least $12.00 per share and having aggregate cash proceeds of at least $30,000,000 and which closes on or prior to January 31, 1999.

     In the event of liquidation, dissolution or winding up of the Company (either voluntary or involuntary) or the merger or consolidation of the Company with another corporation or the sale or transfer of all or substantially all of the assets of the Company which is not agreed to by the holders of not less than a majority of the Preferred Stock, voting together as a single class, and in which the stockholders of the Company immediately prior to the such transaction do not own more than 50% interest in the surviving entity, holders of Series D will be entitled to receive out of the assets of the Company, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock, but after payment of any liquidation preference which may be provided for any other series of Preferred Stock, the original purchase price for each outstanding share of Series D held (as adjusted for splits and combinations), plus all declared and unpaid dividends prior to any distribution to the holders of the Company's Common Stock. Following distribution of such preferential amounts, holders of Series D shall not participate in any further distribution.

     Except as provided by law or in the Company's Amended and Restated Certificate of Incorporation, the holders of Series D vote with the holders of the Company's Common Stock on an as converted basis. In addition, as described in the Certificate of Incorporation, the company may not take certain actions as long as at least 1,000,000 shares of Series A, Series B, Series C and Series D are outstanding, and without the approval of the holders of at least a majority of the outstanding shares of Series A, Series B, Series C and Series D generally voting together as a class.


     Also in April 1998, the Company entered into a Loan and Warrant Purchase Agreement whereby the Company issued convertible promissory notes with a face value of $10,000,000 and warrants to purchase up to

                          GIGA INFORMATION GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(INFORMATION AS TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             AND 1998 IS UNAUDITED)

166,666 shares of Common Stock in exchange for cash proceeds of $10,000,000. The notes bear interest at an annual interest rate of 12% payable in quarterly installments. The warrants are exercisable at $3.00 per share for a period of ten years from the date of the grant. The fair market value of the warrants was recorded as a discount of $1,046,907 to the Notes and such Notes will be recorded at $8,953,093. Accordingly, approximately $1,046,907 of accretion will be charged to interest expense, in addition to the stated interest rates, over the term of the notes.



     The outstanding principal amount of the notes and warrants will be automatically converted on February 1, 1999 into 1,428,571 shares of Series D with warrants to purchase up to a maximum of 514,286 shares of Common Stock at an exercise price of $13.50 per share unless the Company completes prior to that date a public offering of Common Stock generating proceeds of at least $30,000,000 at an offering price of at least $12.00 per share.



     In May 1998, the Company issued an additional 71,429 shares of Series D and warrants to purchase 38,571 shares of Series D for consideration of $500,000.



     In May 1998, pursuant to a vote of the board of directors, the board approved, subject to shareholder approval, a 1 for 3 reverse stock split of the Common Stock effective as of the closing of an initial public offering. All share and per share data presented herein have been restated to reflect the Common Stock split.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Giga Information Group, Inc.:

We have audited the accompanying combined statements of operations and cash flows of BIS Strategic Decisions for the period from January 1, 1995 to April 5, 1995. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1 to the combined financial statements, BIS Strategic Decisions was acquired by Giga Information Group, Inc. on April 5, 1995 and has been operated by the management of Giga since that date. The transaction involved the payment of $200,000 cash and a convertible note in the principal amount of $1,000,000 for all the outstanding shares of BIS Strategic Decisions.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of BIS Strategic Decisions' operations and its cash flows for the period from January 1, 1995 to April 5, 1995 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
April 17, 1998

                            BIS STRATEGIC DECISIONS
                       COMBINED STATEMENTS OF OPERATIONS
                 FOR THE PERIOD FROM JANUARY 1 TO APRIL 5, 1995
                                 (IN THOUSANDS)

Information service revenues.............................................................................  $   2,116

Cost and expenses:

  Cost of services and product development...............................................................      1,422

  Sales and marketing....................................................................................        167

  General and administrative.............................................................................      1,047

  Depreciation and amortization..........................................................................        215
                                                                                                           ---------

          Total costs and expenses.......................................................................      2,851
                                                                                                           ---------

Operating loss...........................................................................................       (735)

Interest income, net.....................................................................................         19
                                                                                                           ---------

          Loss from continuing operations before income taxes............................................       (716)
                                                                                                           ---------

Income tax benefit.......................................................................................       (213)
                                                                                                           ---------

          Loss from continuing operations................................................................       (503)
                                                                                                           ---------

Discontinued operations:

  Income from the discontinued BIS market research business, net of tax effect...........................        597

  Income from the discontinued Shrapnel business, net of tax effect......................................         54
                                                                                                           ---------

          Income from discontinued operations............................................................        651
                                                                                                           ---------

          Net income.....................................................................................  $     148
                                                                                                           ---------
                                                                                                           ---------

     The accompanying notes are an integral part of the combined financial statements.

                            BIS STRATEGIC DECISIONS
                       COMBINED STATEMENTS OF CASH FLOWS
                   FOR THE PERIOD JANUARY 1 TO APRIL 5, 1995
                                 (IN THOUSANDS)

Cash flows from operating activities:
  Net income.............................................................................................  $     148
     Adjustments to reconcile net income to net cash used in continuing operating activities:
       Net income from discontinued operations...........................................................       (651)
       Depreciation......................................................................................        191
       Amortization and write-down of goodwill...........................................................         24
       Provision for deferred income taxes...............................................................         58
       Allowance for doubtful accounts...................................................................          7
     Changes in certain operating assets and liabilities:
       Increase in accounts receivable...................................................................       (383)
       Decrease in unbilled services.....................................................................        183
       Increase in prepaid expenses and other current assets.............................................       (310)
       Decrease in accounts payable and accrued expenses.................................................       (531)
       Increase in deferred revenue......................................................................        370
                                                                                                           ---------

Net cash provided by (used in) operating activities of:
  Continuing operations..................................................................................       (894)
  Discontinued operations................................................................................        681
                                                                                                           ---------
Net cash used in operating activities....................................................................       (213)

Cash flows from investing activities:
  Purchase of fixed assets...............................................................................        (83)
  Proceeds from sale of equipment........................................................................         32
                                                                                                           ---------
Net cash used in investing activities....................................................................        (51)

Cash flows from financing activities:
  Proceeds from borrowings...............................................................................         22
  Principal payments on borrowings.......................................................................       (157)
  Principal payments on capital lease obligations........................................................        (19)
                                                                                                           ---------
Net cash used in financing activities....................................................................       (154)

Effect of exchange rate changes on cash..................................................................        219
                                                                                                           ---------
Net decrease in cash and cash equivalents................................................................       (199)
Cash and cash equivalents at beginning of period.........................................................      1,809
                                                                                                           ---------
Cash and cash equivalents at end of period...............................................................  $   1,610
                                                                                                           ---------
                                                                                                           ---------
Supplemental cash flow information:
  Income taxes paid......................................................................................  $       7
  Interest paid..........................................................................................  $       2

     The accompanying notes are an integral part of the combined financial statements.

                            BIS STRATEGIC DECISIONS
                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BACKGROUND:

     BIS Strategic Decision, Inc. and its five foreign affiliates (collectively 'BIS Strategic Decisions' or 'BIS') were wholly-owned subsidiaries of Friday Holdings, L.P. ('FHLP'). On April 5, 1995, Giga Information Group, Inc. ('Giga') acquired 100% of the common stock outstanding of each of the BIS companies from FHLP for $200,000 in cash and a $1,000,000 convertible promissory note. The acquisition of BIS by Giga was accounted for as a purchase. As part of the transaction, a $1,300,000 intangible asset was recorded representing the fair value of payments being made on a property lease through May 1998 by a former owner of BIS.

     On June 25, 1996, Giga elected to discontinue the BIS market research business. In connection with the discontinuance of such operations, Giga terminated the personnel employed in developing and compiling the BIS market research products, ceased operations at two of the licensed facilities in England and entered into contracts with two independent IT service providers engaged to fulfill Giga's obligations to customers of BIS under certain existing subscription agreements, all of which expired on or before June 1997.

     On December 20, 1996, Giga elected to discontinue its economic forecasting business in Australia, BIS Shrapnel PTY Ltd. ('BIS Shrapnel'). In connection with the discontinuance of such business, in July 1997 Giga sold the stock of BIS Shrapnel to the management team in exchange for AU$407,500, or approximately $293,000 at the time of sale.

     The continuing operations reflected in the financial statements represent revenues and expenses associated with BIS Information Service revenues which include events, publications and consulting. The results of the BIS market research business and BIS Shrapnel have been shown as discontinued operations.

2. SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     The combined financial statements of BIS Strategic Decision include the accounts of BIS Strategic Decisions, Inc., BIS Strategic Decisions, Ltd., BIS Shrapnel, BIS Strategic Decisions, GmbH, BIS Strategic Decisions, Srl and BIS Strategic Decisions, Sarl. All intercompany accounts and transactions have been eliminated in combination.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that effect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Foreign Currency Translation

     For international operations, the local currency is used as the functional currency. Income statement items are translated at the average rates of exchange for the year. Realized and unrealized exchange gains or losses arising from transaction adjustments are reflected in operations and are not material.

                            BIS STRATEGIC DECISIONS
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Cash Equivalents

     Cash equivalents consist of highly liquid investments with maturities of three months or less at date of purchase.

  Revenue Recognition

     Revenues from events, publications and consulting are recognized as follows:

          Events--revenues and associated expenses are recognized during the month that the conference is held.

          Publications--revenues from general and research reports are recognized when the report is published. Newsletter revenues are recognized over the subscription period.

          Consulting Services--revenues are recognized based on the percentage of the service that has been performed.

  Income Taxes

     The Predecessor Companies recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Predecessor Companies' consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates for the year in which the differences are expected to reverse. The Predecessor Companies record a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

     The BIS companies filed separate tax returns.

  Property and Equipment

     Property and equipment are depreciated over the estimated useful lives of the related assets using the straight-line method. Computers and related equipment are depreciated over three years, furniture and fixtures are depreciated over five years and motor vehicles are depreciated over four years. Leasehold improvements are amortized over the lesser of the noncancelable term of the related lease or their estimated economic lives. Maintenance and repairs are charged to expense as incurred.

3. PROPERTY AND EQUIPMENT:

     Depreciation expense and amortization of leasehold improvements was $191,000 for the period from January 1, 1995 to April 5, 1995.

4. CREDIT ARRANGEMENTS:

One of the combined affiliates of the Company has a working capital line of credit agreement with a bank under which it may borrow amounts up to $750,000. The line of credit bears interest at the bank's base rate plus 1.5% and is secured by all assets owned or leased by the affiliate. The agreement contains operational covenants and expired on December 31, 1994; however, the bank has allowed the affiliate to extend the line pending resolution of the sale of the affiliate. As of April 5, 1995, no amounts were outstanding under the line.

     The weighted average interest rate of outstanding borrowings was 7.5% for the period January 1, 1995 to April 5, 1995.

                            BIS STRATEGIC DECISIONS
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

5. INCOME TAXES:

     For financial reporting purposes, the income tax benefit from continuing operations was based on the following components:

Pretax loss from continuing operations:
  United States...................................................   $(497)
  Foreign.........................................................    (219)
                                                                     -----
          Total pretax loss from continuing operations............   $(716)
                                                                     -----
                                                                     -----

     The results of continuing operations include a foreign tax benefit of $3,000.

6. PENSION PLANS:

     BIS has established the CAP International Savings and Retirement Plan (the 401(k) Plan), a profit sharing plan under Section 401 of the Internal Revenue Code. Employees are eligible to participate in the 401(k) Plan by meeting certain requirements, including length of service and minimum age. BIS matches the first 3% of an employee's contribution by 25% and the next 3% of an employee's contribution by 50%. BIS may also make additional contributions to the plan at the discretion of the Board of Directors. BIS has not made any discretionary contributions to the profit sharing plan. For the period January 1 to April 5, 1995, BIS contributed $23,000 to the plan.

7. LEASE COMMITMENTS:

     BIS leases certain office space and equipment under operating lease agreements. Rent expense was $232,000 for the period January 1 to April 5, 1995.

8. JOINT VENTURE AGREEMENT:

     On October 18, 1991, BIS entered into a joint venture agreement with a Japanese company. The purpose of the joint venture was to provide additional market penetration in Japan for its products and services. Under the terms of the joint venture agreement, the Predecessor Companies may be required to pay its Japanese partner approximately $75,000 if cumulative sales under the joint venture do not meet certain agreed upon levels by December 31, 1995. In addition, on or prior to April 1, 1996, the Predecessor Companies may be required to increase its investment in the joint venture by approximately $23,000.

9. GEOGRAPHIC MARKETS:

     BIS operates in one business segment and in the geographical markets indicated in the table below. Revenues from continuing operations are reflected in the market from which the sales are made. The Other International market includes France, Italy and Germany.

JANUARY 1, 1995 TO APRIL 5, 1995 (IN THOUSANDS):

                                                               NORTH     UNITED         OTHER
                                                              AMERICA    KINGDOM    INTERNATIONAL    TOTAL
                                                              -------    -------    -------------    ------
Revenues:
  Total revenues...........................................   $1,113      $ 499         $ 586        $2,198
  Transfers between areas..................................       --        (19)          (63)          (82)
                                                              -------    -------       ------        ------
  Unaffiliated revenues....................................   $1,113      $ 480         $ 523        $2,116
                                                              -------    -------       ------        ------
                                                              -------    -------       ------        ------
Loss from continuing operations............................   $ (537 )    $ (22)        $(176)       $ (735)

                            BIS STRATEGIC DECISIONS
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

     Export sales by geographic area for the U.S. operations of BIS totaled $163,000 for the period January 1 to April 5, 1995 and were comprised of $57,000 to Europe, $75,000 to the Far East and $31,000 to other areas.

10. DISCONTINUED OPERATIONS:

     On June 25, 1996, Giga decided to discontinue the BIS Market Research business. The results of these operations have been classified as discontinued operations and the financial statements have been restated to reflect the discontinuance. The operating results of the business for the period from January 1 to April 5, 1995 are summarized as follows (in thousands):

Revenues.........................................................   $3,994
Pre-tax income...................................................      876
Provision for income taxes.......................................      279
Net income.......................................................      597

     On December 20, 1996, Giga decided to discontinue its Australian econometric forecasting business. The results of these operations have been classified as discontinued operations and the financial statements have been restated to reflect the discontinuance. The operating results of the business for the period from January 1 to April 5, 1995 are summarized as follows (in thousands):

Revenues.........................................................   $1,121
Pre-tax income...................................................       54
Provision for income taxes.......................................       --
Net income.......................................................       54

                                    [LOGO]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY, TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS
                            ------------------------


                                                  PAGE
                                                  ----
Prospectus Summary.............................     3
Risk Factors...................................     7
Use of Proceeds................................    14
Dividend Policy................................    14
Capitalization.................................    15
Dilution.......................................    16
Selected Consolidated Financial Data...........    17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    20
Business.......................................    27
Management.....................................    34
Certain Transactions...........................    41
Principal Stockholders.........................    45
Description of Capital Stock...................    48
Shares Eligible for Future Sale................    51
Underwriting...................................    53
Legal Matters..................................    55
Experts........................................    55
Additional Information.........................    55
Index to Consolidated Financial
  Statements...................................   F-1


                            ------------------------

     UNTIL   , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE SHARES OF COMMON STOCK WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                                3,000,000 SHARES


                                    [LOGO]

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
                       PRUDENTIAL SECURITIES INCORPORATED


                                           , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

SEC Registration Fee........................................................................   $ 13,570
NASD Filing Fee.............................................................................      5,100
Nasdaq Listing Fee..........................................................................      *
Blue Sky Fees and Expenses..................................................................      *
Transfer Agent and Registrar Fees...........................................................      *
Accounting Fees and Expenses................................................................      *
Legal Fees and Expenses.....................................................................      *
Printing, Engraving and Mailing Expenses....................................................      *
Premium for directors and officers insurance................................................      *
Miscellaneous...............................................................................      *
                                                                                               --------
     Total..................................................................................   $  *
                                                                                               --------

------------------
* To be completed by Amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Seven of the Registrant's Amended and Restated Certificate of Incorporation (the 'Restated Certificate') provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law (the 'DGCL') prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article Eight of the Restated Certificate provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     The Board of Directors on April 26, 1996 approved, in accordance with
Section 145 of the DGCL, a Directors and Officers Indemnification Agreement to be entered into between the Registrant and each of Registrant's directors and officers. Pursuant to the terms of the agreement, the Registrant agrees to hold any director or officer harmless against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Registrant), to which the director or officer becomes a party at any time or is threatened to be made a party, by reason of the fact that the director or officer is a director, officer, employee or agent of the Registrant, or serves at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; and otherwise to the fullest extent as may be provided to the director or officer by the Registrant under the non-exclusivity provisions of Article V of the Bylaws of the Registrant and the Delaware General Corporation Law. The agreement also obligates the Registrant under certain circumstances to advance amounts and contribute to any amounts paid out by a director or officer as a result of his or her role as a director or officer of the Registrant in cases where indemnification by the Registrant is not available. This agreement is also intended to indemnify special advisors of the Registrant.

     Under Section 8 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as
Exhibit 1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Set forth in chronological order below is information regarding the number of shares of capital stock and other securities issued by the Registrant since the Registrant's inception in March 1995. Further included is the consideration, if any, received by the Registrant for such shares of capital stock and other securities and information relating to the section of the Securities Act, or rule of the Commission under which exemption from registration was claimed. All awards of options did not involve any sale under the Securities Act and none of these securities was registered under the Securities Act.


      1. Since March 1995, the Registrant has issued options to purchase an aggregate of 2,464,957 shares of Common Stock at a weighted average exercise price of $2.51 per share. During this same time period, the Registrant has issued a total of 207,601 shares of Common Stock pursuant to the exercise of options previously granted.


      2. In March 1995, the Registrant sold to its Chairman of the Board of Directors and Chief Executive Officer 1,400,000 shares of Common Stock at a purchase price of $0.07125 per share.

      3. In April 1995, the Registrant issued to Friday Holdings, L.P. a 5% $1.0 million principal amount convertible promissory note in connection with the Registrant's acquisition of BIS Strategic Decisions, Inc. and its five foreign affiliates.


      4. In June 1995, the Registrant issued a warrant to purchase 107,876 shares of Series B Preferred Stock, $.001 par value ('Series B Preferred Stock'), to Montgomery Securities in consideration for certain placement agent services at an exercise price of $4.625 per share.

      5. In July 1995 and October 1995, the Registrant issued and sold an aggregate of 570,000 shares of Series A Preferred Stock, $.001 par value ('Series A Preferred Stock') to a group of investors, including certain employees and directors, at a purchase price of $5.00 per share.

      6. In July 1995, the Registrant issued 160,000 shares of Series A Preferred Stock to its Chairman of the Board of Directors and Chief Executive Officer and to its Senior Vice President, Research & Technology in connection with the Registrant's acquisition of a majority of the shares of ExperNet Corporation ('ExperNet') and in December 1995, the Registrant issued to its Senior Vice President, Research & Technology, in connection with the Registrant's acquisition of the remaining shares of ExperNet, a 6% $400,000 convertible promissory note.

      7. In August 1995, the Company issued to Mr. Crandall 40,000 shares of Common Stock at a purchase price of $1.50 per share.

      8. In August 1995, the Registrant issued a warrant to purchase 285,714 shares of Series B Preferred Stock to an investor at an exercise price of $2.345 per share. In September 1996, the investor made a cashless exercise of the warrant and received 218,714 shares of the Company's Series B Preferred Stock.


      9. Throughout 1995, the Registrant issued 528,620 shares of Common Stock to a group of employees, consultants and directors at a purchase price of $1.50 per share.



     10. In November 1995, bridge financing in the principal amount of $2,000,000 was automatically converted into 571,428 shares of Series B Preferred Stock.



     11. In November 1995, February 1996 and December 1996, the Registrant issued and sold an aggregate of 7,354,500 shares of Series B Preferred Stock, to a group of investors at a purchase price of $3.50 per share.



     12. In August 1996, the Registrant issued 8,333 shares of Common Stock to an employee in connection with the acquisition of his business.



     13. In May and December 1997, the Company issued and sold an aggregate of 2,609,491 shares of Series C Preferred Stock, $.001 par value ('Series C Preferred Stock'), at a purchase price of $4.11 per share to a limited number of investors (the 'Series C Investors').



     14. In January 1998, the Company issued warrants to purchase an aggregate of 1,409,127 shares of Series C Preferred Stock at an exercise price of $5.28 per share to the Series C Investors.



     15. In April 1998, the Company issued convertible promissory notes in the aggregate principal amount of $10.0 million and warrants to purchase an aggregate of 166,666 shares of Common Stock at an exercise price of $3.00 per share to certain affiliates of Friedman, Billings, Ramsey & Co., Inc. ('FBR').



     16. In April and May 1998, the Company issued and sold an aggregate of 285,715 shares of Series D Preferred Stock, par value $.001 per share ('Series D Preferred Stock'), at a purchase price of $7.00 per share and warrants to purchase an additional 154,286 shares of Series D Preferred Stock at an exercise price of $9.00 per share.



     The shares of capital stock and other securities issued in the above transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act or Regulation D or Rule 701 promulgated under the Securities Act, relative to sales by an issuer not involving any public offering or as not constituting sales under Section 2(3) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS


EXHIBIT
  NO.      DESCRIPTION
--------   -----------------------------------------------------------------------------------------------------------
  1  ***    --   Form of Underwriting Agreement.
  3.1**     --   Fourth Amended and Restated Certificate of Incorporation of the Registrant.
  3.2**     --   Form of Certificate of Amendment to Amended and Restated Certificate of Incorporation of the
                 Registrant (to be filed with the State of Delaware prior to the closing of the Offering to which this
                 Registration Statement relates).
  3.3*      --   Certificate of Designations of Series D Preferred Stock of the Registrant.
  3.4**     --   Form of Fifth Amended and Restated Certificate of Incorporation of the Registrant (to be filed with the State of Delaware simultaneous with the closing of the Offering to which this Registration
                 Statement relates).
  3.5**     --   By-Laws of the Registrant.
  3.6**     --   Form of Amended and Restated Bylaws of the Registrant (to become effective upon the closing of the
                 Offering to which this Registration Statement relates).
  4.1**     --   Specimen Certificate for shares of Common Stock, $.001 par value, of the Registrant.
  5***      --   Opinion of Weil, Gotshal & Manges LLP with respect to the validity of the securities being offered.
 10.1*      --   Series B Preferred Stock Purchase Agreement dated November 13, 1995, as amended, between the
                 Registrant and the Investors named on Exhibit A thereto.
 10.2**     --   Form of Series B Preferred Stock Purchase Warrant dated February 28, 1996 registered in the name of
                 Montgomery Securities.
 10.3       --   *(a) Series C Preferred Stock and Warrant Purchase Agreement dated May 9, 1997, between the
                 Registrant and the Investors named in Exhibit A thereto.
            --   **(b) Amendment No. 1 to Series C Preferred Stock and Warrant Purchase Agreement.
            --   **(c) Letter Agreement re: Purchase of Series C Stock, between the Company and the Investors named on the signature page thereto.
 10.4*      --   Form of Series C Preferred Stock Purchase Warrant dated January 2, 1998 and issued to the Investors in the Series C Financing.
 10.5*      --   Series D Preferred Stock and Warrant Purchase Agreement dated April 6, 1998 between the Registrant and the Investors named in Exhibit A thereto.
 10.6       --   *(a) Registration Rights Agreement dated November 13, 1995, among the Registrant, the Investors named on Exhibit A thereto, Gideon I. Gartner and David L. Gilmour.
            --   **(b) Amendment No. 1 to Registration Rights Agreement.
            --   **(c) Amendment No. 2 to Registration Rights Agreement.
            --   **(d) Amendment No. 3 to Registration Rights Agreement.
            --   **(e) Amendment No. 4 to Registration Rights Agreement.
 10.7       --   *(a) Co-Sale and Stock Restriction Agreement dated November 13, 1995, among the Registrant, Gideon I.
                 Gartner and the stockholders named on the signature pages thereto.
            --   **(b) Amendment No. 1 to Co-Sale Agreement.
            --   **(c) Amendment No. 2 to Co-Sale Agreement.
 10.8*      --   Form of Series D Preferred Stock Purchase Warrant dated April 7, 1998 and issued to the Investors in the Series D Financing.
 10.9*      --   Loan and Warrant Purchase Agreement dated April 7, 1998 between the Registrant and the Lenders named in Schedule A thereto.
 10.10*     --   Form of Convertible Promissory Note dated April 7, 1998 issued to certain affiliates of Friedman,
                 Billings, Ramsey & Co., Inc.

EXHIBIT
  NO.      DESCRIPTION
--------   -----------------------------------------------------------------------------------------------------------
 10.11**    --   Form of Common Stock Purchase Warrant dated April 7, 1998 issued to certain affiliates of Friedman,
                 Billings, Ramsey & Co., Inc.
 10.12*     --   Security Agreement dated as of April 7, 1998 between the Registrant and an affiliate of Friedman,
                 Billings, Ramsey & Co., Inc. as agent for the Lenders.
 10.13**    --   Consulting Agreement dated February 1, 1998 between the Registrant and David Gilmour.
 10.14**    --   Separation Agreement dated January 7, 1998 between the Registrant and Henry S. Givray.
 10.15**    --   Separation Agreement dated October 2, 1997 between the Registrant and Jacques Bouvard.
 10.16*     --   Non-competition Agreement dated November 13, 1995 between the Registrant and Gideon I. Gartner.
 10.17      --   *(a) Letter Agreement dated July 12, 1996 between the Registrant and Richard L. Crandall.
            --   **(b) Letter Agreement dated February 11, 1997 between the Registrant and Richard L. Crandall.
 10.18*     --   Lease dated October 31, 1995 between the Registrant and Cambridge 1400 Limited Partnership.
 10.19      --   *(a) Lease dated October 6, 1987, as amended, between BIS Strategic Decisions, Inc. and Charles A.
                 Pesko, Jr., as Trustee of Longwater Circle Trust.
            --   ***(b) Lease dated May 29, 1998 between the Registrant and Trinet Property Partners, L.P.
 10.20**    --   1995 Stock Option/Stock Issuance Plan.
 10.21**    --   1996 Stock Option Plan.
 10.22*     --   1997 Director Option Plan.
 21*        --   Subsidiaries of the Registrant.
 23.1***    --   Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5).
 23.2**     --   Consent of PricewaterhouseCoopers LLP.
 24*        --   Powers of Attorney (included on page II-7).
 27*        --   Financial Data Schedule.
 99.1***    --   Consent of Josh S. Weston.


------------------

  * Previously filed.


 ** Filed herewith.


*** To be filed by Amendment.


     (B) FINANCIAL STATEMENT SCHEDULES

     All other schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Restated Certificate of Incorporation and Amended and Restated By-Laws of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser. The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(l) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CAMBRIDGE, COMMONWEALTH OF MASSACHUSETTS, ON THIS 6 DAY OF JULY, 1998.


                                          GIGA INFORMATION GROUP, INC.

                                          By:       /s/ GIDEON I. GARTNER
                                             ----------------------------------
                                                    Gideon I. Gartner
                                                  Chairman of the Board,
                                          President and Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED. EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY CONSTITUTES GIDEON I. GARTNER AND DANIEL M. CLARKE, AND EACH OF THEM SINGLY, HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, EACH WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION (UNTIL REVOKED IN WRITING) TO SIGN FOR SUCH PERSON AND IN SUCH PERSON'S NAME AND CAPACITY INDICTAED BELOW, ANY AND ALL AMENDMENTS TO THIS REGISTRATION STATEMENT AND ANY OTHER REGISTRATION STATEMENT FILED IN CONNECTION WITH THE SAME OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, HEREBY RATIFYING AND CONFIRMING SUCH PERSON'S SIGNATURE AS IT MAY BE SIGNED BY SUCH ATTORNEYS TO ANY AND ALL SUCH AMENDMENTS AND ADDITIONAL REGISTRATION STATEMENTS.


                   SIGNATURE                                        TITLE                              DATE
---------------------------------------------  ----------------------------------------------     ------------

           /s/ GIDEON I. GARTNER              Chairman of the Board of Directors, President           July 6, 1998
---------------------------------------------  and Chief Executive Officer (Principal
              Gideon I. Gartner                Executive Officer)


                      *                        Senior Vice President and Chief Financial              July 6, 1998
---------------------------------------------  Officer, Treasurer and Secretary (Principal
              Daniel M. Clarke                 Financial and Accounting Officer)


                      *                        Director                                               July 6, 1998
---------------------------------------------
              David L. Gilmour

                      *                        Director                                               July 6, 1998
---------------------------------------------
             Neill H. Brownstein

                      *                        Director                                               July 6, 1998
---------------------------------------------
             Richard L. Crandall

                      *                        Director                                               July 6, 1998
---------------------------------------------
                Irwin Lieber

                      *                        Director                                               July 6, 1998
---------------------------------------------
              Bernard Goldstein

By:          /s/ GIDEON I. GARTNER
   ------------------------------------------
              Gideon I. Gartner
              Attorney-in-Fact

                                 EXHIBIT INDEX


 EXHIBIT
   NO.       DESCRIPTION                                                                                     PAGE NO.
----------   ---------------------------------------------------------------------------------------------   --------
  1 ***       --   Form of Underwriting Agreement
  3.1**       --   Fourth Amended and Restated Certificate of Incorporation of the Registrant
  3.2**       --   Form of Certificate of Amendment to Amended and Restated Certificate of Incorporation
                   of the Registrant (to be filed with the State of Delaware prior to the closing of the
                   Offering to which this Registration Statement relates)
  3.3*        --   Certificate of Designations of Series D Preferred Stock of the Registrant
  3.4**       --   Form of Fifth Amended and Restated Certificate of Incorporation of the Registrant (to
                   be filed with the State of Delaware simultaneous with the closing of the Offering to which this Registration Statement relates)
  3.5**       --   By-Laws of the Registrant
  3.6**       --   Form of Amended and Restated Bylaws of the Registrant (to become effective upon the closing of the Offering to which this Registration Statement relates)
  4.1**       --   Specimen Certificate for shares of Common Stock, $.001 par value, of the Registrant
  5***        --   Opinion of Weil, Gotshal & Manges LLP with respect to the validity of the securities being offered.
 10.1*        --   Series B Preferred Stock Purchase Agreement dated November 13, 1995, as amended, between the Registrant and the Investors named on Exhibit A thereto
 10.2**       --   Form of Series B Preferred Stock Purchase Warrant dated February 28, 1996 registered in the name of Montgomery Securities
 10.3         --   *(a) Series C Preferred Stock and Warrant Purchase Agreement dated May 9, 1997, between the Registrant and the Investors named in Exhibit A thereto
              --   **(b) Amendment No. 1 to Series C Preferred Stock and Warrant Purchase Agreement
              --   **(c) Letter Agreement re: Purchase of Series C Stock, between the Company and the
                   Investors named on the signature page thereto
 10.4*        --   Form of Series C Preferred Stock Purchase Warrant dated January 2, 1998 and issued to the Investors in the Series C Financing
 10.5*        --   Series D Preferred Stock and Warrant Purchase Agreement dated April 6, 1998 between the
                   Registrant and the Investors named in Exhibit A thereto
 10.6         --   *(a) Registration Rights Agreement dated November 13, 1995, among the Registrant, the
                   Investors named on Exhibit A thereto, Gideon I. Gartner and David L. Gilmour
              --   **(b) Amendment No. 1 to Registration Rights Agreement
              --   **(c) Amendment No. 2 to Registration Rights Agreement
              --   **(d) Amendment No. 3 to Registration Rights Agreement
              --   **(e) Amendment No. 4 to Registration Rights Agreement
 10.7         --   *(a) Co-Sale and Stock Restriction Agreement dated November 13, 1995, among the
                   Registrant, Gideon I. Gartner and the stockholders named on the signature pages thereto
              --   **(b) Amendment No. 1 to Co-Sale Agreement
              --   **(c) Amendment No. 2 to Co-Sale Agreement
 10.8*        --   Form of Series D Preferred Stock Purchase Warrant dated April 7, 1998 and issued to the
                   Investors in the Series D Financing
 10.9*        --   Loan and Warrant Purchase Agreement dated April 7, 1998 between the Registrant and the
                   Lenders named in Schedule A thereto
 10.10*       --   Form of Convertible Promissory Note dated April 7, 1998 issued to certain affiliates of
                   Friedman, Billings, Ramsey & Co., Inc.

 EXHIBIT
   NO.       DESCRIPTION                                                                                     PAGE NO.
----------   ---------------------------------------------------------------------------------------------   --------
 10.11**      --   Form of Common Stock Purchase Warrant dated April 7, 1998 issued to certain affiliates of Friedman, Billings, Ramsey & Co., Inc.
 10.12*       --   Security Agreement dated as of April 7, 1998 between the Registrant and an affiliate of
                   Friedman, Billings, Ramsey & Co., Inc. as agent for the Lenders
 10.13**      --   Consulting Agreement dated February 1, 1998 between the Registrant and David Gilmour
 10.14**      --   Separation Agreement dated January 7, 1998 between the Registrant and Henry S. Givray
 10.15**      --   Separation Agreement dated October 2, 1997 between the Registrant and Jacques Bouvard
 10.16*       --   Non-competition Agreement dated November 13, 1995 between the Registrant and Gideon I.
                   Gartner
 10.17        --   *(a) Letter Agreement dated July 12, 1996 between the Registrant and Richard L.
                   Crandall
              --   **(b) Letter Agreement dated February 11, 1997 between the Registrant and Richard L.
                   Crandall
 10.18*       --   Lease dated October 31, 1995 between the Registrant and Cambridge 1400 Limited
                   Partnership
 10.19        --   *(a) Lease dated October 6, 1987, as amended, between BIS Strategic Decisions, Inc. and
                   Charles A. Pesko, Jr., as Trustee of Longwater Circle Trust
              --   ***(b) Lease dated May 29, 1998 between the Registrant and Trinet Property Partners,
                   L.P.
 10.20**      --   1995 Stock Option/Stock Issuance Plan
 10.21**      --   1996 Stock Option Plan
 10.22*       --   1997 Director Option Plan
 21*          --   Subsidiaries of the Registrant
 23.1***      --   Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5)
 23.2**       --   Consent of PricewaterhouseCoopers LLP
 24*          --   Powers of Attorney (included on page II-7)
 27*          --   Financial Data Schedule
 99.1***      --   Consent of Josh S. Weston


------------------

  * Previously filed.



 ** Filed herewith.



*** To be filed by amendment.